SCHEDULE 14A INFORMATION
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to sec. 240.14a-12
ALLERGAN, INC.
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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 20, 2008

Dear Stockholder:

You are cordially invited to attend our 2008 annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 6, 2008 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the telephone or Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a broker, bank or other nominee, for example), you should ask the record owner (your broker, bank or other nominee) for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Allergan stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Allergan stock you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to complete the enclosed proxy card promptly and return it in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. You may later change your vote if you so desire as set forth in the attached proxy statement.

David E.I. Pyott
Chairman of the Board and
Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF ALLERGAN, INC. STOCKHOLDERS

TO BE HELD ON MAY 6, 2008

TO OUR STOCKHOLDERS:

Our annual meeting of stockholders will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 6, 2008 at 10:00 a.m., local time, for the following purposes:

1.	To elect four Class I directors to serve for three-year terms until our annual meeting of stockholders in 2011 and until their successors are duly elected and qualified;

2.	To approve the Allergan, Inc. 2008 Incentive Award Plan;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008; and

4.	To consider two stockholder proposals if the proposals are properly presented at the annual meeting: (a) Stockholder Proposal No. 1 regarding the adoption of a pay-for-superior-performance executive compensation plan and (b) Stockholder Proposal No. 2 regarding additional animal testing disclosure; and to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Our board of directors has fixed March 14, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appeared on our books as owning our common stock at the close of business on March 14, 2008 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. It is important that your shares of common stock be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting in person, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. Should you receive more than one proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares of common stock are voted. A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or by visiting the Internet website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you are a stockholder of record and attend the annual meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the annual meeting will be counted. However, if your shares of common stock are held of record by a broker, bank or other nominee, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder (your broker, bank or other nominee).

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary
Irvine, California
March 20, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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ALLERGAN, INC.
2525 Dupont Drive, Irvine, California 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2008

PROXY STATEMENT

Solicitation of Proxies is Made by Allergan’s Board of Directors

The board of directors of Allergan, Inc. (“Allergan,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 6, 2008 at 10:00 a.m., local time, and at any continuation, adjournment or postponement thereof. Directions to attend the annual meeting can be found on our Internet website, www.allergan.com. This proxy statement, the enclosed form of proxy and our 2007 Annual Report to Stockholders are being mailed to our stockholders on or about March 28, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2008. Our Proxy Statement and our 2007 Annual Report to Stockholders are Available at www.proxydocs.com/agn. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2007 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of March 14, 2008 may vote at the annual meeting. As of the record date, there were 305,660,143 shares of our common stock (exclusive of approximately 1,851,745 shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the annual meeting. There were approximately 5,710 stockholders of record as of the record date.

How You Can Vote

You are eligible to vote at the annual meeting using one of four methods:

•	Voting in Person. To vote in person, you must attend the annual meeting and follow the procedures for voting announced at the annual meeting. Please note that if your shares are held by a broker, bank or other nominee, you must present a legal proxy from such broker, bank or nominee in order to be able to vote at the annual meeting;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it and return it in the postage-paid envelope provided;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card; or

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card, which is available 24 hours a day.

You will need an admission ticket or proof of ownership of our common stock, as well as a form of personal photo identification, to enter the annual meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

If your shares of our common stock are held beneficially in the name of a broker, bank or other nominee and you plan to attend the annual meeting, you must present proof of your ownership of our common stock, such as a brokerage or bank account statement, to be admitted to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 a.m. Central Time on May 5, 2008. If you vote via the Internet or by telephone, you may incur costs such as usage charges from telephone companies or Internet service providers and you must bear these costs. Please note that while all stockholders may vote in person or by mail, certain banks and brokerages do not allow for voting by telephone or via the Internet. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

As a stockholder of record, if you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy, according the recommendation of our board, in favor of (1) the election of all of the director nominees, (2) in favor of the approval of the Allergan, Inc. 2008 Incentive Award Plan, (3) in favor of ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008, (4) against the stockholder proposals regarding: (a) the adoption of a pay-for-superior-performance executive compensation plan and (b) additional animal testing disclosure. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. Our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement. In addition, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our secretary at or before the annual meeting;

•	presenting to our secretary at or before the annual meeting a later dated proxy executed by the person who executed the prior proxy; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, California 92623, or hand delivered to our secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

For purposes of Item No. 1, each director is elected by an affirmative vote of a majority of the votes cast with respect to that director, meaning that, in order to be elected, the number of votes cast “for” that director must exceed the number of votes cast “against” that director. Cumulative voting is not permitted. If each of the four nominees receives an affirmative vote of a majority of the votes cast, each nominee will be elected. Abstentions on Item No. 1 will not affect the outcome of the election of the nominees to our board. The election of directors is a routine matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Item No. 2, approval of the Allergan, Inc. 2008 Incentive Award Plan, is governed by the New York Stock Exchange, or NYSE, listing standards, which require that to be approved, the plan receives the affirmative vote of the holders of a majority of the shares of common stock cast on such proposal, in person or by proxy; provided that the votes cast on the proposal represent over 50% of the total outstanding shares of common stock entitled to vote on the proposal. Under this standard, votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares on the record date, including shares resulting in broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” votes “against” and abstentions, which sum is referred to as the NYSE Votes Cast, must be greater than 50% of the total outstanding shares of common stock. Once satisfied, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. Abstentions on Item No. 2 will have the effect of a vote against Item No. 2. The amendment of an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from Item No. 2 and may make it difficult to satisfy the NYSE Votes Cast requirement.

Approval of Item No. 3, ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Item No. 3 will have the same effect as a vote against Item No. 3. The approval of Item No. 3 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

The approval of each of Stockholder Proposal No. 1 regarding the adoption of a pay-for-superior-performance executive compensation plan and Stockholder Proposal No. 2 regarding additional animal testing disclosure, under Item No. 4, if properly presented at the annual meeting, requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on those stockholder proposals. Abstentions will have the same effect as votes against such stockholder proposals, and broker non-votes will have no effect on the result of the votes on such stockholder proposals.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this proxy statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee not to exceed $9,000, plus the reimbursement of reasonable out-of-pocket expenses. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices at 2525 Dupont Drive, Irvine, CA 92612 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Item No. 1

ELECTION OF DIRECTORS

Our board currently consists of 12 members and is divided into three classes, with each class consisting of one third of the whole number of our board.

At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of our Corporate Governance Committee. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds or the class of the created directorship as determined by our board. Newly-appointed directors hold office until the next election by our stockholders of the class to which such directors are appointed. There are currently four Class I directors, four Class II directors and four Class III directors.

Upon the recommendation of our Corporate Governance Committee, our board of directors has nominated each of the following four persons to be elected to serve as a Class I director for a three-year term expiring at the annual meeting of stockholders in 2011. Each of the nominees for election currently serves as a director and has consented to serve for a new term. Each of Prof. Jones and Mr. Schaeffer was elected by our stockholders to his present term of office, and each of Dr. Dunsire and Mr. Lavigne was appointed by our board of directors to his or her present term of office.

Name	Age	Position with Us

Deborah Dunsire, M.D.	45	Director
Trevor M. Jones, Ph.D.	65	Director
Louis J. Lavigne, Jr.	59	Director
Leonard D. Schaeffer	62	Director

Board Recommendation

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOUR NAMED DIRECTOR NOMINEES.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this proxy statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Nominees and Other Directors

Set forth below are descriptions of the backgrounds of each nominee as well as the other board members and their principal occupations for at least the past five years and their public-company directorships as of the record date. There are no relationships among any of our directors or among any of our directors and executive officers.

Class I — Nominees for Election at the Annual Meeting; Term to Expire at the Annual Meeting in 2011

Deborah Dunsire, M.D., 45, has served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, since July 2005. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz, a pharmaceutical company, in the areas of product management, scientific development and clinical research. Dr. Dunsire is a member of the board of directors of Pharmaceutical Research and Manufacturers of America, or PhRMA, the Biotechnology Industry Organization and the G&P Foundation for Cancer Research, a nonprofit organization.

Dr. Dunsire was the 2001 recipient of the American Cancer Society Excalibur Award and the 2000 recipient of the Health Care Business Women’s Association Rising Star Award. Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our board in December 2006 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

Trevor M. Jones, Ph.D., 65, served as the Director General of the Association of the British Pharmaceutical Industry, or ABPI, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a main board director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Furthermore, he was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Prof. Jones is Chairman of the board of directors of ReNeuron Group plc, a UK-based adult stem cell research and development company, People in Health Ltd., a specialist consultancy focused on the healthcare industry, and Synexus Ltd., a clinical study recruitment and management specialist organization. He is a board member of Merlin Biosciences’ Funds I and II, both specialized venture investors in life sciences companies, NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries, Sigma-Tau Finanziaria SpA, an Italian pharmaceutical company and Verona Pharma plc., a biotechnology company dedicated to research in respiratory diseases. Prof. Jones is a founder and board member of the Geneva-based public-private partnership, Medicines for Malaria Venture and the UK Stem Cell Foundation. Prof. Jones was appointed to our board in July 2004 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

Louis J. Lavigne, Jr., 59, has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. Prior to that, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named Controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, and was named “Best CFO in Biotech” in 2005 in a survey by Institutional Investor magazine. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. Mr. Lavigne also serves on the board of directors of BMC Software, Inc., a publicly-traded provider of enterprise management software. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne was appointed to our board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

Leonard D. Schaeffer, 62, is currently a Senior Advisor to TPG (formerly Texas Pacific Group), a private equity firm. Mr. Schaeffer served as Chairman of the board of directors of WellPoint, Inc., an insurance organization created by the combination of WellPoint Health Networks Inc. and Anthem, Inc., which owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, Blue Cross and Blue Shield of Wisconsin, Anthem Life Insurance Company, HealthLink and UniCare, from November 2004 until his retirement in November 2005. From 1992 until November 2004, Mr. Schaeffer served as Chairman of the board of directors and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration, now CMS, from 1978 to 1980. Mr. Schaeffer is Chairman of the board of directors of Surgical Care Affiliates, Inc., a privately-held ambulatory surgical center company and is a member of the board of directors of Amgen Inc., a publicly-traded company focusing on discovering, developing and delivering innovative human therapeutics, the board of directors of Quintiles Transnational Corp., a privately-held pharmaceutical services corporation, the Board of Fellows at Harvard Medical School, the Advisory board of the National Institute for Health Care Management and a member of the

Institute of Medicine. In 2008, Mr. Schaeffer was named a Judge Widney Professor and Chair at the University of Southern California. Mr. Schaeffer was elected to our board in 1993, is Chairman of the Organization and Compensation Committee and is a member of the Corporate Governance Committee.

Class II — Term to Expire at the Annual Meeting in 2009

Herbert W. Boyer, Ph.D., 71, is a founder of Genentech, Inc., a publicly-traded biotechnology company, and has been a director of Genentech since 1976. He served as Vice President of Genentech from 1976 through his retirement in 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer was elected Vice Chairman of our board in 2001, served as Chairman of our board from 1998 to 2001, and has been a board member since 1994. Dr. Boyer is a member of the Corporate Governance Committee and the Science & Technology Committee.

Robert A. Ingram, 65, has served as Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, a publicly-traded pharmaceutical company, since January 2003. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc from January 2001 through his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. Mr. Ingram is also Chairman of the board of directors of OSI Pharmaceuticals, Inc., a publicly-traded biotechnology company focusing on cancer and diabetes, and a director of Valeant Pharmaceuticals International, a publicly-traded specialty pharmaceutical company focused on neurology, dermatology and infectious disease, Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular disease, Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, and Wachovia Corporation, a leading bank in the United States and a publicly-traded company. In addition, Mr. Ingram is Chairman of the American Cancer Society Foundation and the CEO Roundtable on Cancer. Mr. Ingram was appointed to our board in January 2005, is the Chairman of the Corporate Governance Committee and is a member the Organization and Compensation Committee.

David E.I. Pyott, 54, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of our board. Mr. Pyott also served as our President from January 1998 until February 2006. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being, from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota, a predecessor to Novartis AG, and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also a member of the board of directors of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions, and Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board of directors and the Executive Committee of the California Healthcare Institute, and the board of directors of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of directors of the Pan-American Ophthalmological Foundation and the International Council of Ophthalmology Foundation, and as a member of the Advisory Board for the Foundation of the American Academy of Ophthalmology. Mr. Pyott joined our board in 1998.

Russell T. Ray, 60, has served as a Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From 1999 to March 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent twelve years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., most recently as Global Head of Health Care Investment Banking. Mr. Ray is a Director of BioProcessors Corp., a closely-held cell culture instrument and reagent provider, Phreesia, Inc., a closely-held patient education software provider, Pondaray Enterprises, Inc., a closely-held image content provider, and a Trustee of The Friends School of Baltimore. Mr. Ray was elected to our board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Class III — Term to Expire at the Annual Meeting in 2010

Michael R. Gallagher, 62, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company. Mr. Gallagher is a member of the Board of Advisors of the Haas School of Business, UC Berkeley. Mr. Gallagher was elected to our board in 1998 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

Gavin S. Herbert, 75, is our founder and has served as Chairman Emeritus since 1996. He had been Chairman of our board since 1977 and also served as our Chief Executive Officer from 1977 to 1991. Prior to that, Mr. Herbert had been our President and Chief Executive Officer since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, Inc., a privately-held bioremediation company formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens, a privately-held nursery, and Vice Chairman of the Beckman Foundation, which makes grants to non-profit research institutions to promote research in chemistry and the life sciences. Mr. Herbert is a director of the Doheny Eye Institute, a patient care, vision research and physician education center affiliated with the University of Southern California. Mr. Herbert serves on the board of directors of The Richard Nixon Library and Birthplace Foundation and the Advisory Board for the Foundation of the American Academy of Ophthalmology. In 1994, Mr. Herbert retired as our employee. Mr. Herbert has been our director since 1950 and is a member of the Science & Technology Committee.

Dawn Hudson, 50, served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is Chairperson of the Board of the Ladies Professional Golf Association, or LGPA, and a director of Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores. Ms. Hudson was appointed to our board effective January 2008 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

Stephen J. Ryan, M.D., 67, has served as President of the Doheny Eye Institute since 1987 and as the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California since 1974. Dr. Ryan was Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California from 1991 through June 2004. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to our board in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee.

Item No. 2

APPROVAL OF THE ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN

Our stockholders are being asked to approve the Allergan, Inc. 2008 Incentive Award Plan, or 2008 Plan, at the annual meeting. On January 28, 2008, our board unanimously approved and adopted the 2008 Plan, subject to approval by our stockholders.

The 2008 Plan is intended to succeed the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time, which we refer to as the Prior Plans. Approval of the 2008 Plan by our stockholders will be considered approval of the 2008 Plan for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended, or the Code. If the 2008 Plan is approved by our stockholders, no awards will be made under the Prior Plans after such approval. If the 2008 Plan is not approved by our stockholders, the Prior Plans will remain in full force and effect.

The principal features of the 2008 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2008 Plan itself. The 2008 Plan is attached to this proxy statement as Appendix A.

Purpose of the 2008 Plan

The purpose of the 2008 Plan is to promote our success and enhance our value by linking the personal interests of the members of our board and employees to those of our stockholders and by providing such individuals with an incentive for outstanding performance that generates superior returns to our stockholders. The 2008 Plan is further intended to provide flexibility in our ability to motivate, attract and retain the services of members of our board and employees upon whose judgment, interest and special effort we depend.

The 2008 Plan is also designed to permit us to make cash- and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

The 2008 Plan will become effective immediately upon stockholder approval at the annual meeting.

Securities Subject to the 2008 Plan

The aggregate number of shares of our common stock that may be issued or transferred pursuant to awards under the 2008 Plan is 20,000,000 plus any shares of our common stock that as of the date of the annual meeting are subject to awards under the Prior Plans that are subsequently forfeited, cancelled, expire, settled in cash, or lapse unexercised and are not issued under the Prior Plans. No more than 25,000,000 shares of common stock may be issued upon the exercise of incentive stock options.

The number of shares of common stock available for issuance under the 2008 Plan will be reduced by 1.4 shares for each share of common stock delivered in settlement of any “full value award” granted under the 2008 Plan, which is any award other than a stock option, stock appreciation right or other award for which the participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from us). In the event that a full value award granted under the 2008 Plan expires or is cancelled, forfeited, settled in cash or otherwise terminated before delivery of the shares subject to such award, the number of shares of our common stock available for issuance under the 2008 Plan will be increased by 1.4 shares for each share of common stock subject to such award.

The shares of common stock covered by the 2008 Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market. For purposes of the 2008 Plan, the fair market value of a share of common stock as of any given date will be the closing sale price for a share of our common stock on the stock exchange or national market system on which our common stock is listed on such date or, if no sale occurred on the date in question, the closing sale price for a share of our common stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal. The closing sale price for a share of our common stock on the New York Stock Exchange, or the NYSE, on March 14, 2008 was $55.74, as reported in The Wall Street Journal.

The 2008 Plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price or tax withholding obligations of an award. In the event of any termination, expiration, lapse or forfeiture of an award granted under the 2008 Plan or the Prior Plans, any shares subject to the award at such time will again be made available for future grants under the 2008 Plan. If any shares of restricted stock are surrendered by a holder or repurchased by us pursuant to the terms of the 2008 Plan or the Prior Plans, such shares also will be available for future grants under the 2008 Plan.

To the extent permitted by applicable law or any exchange rule, shares issued or issuable in connection with any award issued in substitution for any outstanding award of any entity acquired in any form of combination by us or our subsidiaries will not be counted against the shares available for issuance under the 2008 Plan.

Eligibility

Our and our subsidiaries’ employees and non-employee directors are eligible to receive awards under the 2008 Plan. No employee or non-employee director is entitled to participate in the 2008 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or service. Except for awards granted to non-employee directors pursuant to the automatic grant provisions of the 2008 Plan, only those employees and non-employee directors who are selected to receive grants by the administrator may participate in the 2008 Plan.

Awards Under the 2008 Plan

The 2008 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments or any combination thereof. Each award will be evidenced by a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options will provide for the right to purchase shares of our common stock at a specified price that is not less than the fair market value on the date of grant, and usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. Non-qualified stock options may be granted for any term specified by the administrator, but the term may not exceed ten years.

Incentive Stock Options.  Incentive stock options will be designed to comply with the applicable provisions of Section 422 of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, incentive stock options must have an exercise price that is not less than the fair market value of a share of common stock on the date of grant, may only be granted to our and our subsidiaries’ employees and may not be exercisable after a period of ten years measured from the date of grant. However, if subsequently modified, incentive stock options may cease to qualify for treatment as incentive stock options and may be treated as non-qualified stock options. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee (including all options granted under the 2008 Plan and all of our and our subsidiaries’ other option plans) may for the first time become exercisable as incentive stock options during any one calendar year may not exceed $100,000. To the extent this limit is exceeded, the options granted will be non-qualified stock options. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or the stock of one of our subsidiary corporations, the 2008 Plan provides that the exercise price of an incentive stock option must be at least 110% of the fair market value of a share of common stock on the date of grant and the incentive stock option may not be exercisable after a period of five years measured from the date of grant. Like non-qualified stock options, incentive stock options usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

Stock Appreciation Rights.  Stock appreciation rights provide for the payment of an amount to the holder based upon the excess (if any) of the fair market value of a share of our common stock on the date of exercise over the fair market value of a share of our common stock on the date of grant. Stock appreciation rights under the 2008 Plan will be settled in cash or shares of common stock, or in a combination of both, at the election of the administrator. Stock appreciation rights may be granted in connection with stock options or other awards or separately. Stock appreciation rights may be granted for any term specified by the administrator, but the term may not exceed ten years.

Restricted Stock.  Restricted stock may be issued at such price, if any, as may be determined by the administrator and may be issued subject to such restrictions (including service vesting or vesting based on the satisfaction of pre-established performance goals) as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares lapse. A holder of restricted stock, unlike a holder of options or restricted stock units, generally will have voting rights and may receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock awards provide for the deferred issuance to the holder of the award of shares of our common stock, subject to any conditions determined by the administrator (including service vesting or vesting based on the satisfaction of pre-established performance goals). Deferred stock may not be sold or otherwise hypothecated or transferred until shares of common stock have been issued under the deferred stock award. Deferred stock will not be issued until the deferred stock award has vested, and a holder of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited and the underlying shares of deferred stock will not be issued if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units provide for the issuance of shares of common stock, subject to vesting conditions (including vesting based on continued service or the satisfaction of pre-established performance goals). The issuance of shares of our common stock pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. On the maturity date, we will transfer one unrestricted, fully transferable share of our common stock for each restricted stock unit not previously forfeited. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and a holder of restricted stock units will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Restricted stock units generally will be forfeited and the underlying shares of our common stock will not be issued if the applicable vesting conditions are not met.

Dividend Equivalents.  Dividend equivalents represent the right to receive the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares of our common stock. Dividend equivalents may be granted in connection with full value awards granted under the 2008 Plan. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator. No dividend equivalents will be payable with respect to options or stock appreciation rights.

Performance Awards.  Performance awards may be granted by the administrator to our or our subsidiaries’ employees or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, the amount paid or distributed under performance awards will be based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Stock Payments.  Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase shares of our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of earned bonuses or compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee or non-employee director. The intrinsic value of a stock payment award on the date of grant may not exceed the amount of compensation forgone.

Section 162(m) “Performance-Based” Awards.  The administrator may grant awards under the 2008 Plan that are paid, vest or become exercisable upon the achievement of specified performance goals that are related to one or more performance criteria, as applicable to us or any division, business unit or individual. These performance criteria include, but are not limited to, the following:

•	operating earnings or net earnings (either before or after interest, taxes, depreciation and/or amortization);

•	economic value-added;

•	gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest);

•	income or net income (either before or after taxes);

•	operating income or net operating income;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on equity;

•	total stockholder return;

•	return on assets or net assets;

•	return on capital;

•	return on sales;

•	operating profit or net operating profit;

•	operating margin;

•	gross or net profit margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	productivity;

•	expenses;

•	operating efficiency;

•	customer satisfaction;

•	working capital;

•	earnings per share (either before or after interest, taxes, depreciation and/or amortization);

•	price per share of common stock;

•	market share; and

•	regulatory body approval for commercialization of a product.

Performance goals established by the administrator that are based on the performance criteria for the performance period (as defined in the 2008 Plan) may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Except as provided by the administrator, the achievement of each performance goal will be determined in accordance with United States generally accepted accounting principles to the extent applicable. At the time of grant, the administrator may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

•	items related to extraordinary, unusual or non-recurring items;

•	items related to accounting changes;

•	items relating to financing activities;

•	expenses for restructuring or productivity initiatives;

•	non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the divestitures or disposal of a business or segment of a business;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of our core, on-going business activities;

•	items related to changes in foreign exchange rates;

•	items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; or

•	any other items of significant income or expense which are determined to be appropriate adjustments.

Automatic Grants of Awards to Non-Employee Directors

The 2008 Plan authorizes the grant of discretionary awards to non-employee directors under the terms and conditions determined by the administrator. In addition, the 2008 Plan provides for the automatic grant of certain awards to our non-employee directors as further described below.

Automatic Option Grants.  Subject to stockholder approval of the 2008 Plan, commencing on the date of the annual meeting, each non-employee director will automatically receive, effective as of the date of each annual meeting, an option to purchase 11,400 shares of our common stock; provided the non-employee director continues to serve as a member of our board as of such date. The number of shares of our common stock subject to each such annual option grant may be adjusted under certain circumstances as described under the title “Adjustments for Stock Splits, Recapitalizations and Mergers” below or by the administrator. There will be no limit on the number of annual options any one eligible non-employee director may receive over his or her period of continued service on our board, and non-employee directors who have previously been in our employ will be eligible to receive annual options.

Automatic annual options granted to non-employee directors will be non-qualified stock options. The exercise price of each share of our common stock subject to an annual option will be equal to the fair market value of a share of our common stock on the date the annual option is granted. The term of each annual option will be ten years from the date of grant. Unless otherwise specified by the administrator prior to the date the annual option is granted, each annual option will vest and become exercisable upon the earlier of the first anniversary of the grant date of such annual option or the first annual meeting following the grant date of such annual option at which one or more members of our board are standing for re-election. However, in no event will a non-employee director’s automatic annual option grant vest and become exercisable for any additional shares of common stock following his or her termination of service as our director, unless otherwise provided in the award notice or by action of the administrator on or after the grant date of such annual option.

In the event that a non-employee director’s service terminates by reason of his or her death or permanent and total disability, all of the shares covered by his or her annual options will become vested and exercisable as of the date of the non-employee director’s termination of service. In addition, in the event of a change in control (as defined in the 2008 Plan), the annual options will become vested and exercisable immediately prior to such change in control.

Each automatic annual option granted to a non-employee director will cease to be exercisable upon the first to occur of the following:

•	the expiration of three months from the date of the non-employee director’s termination of service as our director by reason of voluntary resignation or removal for cause;

•	the expiration of 12 months from the date of the non-employee director’s termination of service as our director for any reason other than voluntary resignation or removal for cause; or

•	the expiration of ten years from the date the annual option was granted.

Automatic Grant of Restricted Stock.  Subject to stockholder approval of the 2008 Plan, commencing on the date of the annual meeting, each non-employee director who is elected, re-elected or appointed to our board during the term of the 2008 Plan will automatically be granted a restricted stock award covering 14,400 shares of restricted stock. In the event an individual’s initial appointment or election to be a non-employee director occurs at any time other than an annual meeting at which members of the class of directors to which such individual becomes a member are standing for re-election, such individual will instead automatically receive a restricted stock award covering 14,400 shares less 4,800 shares for each calendar year ended since the last annual meeting at which members of the class of directors to which such individual is elected were standing for re-election. The number of shares of common stock subject to these automatic grants of restricted stock may be adjusted under certain circumstances as described under the title “Adjustments for Stock Splits, Recapitalizations and Mergers” below or by the administrator.

Each automatically granted restricted stock award will be made on the date of the first regular annual meeting to occur on or after the date of the recipient’s election, reelection or appointment; provided the recipient continues to serve as a member of our board as of such date.

Each automatically granted restricted stock award will be granted without cost to the non-employee director and will initially be subject to forfeiture upon the non-employee director’s termination of service on our board. The forfeiture restrictions will lapse with respect to, and the non-employee director will become vested in, 4,800 shares of common stock subject to each restricted stock award upon the earlier of each anniversary of the grant date of such restricted stock award or the annual meeting held during such calendar year at which one or more members of our board are standing for re-election. However, a non-employee director will not vest in any additional shares of our common stock following his or her termination of service as our director, unless otherwise provided in the award notice or by action of the administrator on or after the grant date of such restricted stock award.

In the event that a non-employee director’s service terminates by reason of his or her death or permanent and total disability, the forfeiture restrictions will lapse and the non-employee director will become vested in all of the shares subject to his or her automatically granted restricted stock award as of the date of the non-employee director’s termination of service as our director. In addition, in the event of a change in control (as defined in the 2008 Plan), the forfeiture restrictions will lapse and the non-employee director will become vested in all of the shares subject to his or her automatically granted restricted stock award immediately prior to such change in control.

The restricted stock awards to be made on the date of the annual meeting at which the 2008 Plan is submitted for stockholder approval will be delayed, if necessary, until we have in place an effective registration statement on Form S-8 and we have received notification from the NYSE that the shares of common stock available for issuance under the 2008 Plan have been approved for listing.

Award Limits

The maximum number of shares which may be subject to awards granted under the 2008 Plan to any individual during any calendar year may not exceed 1,500,000 shares of our common stock, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2008 Plan. In addition, the maximum aggregate cash amount that may become payable pursuant to all performance-based awards that may be granted to any individual during any calendar year will be $5,000,000.

Vesting and Exercise of Awards

The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award may accelerate. No portion of an award which is not vested at the holder’s termination of employment or directorship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains an employee or non-employee director of us or for a specified period of time (up to the remainder of the award term) following the holder’s termination of employment or directorship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires.

Full value awards made under the 2008 Plan generally will be subject to vesting over a period of not less than (i) three years following the grant date of the award if it vests based solely on employment or service with us or one of our subsidiaries, or (ii) one year measured from the commencement of the period over which performance is evaluated for full value awards that are issued or vest based upon the attainment of performance goals or other performance-based objectives. However, full value awards covering up to an aggregate of 5% of the total number of shares available for awards under the 2008 Plan may be granted without respect to such minimum vesting provisions.

Upon the grant of an award (other than a full value award), the administrator may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events. Following the grant of an award, the administrator may also provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, in connection with a change in control (as defined in the 2008 Plan) or in connection with a holder’s termination of employment or service by reason of the holder’s retirement, death or disability. In addition, at any time and for any reason, the administrator may also provide that the period during which outstanding awards will vest or become exercisable will accelerate, in whole or in part, with respect to an aggregate number of shares not to exceed 5% of the total number of shares available for awards under the 2008 Plan.

Only whole shares of common stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	cash or check;

•	the delivery of shares of common stock owned by the holder;

•	the surrender of shares of common stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of other lawful consideration of any kind; or

•	any combination of the foregoing.

Acceleration Upon Termination of Employment Due to Death, Disability or Job Elimination

In the event of a participant’s termination of employment due to death or permanent and total disability, the awards granted to the participant will become fully vested and exercisable and any forfeiture restrictions applicable to such awards will lapse. In addition, although not required by the terms of the 2008 Plan, we currently anticipate that the terms of awards granted under the 2008 Plan will provide for accelerated vesting upon a participant’s job elimination, but only if we determine that a job elimination has taken place and if the participant executes and does not revoke a general release of claims against us.

Transferability of Awards

Awards generally may not be assigned, transferred or otherwise disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the administrator. Notwithstanding the foregoing, awards other than incentive stock options may also be transferred to certain family members and trusts or an entity owned by these family members and trusts with the administrator’s consent. Under no circumstances may awards be transferred for consideration. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

2008 Plan Benefits

No awards will be granted under the 2008 Plan unless and until the 2008 Plan is approved by our stockholders.

Pursuant to the automatic grant provisions described above, immediately following the annual meeting, each non-employee director will receive an option to purchase 11,400 shares of our common stock and, if elected, Prof. Jones, Messrs. Lavigne and Schaeffer and Dr. Dunsire will receive a restricted stock award covering 14,400 shares of restricted stock. Other than the annual options and the automatic restricted stock awards, the future benefits that will be received under the 2008 Plan by eligible employees and non-employee directors are not currently determinable.

Adjustments for Stock Splits, Recapitalizations and Mergers

In the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, sale, transfer, exchange or other disposition of all or substantially all of our assets, exchange of common stock or other of our securities, issuance of warrants or other rights to purchase common stock or other of our securities or other transaction that affects common stock, the administrator of the 2008 Plan will equitably adjust any or all of the following in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2008 Plan or with respect to any award:

•	the number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded under the 2008 Plan;

•	the terms and conditions of any outstanding awards;

•	the number and kind of shares of common stock (or other securities or property) for which automatic grants are subsequently to be made to non-employee directors; and/or

•	the grant or exercise price of any outstanding award under the 2008 Plan.

Change in Control

In the event of a change in control (as defined in the 2008 Plan), immediately prior to the change in control every then outstanding award will become fully exercisable and all forfeiture restrictions applicable to such awards will lapse. In addition, upon, or in anticipation of, a change in control, the administrator may cause any and all outstanding awards to terminate at a specific time in the future and will give each holder the right to exercise such awards during a period of time as the administrator determines.

Administration of the 2008 Plan

The Corporate Governance Committee of our board (or other committee or subcommittee of our board) will administer the 2008 Plan with respect to awards to non-employee directors, and the Organization and Compensation Committee of our board (or other committee or subcommittee of our board) will be the administrator of the 2008 Plan with respect to all other awards. The Corporate Governance Committee of our board, the Organization and Compensation Committee of our board or other committee or subcommittee of our board serving as administrator of the 2008 Plan is expected to consist solely of two or more directors, each of whom is intended to qualify as a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code, and an “independent director” under the rules of the NYSE. Our board or the administrator may delegate the authority to grant or amend awards to one or more of our officers. Any such officer will not be delegated the authority to grant awards to our other officers, individuals whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code or those officers who are delegated authority to grant awards.

The administrator of the 2008 Plan will have the power to:

•	designate which participants will receive awards and the terms of such awards (including, but not limited to, the exercise price or purchase price, any reload provision, any schedule for vesting, and any accelerations or waivers thereof);

•	determine the type(s) of awards to be granted to each participant;

•	determine the number of awards to be granted and the number of shares of common stock to which an award will relate;

•	determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, common stock, other awards or other property, or an award may be canceled, forfeited or surrendered;

•	prescribe the form of each award notice;

•	decide all other matters that must be determined in connection with an award;

•	establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the 2008 Plan;

•	interpret the terms of, and any matter arising pursuant to, the 2008 Plan or any award notice; and

•	make all other decisions that may be required pursuant to the 2008 Plan or as the administrator deems necessary or advisable to administer the 2008 Plan.

The 2008 Plan also authorizes the administrator to make such modifications to the terms and conditions of awards, including the adoption of one or more subplans, as may be deemed advisable to ensure compliance with applicable foreign laws and listing standards, provided any such action does not violate any other applicable law or require stockholder approval.

Amendment and Termination of the 2008 Plan

With approval of our board, the administrator may terminate, amend or modify the 2008 Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE (or any other market or stock exchange on which our common stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to increase the maximum number of shares of common stock that may be issued under the 2008 Plan (other than by reason of the adjustments described under the title “Adjustments for Stock Splits, Recapitalizations and Mergers” above), materially change the eligibility requirements, permit the administrator to extend the exercise period for an option beyond ten years from the date of grant or permit the administrator to grant stock options with an exercise price that is below fair market value on the date of grant.

Except with respect to amendments that are intended to cause awards to comply with or be exempt from Section 409A of the Code, no amendment, modification or termination of the 2008 Plan will adversely affect in any material way any award previously granted pursuant to the 2008 Plan without the participant’s consent. Additionally, in no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date of our annual meeting to be held on May 6, 2008.

Federal Income Tax Consequences Associated with the 2008 Plan

The following is a general summary under current law of the material federal income tax consequences to an employee or non-employee director granted an award under the 2008 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

This summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely only on the advice of his or her legal and tax advisors.

Non-Qualified Stock Options.  If an optionee is granted a non-qualified stock option under the 2008 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a capital gain or loss.

Incentive Stock Options.  No taxable income should be recognized by the optionee at the time of the grant of an incentive stock option, and no taxable income should be recognized for regular federal income tax purposes at the time the option is exercised; however, the excess of the fair market value of our common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date (or, if less, the price at which the shares are sold) over the exercise price paid for the shares should be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

We will not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then generally we or our subsidiary should be entitled to a federal income tax deduction, for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights.  No taxable income generally should be recognized upon the grant of a stock appreciation right, but, upon exercise of the stock appreciation right, the cash or the fair market value of the shares received should be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock.  In general, a recipient of restricted stock should not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture” and that is non-transferable within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date) or the shares become transferable, the recipient should recognize ordinary income equal to the fair market value of the common stock on the date the restrictions lapse or become transferable, less the amount the participant paid, if any, for such restricted stock. A recipient of restricted stock may, however, make an election under Section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the fair market value of the common stock on the date of transfer, less the amount paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the recipient should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock.  A recipient of restricted stock units or a deferred stock award generally should not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of common stock are delivered under the terms of the award, the recipient should recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalent Awards and Performance Awards.  A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of common stock, the recipient will recognize ordinary income equal to the value received.

Stock Payments.  A recipient of a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares of common stock received.

Tax Deductions and Section 162(m) of the Code.  Except as otherwise described above with respect to incentive stock options, we or our subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes as ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 in any one year. The Section 162(m) deduction limit, however, does not apply to certain “qualified performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2008 Plan may be “qualified performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The 2008 Plan is structured in a manner that is intended to provide the administrator with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the administrator determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.  Certain awards under the 2008 Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

  Board Recommendation

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN.

Item No. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit and Finance Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since June 24, 2005, when the Audit and Finance Committee dismissed KPMG LLP as our independent registered public accounting firm.

Although ratification by our stockholders is not a prerequisite to the Audit and Finance Committee’s ability to select Ernst & Young LLP as our independent registered public accounting firm, we believe such ratification is beneficial. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal controls over financial reporting for fiscal year 2008. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Finance Committee; provided, however, the Audit and Finance Committee may select Ernst & Young LLP notwithstanding the failure of our stockholders to ratify its selection. The Audit and Finance Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of Ernst & Young LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

Audit Matters

Independent Registered Public Accounting Firm’s Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2007 and December 31, 2006 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

Type of Fees	2007	2006

Audit Fees(1)	$4,831,214	$3,879,084
Audit-Related Fees(2)	168,239	384,296
Tax Fees(3)	588,319	564,707
All Other Fees	0	0

Total	$5,587,772	$4,828,087

(1)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations and the preparation of comfort letters and consents with respect to registration statements.

(2)	Represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

(3)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to tax compliance, tax advice and expatriate tax services.

Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting

The Audit and Finance Committee has considered whether the provision of the above noted services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Ernst & Young LLP has not adversely affected the independent registered public accounting firm’s independence.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so request, and will be available to respond to appropriate questions.

Policy on Audit and Finance Committee Pre-Approval

As part of its required duties, the Audit and Finance Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In January 2005, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides that services in the defined categories of audit services, audit-related services, tax services and all other services, are deemed pre-approved up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the Securities and Exchange Commission, or SEC, and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. All services provided by our independent registered public accounting firm in 2007 were pre-approved in accordance with the Audit and Finance Committee’s pre-approval requirements.

Item No. 4

STOCKHOLDER PROPOSALS

Certain stockholders have informed us that they intend to present the proposals set forth below at the annual meeting. If the stockholders or their respective representatives, who are qualified under Delaware law, are present at the annual meeting and properly submit their respective proposals for a vote, then the stockholder proposals will be voted upon at the annual meeting. The affirmative vote by holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal is required for each stockholder proposal to pass.

In accordance with the federal securities laws, the stockholder proposals and supporting statements are presented below exactly as submitted by the stockholders and are quoted verbatim and are in italics. The stockholder proposals and supporting statements are presented in the order in which we received them from the stockholder proponents. We disclaim all responsibility for the content of the proposals and the supporting statements.

FOR THE REASONS STATED IN OUR BOARD’S RESPONSES, WHICH FOLLOW EACH OF THE STOCKHOLDER PROPOSALS, OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” BOTH STOCKHOLDER PROPOSALS NO. 1 AND NO. 2.

Stockholder Proposal No. 1

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC, 20001, which represents that it owns 5,272 shares of our common stock, has notified us that it intends to submit the following proposal at the annual meeting.

RESOLVED:  That the shareholders of Allergan, Inc. (“Allergan” or “Company”) request that the Board of Director’s Executive Compensation Committee adopt a pay-for-superior-performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•	Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and,

•	Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

SUPPORTING STATEMENT:  We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. The pay-for-performance concept has received considerable attention and support from investors, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

A strong pay and performance nexus will be established when: reasonable incentive compensation target pay levels are established; strategically selected financial performance goals are set relative to the performance of peer companies; and, incentive payments are awarded only when median peer performance is exceeded.

We believe our Company’s Plan fails to promote the pay-for-superior-performance principle in several important ways. Our analysis of the Allergan executive compensation plan reveals the following features that do not promote the pay-for-superior-performance principle:

•	Long-term compensation is targeted above the peer group median.

•	The annual incentive plan provides for below target payout.

•	100% of the Company’s long-term compensation is not performance-vested.

•	Options vest ratably over 4 years.

We believe a plan designed to reward superior corporate performance relative to peer companies will help focus senior executives on building sustainable long-term corporate value.

We urge you to vote YES for this proposal.

Board of Directors Response to Stockholder Proposal No. 1

Our board recommends that you vote “AGAINST” Stockholder Proposal No. 1 for the following reasons:

We have been firmly committed to pay-for-performance for many years and have designed our executive compensation programs to align compensation with long-term stockholder returns. Our board agrees that “it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value.” However, our board believes that our executive compensation programs already meet this imperative in a more effective manner than the methods suggested by the proposal. After careful consideration and for the reasons set forth below, our board believes that the proposal is not in the best interests of Allergan or its stockholders and recommends that stockholders vote against this proposal.

In order to attract and retain executive talent with proven skills and experience, our compensation programs must compare favorably with those offered by other companies with which we compete for a limited pool of executive talent. The Organization and Compensation Committee of our board, composed solely of members of our board who are independent, and with the assistance of a compensation consultant, already evaluates the compensation of our key executives against a compensation peer group with whom we compete for executive talent. Based on its review of market compensation data and information provided by the compensation consultant, the Organization and Compensation Committee targets cash compensation for our executive officers at the composite 50th percentile of the market and targets annual long-term incentive compensation for executive officers at the 75th percentile of the market. These target levels help provide a total compensation program that we believe is competitive with our peer companies and ensures that we attract and retain executives of the highest levels.

Implementing the proposal would harm our executive recruiting and retention efforts because it would rigidly tie the compensation of our executive officers to the actions and performance of our competitors and remove the business judgment required to properly calibrate the amount of compensation to be paid to our executive officers. By limiting the Organization and Compensation Committee’s flexibility to design and implement compensation programs in ways it deems appropriate, the proposal would hinder our ability to respond to market trends and tailor compensation incentives to our business goals in a way that allows us to attract, retain and motivate the highest caliber of executive talent in a competitive employment environment. The Organization and Compensation Committee must retain flexibility in choosing incentives to further our corporate goals through our compensation arrangements.

As described under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement, our executive compensation program currently includes substantial pay-for-performance components that tie compensation to our annual and long-term financial performance. The Organization and Compensation Committee has designed our executive compensation program so that total compensation is earned largely based on attaining pre-established performance objectives and by stock price appreciation. To that end, our executive compensation program has been structured to place less emphasis on base salary, and more emphasis on annual performance-based incentive payments and equity-based compensation. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance- and incentive-based programs. In structuring compensation, we strive to remain competitive in the market for superior talent while emphasizing forms of compensation that align with Allergan’s performance and our stockholders’ risks and rewards. Furthermore, in our proxy statements we have strived to thoroughly explain to our stockholders the strategic rationale and criteria used in various components of our executive compensation, describing for each compensation component the target compensation (such as describing the 50% peer benchmarking target for the executive’s cash compensation component), the factors in determining the compensation to be paid to each executive (such as identifying performance factors for annual incentive awards, and the criteria for long-term equity awards), and the rationale for these factors (such as explaining that the 50th percentile benchmark for cash compensation is to ensure the ability to attract and retain executives, and to provide focus on annual corporate goals without overemphasizing short-term performance).

Aside from base salary and certain perquisites and benefits, the primary components of our executive compensation are all inherently performance-based and tied to our annual and long-term financial performance (in 2007, performance-based compensation was targeted at 76% (for our chief executive officer) and 73% (for our executive committee members other than our chief executive officer) of total executive compensation). Our performance-based compensation consists of annual and long-term awards that are based on our financial performance and provide compensation in the form of both cash and equity to provide incentives that are tied to both our short-term and long-term performance:

•	Annual Performance Incentive Awards — In awarding annual incentive awards to our executive officers, the Organization and Compensation Committee considers our performance with respect to established financial targets for that particular year. Awards are based on pre-established targets for three specified performance objectives: (1) earnings per share, (2) sales revenue growth and (3) research and development reinvestment. These performance objectives provide an appropriate balance between meeting our short-term and long-term objectives. The revenue growth target reinforces the importance of revenue growth in conjunction with meeting an earnings per share objective, while the research and development reinvestment target fuels innovation and provides accountability for our long term growth. Our annual incentive awards are designed to reward performance for achievement towards, or exceeding, our pre-established performance objectives, while also requiring a minimum diluted earnings per share be attained for any annual incentive awards to be paid. As the annual incentive awards are payable based upon the achievement of threshold performance objectives set by the Organization and Compensation Committee, executive compensation is directly tied to our corporate performance. Annual incentive awards are paid in cash up to 100% of the executive’s target bonus. Awards paid in excess of 100% of the executive’s target bonus (which occurs when corporate performance meets or exceeds all of our targeted performance) are paid in restricted stock.

•	Long-Term Incentive Awards — Our long-term incentive awards are granted on an annual basis and consist of stock options and restricted stock grants, both of which vest over time. The Organization and Compensation Committee has determined that executive officers should receive long-term incentive awards primarily in the form of stock options (with an exercise price equal to the fair market value on the date of grant). Restricted stock will be granted in limited circumstances for the portion of an executive’s annual bonus that exceeds 100% of the executive’s annual target bonus (as discussed above) and in connection with certain events, such as a new hire, retention of an employee, integration of acquisitions or outstanding performance against certain individual or departmental performance objectives. We believe our long-term incentive awards are already sufficiently performance-based because the value of these awards result primarily from our performance, and therefore the proposal’s requirement for performance-based vesting of equity awards is unnecessary.

•	Stock Options — Stock options in particular are inherently performance-based because a holder of stock options receives no benefit unless our stock price increases after the date of the stock option grant. While our stock options do not contain performance conditions to vesting, the recipients of such stock options will only realize an economic benefit to the extent that our stock price increases in overall value during the vesting period applicable to the options.

•	Restricted Stock — Our restricted stock awards also provide inherent performance-based incentives, as the value of the restricted stock depends on the value of our common stock. Furthermore, as discussed above, restricted stock is only granted to executives when the annual incentive award due to the executive exceeds 100% of the executive’s target bonus, which generally occurs when individual and company performance has met or exceeded our pre-established objectives and goals for the year and in other limited circumstances. Requiring restricted stock to vest based on performance would be inappropriate because an adequate level of performance was generally required for the restricted stock to be granted in the first place.

The proposal’s requirements that we establish performance targets based strictly on the performance of our peer companies and award incentive compensation only when performance exceeds the median performance of our peers, without regard to other considerations, are inconsistent with an effective pay-for-performance philosophy. We believe that linking incentive goals to our own performance, rather than the financial performance of our peers, is the best way to enhance stockholder value. Peer group companies may be seeking to implement different strategies, or may be impacted by many factors that do not provide comparability, and linking incentives only to a comparison of their performance may have undesirable consequences. For example, we do not agree that executives should be awarded incentive compensation solely because we might outperform our peers but do not achieve our own minimum thresholds. Conversely, an executive may be performing at an extraordinary level in the face of unique business challenges or the performance of a business unit may clearly justify rewards, but if incentive compensation is dependent solely on peer group performance, then such extraordinary performance would not be recognized. Our executives are more effectively motivated when their incentive compensation is directly tied to our performance and not to the performance of peer companies over which our executives have no control. Furthermore, in recent years we have consistently outperformed our compensation peer group on key financial metrics. Since 2004, our revenue growth ranks in the 53rd percentile of our peer group, and total stockholder return ranks in the 65th percentile. Our 2006 performance shows our revenue growth and total stockholder return to both be in the 71st percentile of our peer group. By mandating that our executive incentive compensation be tied to the performance of our peers and be provided only if our performance exceeds the median performance of our peers, this proposal would be wholly unnecessary, unduly restrictive and inconsistent with our already effective pay-for-performance philosophy.

Our board believes that our executive compensation program exemplifies strong pay-for-performance principles. The Organization and Compensation Committee must have flexibility to design a compensation program based on a number of different measures, incentives and objectives. Our board believes this proposal is too restrictive, unnecessary and would put us at a competitive disadvantage.

Board Recommendation

For the foregoing reasons, our board believes that the proposal is not in the best interests of Allergan or its stockholders and recommends that stockholders vote against this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” STOCKHOLDER PROPOSAL NO. 1.

Stockholder Proposal No. 2

The Humane Society of the United States, 2100 L Street, NW, Washington, DC 20037, which represents that it owns 72 shares of our common stock, has notified us that it intends to submit the following proposal at the annual meeting. Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, MD 20814, which represents that its funds own an aggregate of 210,692 shares of our common stock, is acting as a co-sponsor of the following proposal.

RESOLVED:  Shareholders request that Allergan issue a report, updated annually and omitting proprietary information, disclosing the Corporation’s recent activities and future plans to eliminate the animal-based LD50 test from the manufacturing process of Botox and Botox Cosmetic. This report should be prepared at a reasonable cost and posted on the Corporation’s website.

SUPPORTING STATEMENT:

As an Allergan shareholder, The Humane Society of the United States (HSUS) supports efforts to reduce the use and suffering of animals in safety testing. Allergan has publicly affirmed its commitment to humane testing practices. That commitment was challenged in 2003, with the revelation that Allergan uses the widely criticized LD50 test in manufacturing is flagship products, Botox and Botox Cosmetic.

The LD50 (or Lethal Dose 50%) is the amount of a substance that will kill 50% of a test group of animals. In this test, botulinum toxin, the active ingredient of Botox and Botox Cosmetic, causes prolonged suffering and death from suffocation after 3 to 4 days.

At a 2006 meeting on testing botulinum toxin products convened at the request of HSUS, regulators signaled their willingness to accept alternative methods of assessing the potency of these products once new methods are validated. At the meeting, Allergan reported its progress in replacing the LD50 test with more modern and humane alternatives.

In addition to the Corporation’s current technical updates at occasional scientific meetings, providing periodic reports to shareholders and other interested parties would demonstrate Allergan’s commitment to progress and transparency in achieving its stated goal of eliminating the LD50 test. Such openness, coupled with sustained progress, would prevent conflicts with the animal protection community.

Allergan’s use of the LD50 test warrants attention from management and shareholders for several reasons:

•	Causing animals to suffer for the sake of a product with a cosmetic application (Botox Cosmetic) is widely perceived as unethical.

•	Allergan is relying on a test that was developed in 1927, is considered outdated and crude, and has been all but abandoned by the safety testing community.

•	Although the LD50 test is the industry standard for assessing the potency of botulinum toxin products, Allergan is particularly vulnerable to public criticism because it is the only company currently licensed to sell such products for cosmetic purposes in the U.S.

•	The testing controversy concerns Botox and Botox Cosmetic, which accounted for nearly 33% of Allergan’s net sales in 2006.

•	A Botox-like product manufactured with a non-animal alternative test would have a strong marketing advantage in the U.S.

•	If a competitor devised an LD50 test alternative that became the industry standard, Allergan could be compelled to use a new method better suited to a competitor’s manufacturing process.

Given the seriousness of the issue, Allergan should protect the Corporation and its shareholders by providing updates on its efforts to replace the LD50 test. The National Research Council forecasts that, within a generation, new methods will greatly reduce, if not eliminate, animal testing. Eliminating LD50 testing should be a priority in the process.

Board of Directors Response to Stockholder Proposal No. 2

Our board recommends that you vote “AGAINST” Stockholder Proposal No. 2 for the following reasons:

Our board of directors believes that the preparation of the report requested by the proponent is unnecessary in light of information we already provide on our website at www.allergan.com and in scientific and public presentations, is an unnecessary use of company resources and will not serve to increase our already strong commitment and application of significant resources to reducing our reliance on or eliminating the LD50 test, part of our current release assay for Botox®, which tests the potency of our products and determines whether batches of Botox® can be released, to the extent possible, consistent with the current state of science and regulatory requirements.

As we have publicly indicated, we are committed to reducing or eliminating the animal testing used in manufacturing Botox® and have devoted significant resources and effort toward that goal. When such testing is necessary, the mice we use receive humane and ethical care that is in full compliance with stringent guidelines and regulations including the Guide for the Care and Use of Laboratory Animals in the United States and similar regulations worldwide. Those mice that die during the 72-hour current release assay generally do so within the first 24 hours.

Botox® is, first and foremost, an important pharmaceutical product with therapeutic indications currently accounting for approximately half of worldwide sales. All pharmaceutical manufacturers are required by the U.S. Food and Drug Administration, or FDA, and foreign health regulatory agencies to protect patients by assuring product safety and efficacy through rigorous animal testing. Testing the potency of biological products such as Botox® is particularly critical to ensuring that product batches are consistently safe and effective.

The FDA and foreign regulatory agencies require us to test Botox® on laboratory animals using the current release assay. Even the proponent acknowledges that the current release assay “is the industry standard for assessing the potency of botulinum toxin products.” While we use alternative methods wherever possible, there are currently no FDA-approved, safe alternatives capable of replacing the current release assay. Accordingly, the current release assay is not, as asserted by the proponent, “outdated” or “all but abandoned by the safety testing community.”

While we are presently required to use the current release assay to test Botox®, we are committed to the “3R” principles of animal research:

•	refinement (eliminating or minimizing the impact to animals by reducing potentially painful or invasive procedures, wherever possible);

•	reduction (using the absolute minimum number of animals in each study necessary to obtain valid results); and

•	eventual replacement (looking for alternative, non-animal based testing methods where possible).

We have worked for several years to reduce and refine the current release assay, leading to FDA approval in September 2006 of a revised testing method and tightened acceptance criteria for product release that has enabled us to reduce the number of animals used in the test by approximately 50%. In 2007, the FDA approved two submissions from us that will further reduce the routine use of animals in the testing of Botox® without adversely impacting quality assurance. As a result of these and other refinements, we have reduced the total number of animals used in fiscal year 2007 by approximately 30%, and we are committed to driving further reductions. As a priority, we continue to invest substantial resources in a major research effort to develop and validate non-animal alternative tests that will provide continued assurances of the quality of Botox® and that will be acceptable to regulatory authorities. We are on the forefront of this research effort and believe that we may have made substantial scientific progress on developing a breakthrough nonanimal-based assay that, once confirmed, validated and approved by regulatory agencies, may replace the current release assay.

The proponent’s suggested disclosure would arguably require the disclosure of sensitive information that could be harmful to our efforts to develop alternatives to the current release assay and could leave us at a competitive disadvantage. Moreover, such disclosure would not advance the scientific and regulatory process to develop and validate those alternatives. In addition, the proponent’s statement that we could someday be compelled to use an alternative release assay that a competitor may devise is unfounded. Even if such an alternative test were developed, regulatory authorities in the United States and abroad would not permit us to use it without first undertaking extensive testing to demonstrate its suitability to our product.

Because of our existing and ongoing public disclosure, significant efforts to develop alternative testing methods, established policies and practices that minimize animal-based testing to the extent legally required, and management’s oversight of our animal testing practices, our board does not believe that this proposal is necessary. Our board firmly believes that the preparation of the additional report to stockholders requested by the proponent is unnecessary in light of current disclosure that we provide, would place an unnecessary additional burden on management and would serve only to divert resources that are currently being used to build on our mission of reducing animal testing while providing safe and effective pharmaceutical products and medical devices that improve the lives of patients throughout the world.

Board Recommendation

For the foregoing reasons, our board believes that the proposal is not in the best interests of Allergan or its stockholders and recommends that stockholders vote against this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” STOCKHOLDER PROPOSAL NO. 2.

CORPORATE GOVERNANCE

Director Independence

Our Bylaws and our Board Guidelines on Significant Corporate Governance Issues require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, our board must determine that a director has no material relationship with us other than as a director. Our board has reviewed the relationships between us, including our subsidiaries or affiliates, and each board member (and each such director’s immediate family members).

Based on its review, our board has affirmatively determined that none of Drs. Boyer, Dunsire and Ryan, Prof. Jones, Messrs. Gallagher, Herbert, Lavigne, Ray or Schaeffer currently have any relationship with us other than as a director and each is “independent” within the foregoing independence standards.

•	Our board has also determined that Mr. Ingram is “independent” under applicable standards. Our board has considered that Mr. Ingram is the Vice Chairman, Pharmaceuticals, of GlaxoSmithKline plc, or GlaxoSmithKline; Mr. Ingram owns less than 1% of GlaxoSmithKline’s outstanding common stock; during 2007 we paid an insignificant amount to GlaxoSmithKline in connection with the outlicensing of Botox® to GlaxoSmithKline in China and Japan, together with our agreement to co-promote certain GlaxoSmithKline migraine products in the United States; for 2007, GlaxoSmithKline had total revenues of approximately $36 billion; and the amount GlaxoSmithKline received from us in each of its last three fiscal years was less than 1% of its consolidated gross revenues. Our board has also considered that Mr. Ingram was the Chairman of the board of directors of Valeant Pharmaceuticals International, or Valeant, until February 1, 2008 and since that date is a director of Valeant; Mr. Ingram owns less than 1% of Valeant’s outstanding common stock; during 2007 we paid an insignificant amount to Valeant in connection with promotion and selling expenses; for 2007, Valeant had total revenues of approximately $872 million; and the amount Valeant received from us in each of its last three fiscal years was less than 1% of its consolidated gross revenues. Our board has also considered that Mr. Ingram is a member of the board of directors of Lowe’s Companies, Inc., or Lowe’s; Mr. Ingram owns less than 1% of Lowe’s outstanding common stock; during 2007 we paid an insignificant amount to Lowe’s; for 2007, Lowe’s had total revenues of approximately $48 billion; and the amount Lowe’s received from us in each of its last three fiscal years was less than 1% of its consolidated gross revenues. Our board has determined that our dealings with GlaxoSmithKline, Valeant and Lowe’s are conducted on an arms-length basis and do not impair Mr. Ingram’s independence.

•	Our board has also determined that Ms. Hudson is “independent” under applicable standards. Our board has considered that Ms. Hudson is a member of the board of directors of Lowe’s; that Ms. Hudson owns less than 1% of Lowe’s common stock; that during 2007 we paid an insignificant amount to Lowe’s; for 2007, Lowe’s had total revenues of approximately $47 billion; and the amount Lowe’s received from us in each of its last three fiscal years was less than 1% of its consolidated gross revenues. Our board has determined that our dealings with Lowe’s are conducted on an arms-length basis and do not impair Ms. Hudson’s independence.

Mr. Pyott was determined to not be independent based on his service as our Chief Executive Officer.

Our board has also determined that each member of the Audit and Finance Committee, the Corporate Governance Committee and the Organization and Compensation Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of us or any of our subsidiaries.

Our Board Guidelines on Significant Corporate Governance Issues are available on the Corporate Governance section of our website at www.allergan.com. Additionally, the guidelines are available by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Board Meetings

Our business and affairs are managed under the direction of our board of directors. Our board held seven full meetings during 2007 and each director attended at least 75% of those meetings when he or she was a member of our board. Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact with the Chairman of our board and others regarding matters of interest and concern to us and our stockholders.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of our board members who are not our officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. It is our board’s policy that the Vice Chairman of our board, a non-management director, if present, preside over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of our board and, when present, presides over the executive sessions. Executive sessions of the non-management directors are typically held in conjunction with each regularly scheduled board meeting.

Board Committees

Our board has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science & Technology Committee. Our board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance section of our website at www.allergan.com. Our stockholders may also request a copy of any of the charters of these committees by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Audit and Finance Committee

The Audit and Finance Committee is currently composed of Mr. Ray (Chairperson), Dr. Ryan, Messrs. Gallagher and Lavigne and Ms. Hudson. Ms. Hudson joined the Audit and Finance Committee upon her appointment to our board in January 2008. Our board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit and Finance Committee held nine meetings during 2007 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he or she was a member.

Pursuant to the charter adopted for the Audit and Finance Committee, the primary role of the Audit and Finance Committee is to assist our board in its oversight of our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists our board in its oversight of our compliance with legal and regulatory requirements;

•	reviews the independence, qualifications and performance of our independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and our board;

•	prepares the report that SEC rules require be included in our annual proxy statement;

•	reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, audit of internal controls over financial reporting and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms our independent registered public accounting firm for the fiscal year;

•	meets with our independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with our internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss our accounting practices and procedures;

•	review the adequacy of our accounting and control systems; and

•	report to our board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by members of the Audit and Finance Committee, our independent registered public accounting firm, the internal audit staff, the legal staff or management;

•	reviews the independence of our independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by our independent registered public accounting firm;

•	monitors the implementation of our Code of Business Conduct and Ethics for our employees, and receives regular reports from our chief ethics officer, who coordinates compliance reviews and investigates compliance matters;

•	through our chief ethics officer pursuant to the procedures set forth in our Code of Business Conduct and Ethics, manages the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•	pre-approves audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to our board; and

•	discusses with our management the certification of our financial reports by our principal executive officer and principal financial officer.

The report of the Audit and Finance Committee is on page 81 of this proxy statement.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Mr. Ingram (Chairman), Drs. Boyer and Dunsire, Prof. Jones and Mr. Schaeffer. Mr. Handel E. Evans served on the Corporate Governance Committee until our 2007 annual meeting held on May 1, 2007. Mr. Evans did not stand for re-election to our board at the 2007 annual meeting. The Corporate Governance Committee held four meetings during 2007 and each member of the Corporate Governance Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Corporate Governance Committee:

•	considers the performance of incumbent directors;

•	considers and makes recommendations to our board concerning the size and composition of our board;

•	develops and recommends to our board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to our board concerning its assessment of our board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, the current board committee structure and membership;

•	recommends changes to the amount and type of compensation of board members as appropriate; and

•	makes recommendations to our board from time to time as to matters of corporate governance, and reviews and assesses our Guidelines on Significant Corporate Governance Issues.

The Corporate Governance Committee is responsible for recommending qualified candidates for election as directors, including the slate of directors that our board proposes for election by our stockholders at the annual meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by our stockholders, the Corporate Governance Committee engages in the following selection process:

•	the Corporate Governance Committee, our Chief Executive Officer or any other board member identifies the need to add a new member to our board with specific criteria or to fill a vacancy on our board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to our board;

•	the Corporate Governance Committee initiates a search, working with support staff and seeking input from board members and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate;

•	the initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on our board are identified and presented to the Chairman of the Corporate Governance Committee, or in the Chairman’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates;

•	the appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join our board at that time;

•	if the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, our Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s);

•	the Corporate Governance Committee provides informal progress updates to our board;

•	the Corporate Governance Committee meets to consider and approve the final director candidate(s); and

•	if approved by the Corporate Governance Committee, the Corporate Governance Committee seeks board approval of the director candidate(s).

Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	directors should be of the highest ethical character and share our values;

•	directors should have reputations, both personal and professional, that are consistent with our image and reputation;

•	directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition;

•	in selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions;

•	the Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields;

•	each director should have relevant expertise and experience, and be able to offer advice and guidance to our management based on that expertise and experience; and

•	directors should be independent of any particular constituency and be able to represent all of our stockholders, should have the ability to exercise sound business judgment, and should be selected so that our board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of our board, another director or a stockholder. Stockholders can suggest qualified candidates for director by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our board and is independent for purposes of SEC and NYSE rules. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

Organization and Compensation Committee

The Organization and Compensation Committee, or the Compensation Committee, is currently composed of Mr. Schaeffer (Chairman), Messrs. Gallagher, Ingram and Ray and Ms. Hudson. Mr. Evans served on the Compensation Committee until our 2007 annual meeting held on May 1, 2007. Mr. Evans did not stand for re-election to our board at the 2007 annual meeting. Effective as of our 2007 annual meeting, Mr. Ingram became a member of the Compensation Committee. Ms. Hudson joined the Compensation Committee upon her appointment to our board in January 2008. The Compensation Committee held six meetings during 2007 and each member of the Compensation Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Compensation Committee:

•	reviews and approves the compensation of corporate officers, including salary and bonus awards;

•	establishes overall employee compensation policies;

•	reviews and approves the corporate organizational structure;

•	reviews and approves the election of corporate officers for submission to our board;

•	reviews the performance of corporate officers;

•	performs an annual self-evaluation;

•	recommends to our board major compensation programs; and

•	administers our various compensation and stock option plans.

For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive compensation, see the “Executive Compensation” section beginning on page 42 of this proxy statement.

Science & Technology Committee

The Science & Technology Committee is currently composed of Dr. Ryan (Chairman), Drs. Boyer and Dunsire, Prof. Jones and Messrs. Herbert and Lavigne. Mr. Ingram served on the Science & Technology Committee until our 2007 annual meeting. The Science & Technology Committee held five meetings during 2007 and each member of the Science & Technology Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Science & Technology Committee:

•	reviews our discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within our research and development organization;

•	evaluates the investment allocation for our research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within our research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to our operating plan for major research and development projects;

•	monitors the progress of our research and development projects, including milestones;

•	reviews the process for research and development patents and our strategic patent portfolio; and

•	reviews our major technology-based collaborations, in-licensing and out-licensing agreements.

Code of Business Conduct And Ethics

We have adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics applies to all directors, consultants and employees, including our principal executive officer and our principal financial officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct and Ethics is available on the Corporate Governance section of our website at www.allergan.com. The information on our website is not incorporated by reference in this proxy statement. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any directors and employees on that website. Our stockholders may request a copy of our Code of Business Conduct and Ethics by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Contacting our Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our secretary to the chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend. All of the directors then in office attended our 2007 annual meeting of stockholders.

Non-Employee Directors’ Compensation

Our board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our board and our stockholders. As an employee director, Mr. Pyott does not receive additional compensation for board service. For more information on non-employee director compensation, see the “Director Compensation Table” beginning on page 77 of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Directors and Executive Officers

The following table sets forth information as of the record date, March 14, 2008, regarding the beneficial ownership of our common stock by (i) each director, including the four nominees, (ii) our chief executive officer, chief financial officer and each of our three most highly compensated executive officers for the year ended December 31, 2007 (our named executive officers), and (iii) all of our directors and nominees, named executive officers and executive officers as a group.

			Rights to	Unvested	Total Shares of
	Vested Shares of		Acquire	Shares of	Common Stock
	Common Stock		Shares of	Restricted	Beneficially	Percent of
	Owned(1)		Common Stock(2)	Stock(3)	Owned	Class(4)

Class I Directors and Nominees:
Deborah Dunsire, M.D.	4,800		12,693	4,800	22,293	*
Trevor M. Jones, Ph.D.	7,560		28,921	3,600	40,081	*
Louis J. Lavigne, Jr.	7,200	(5)	20,400	3,600	31,200	*
Leonard D. Schaeffer	42,066	(6)	51,040	3,600	96,706	*
Class II Directors:
Herbert W. Boyer, Ph.D.	38,400	(7)	48,704	7,200	94,304	*
Robert A. Ingram	10,800		27,899	7,200	45,899	*
David E.I. Pyott	91,286	(8)	2,634,912	48,960	2,775,158	*
Russell T. Ray	14,400		35,400	7,200	57,000	*
Class III Directors:
Michael R. Gallagher	36,400		48,121	14,400	98,921	*
Gavin S. Herbert	248,580	(9)	35,400	14,400	298,380	*
Dawn Hudson	0		0	0	0	*
Stephen J. Ryan, M.D.	19,046		39,046	14,400	72,492	*
Other Named Executive Officers:
Jeffrey L. Edwards	12,367		246,488	3,407	262,262	*
F. Michael Ball	14,922	(10)	338,654	5,470	359,046	*
Douglas S. Ingram	9,773		449,420	7,648	466,841	*
Scott M. Whitcup, M.D.	14,866		244,232	7,361	266,459	*
All current directors and nominees, named executive officers and executive officers as a group (18 persons, including those named above)	591,289		4,425,022	163,333	5,179,644	1.67%

*	Beneficially owns less than 1% of our outstanding common stock.

(1)	In addition to shares held in the individual’s sole name, this column includes (1) shares held by the spouse of the named person and shares held in various trusts, and (2) for employees, shares held in trust for the benefit of the named employee in our Savings and Investment Plan and Employee Stock Ownership Plan as of the record date.

(2)	This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 14, 2008 as follows: (1) for employees (Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup), these shares may be acquired upon the exercise of stock options; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and shares accrued under our deferred directors’ fee program as of March 14, 2008. Under our deferred directors’ fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the deferred directors’ fee program.

(3)	Represents unvested shares of restricted stock held by our executive officers and directors.

(4)	Based on 305,660,143 shares of our common stock outstanding as of March 14, 2008 (exclusive of 1,851,745 shares of our common stock held in treasury). Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(5)	Includes 7,200 shares beneficially owned by a trust for which Mr. Lavigne serves as co-trustee and beneficiary and as such has sole voting and dispositive power.

(6)	Includes 42,066 shares beneficially owned by a trust for which Mr. Schaeffer serves as trustee and beneficiary and as such has sole voting and dispositive power.

(7)	Includes 38,400 shares beneficially owned by a trust for which Dr. Boyer serves as co-trustee and beneficiary and as such has sole voting and dispositive power.

(8)	Includes 85,201 shares beneficially owned by trusts for which Mr. Pyott serves as co-trustee and beneficiary and as such has sole voting and dispositive power.

(9)	Includes 248,580 shares beneficially owned by trusts for which Mr. Herbert serves as trustee and beneficiary and as such has sole voting and dispositive power.

(10)	Includes 5,535 shares beneficially owned by a trust for which Mr. Ball serves as co-trustee and beneficiary and as such as sole voting and dispositive power.

Stockholders Holding 5% or More

Except as set forth below, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding common stock.

	Shares Beneficially	Percent of
Name and Address of Beneficial Owners	Owned	Class(1)

FMR LLC	34,665,834(2)	11.341%
82 Devonshire Street Boston, MA 02109
UBS AG	26,213,355(3)	8.576%
Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland

(1)	Based on 305,660,143 shares of common stock outstanding as of March 14, 2008 (exclusive of 1,851,745 shares of common stock held in treasury).

(2)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC, or FMR, on behalf of itself and affiliated persons and entities. FMR is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G). The affiliated persons and entities include: Fidelity Management & Research Company, or FMRC, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Mr. Edward C. Johnson 3d, or Johnson, the Chairman of FMR and of Fidelity International Limited and various foreign-based subsidiaries, or FIL, a qualified institution under Section 240.13d-1(b)(1) that provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors; Strategic Advisers, Inc., or Strategic Advisers, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that provides investment advisory services to individuals; Pyramis Global Advisors, LLC, or PGALLC, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; and Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. The Schedule 13G reports that: FMRC, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, or the Funds, beneficially owns 33,601,764 shares; FIL beneficially owns 779,309 shares; Strategic Advisers beneficially owns 9,346 shares; PGALLC, as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940, beneficially owns 60,520 shares; and PGATC, as a result of serving as investment manager of institutional accounts, beneficially owns 214,895 shares. Johnson and FMR LLC, through its control of FMRC and the Funds, each has sole dispositive power with respect to the 33,601,764 shares owned by the Funds. Johnson family members or trusts for their benefit are predominant owners, directly or through trusts, of voting Series B shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders voting agreement; accordingly, members of the Johnson family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. Neither FMR nor Johnson has sole voting power with respect to the shares owned directly by the Funds. FMRC carries out the voting of shares through written guidelines established by the Funds’ boards of trustees. Johnson and FMR, through its control of PGALLC, each has sole dispositive power with respect to 60,520 shares and sole voting power with respect to 60,520 shares owned by the institutional accounts or funds advised by PGALLC. Johnson and FMR, through its control of PGATC, each has sole dispositive power with respect to 214,895 shares and sole voting power with respect to 214,895 shares owned by the institutional accounts managed by PGATC. FIL has sole dispositive power with respect to 779,309 shares owned by the international Funds and sole voting power with respect to 770,679 shares and no voting power with respect to 8,630 shares held by the international Funds. Partnerships controlled by members of the Johnson family and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities and Exchange Act of 1934.

(3)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 11, 2008 by UBS AG for the benefit and on behalf of UBS Global Asset Management (Americas) Inc., or UBS Global AM, and its affiliates on behalf of its clients. UBS Global AM is composed of wholly-owned subsidiaries and branches of UBS AG. None of the reporting persons affirm the existence of a group within the meaning of Rule 13d-5(b)(1). UBS AG reported that it has sole voting power with respect to 22,120,698 shares and shared dispositive power with respect to 26,213,355 shares. UBS AG reported that it is classified as a bank as defined in Section 3(a)(6) of the Securities Act of 1934, is organized under the laws of Switzerland, and is the parent company of UBS Global Asset Management, Inc., a Delaware corporation. UBS AG disclaims beneficial ownership of the shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934.

Equity Compensation Plan Information

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2007:

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-Average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)(2)	18,695,430	$44.28	10,236,546
Equity compensation plans not approved by security holders	51,539	$33.98	1,643,987

Total	18,746,969	$44.26	11,880,533

(1)	Includes shares of our common stock available for issuance under our 1989 Incentive Compensation Plan, as amended. The aggregate number of shares of our common stock available for issuance under our 1989 Incentive Compensation Plan, as amended, during any calendar year is up to 1.5% of the number of shares of our common stock outstanding on December 31 of the prior year plus any unused shares from prior years.

(2)	Does not include shares of our common stock available for issuance under the Allergan, Inc. 2008 Incentive Award Plan proposed for approval by our stockholders at our 2008 annual meeting under Item No. 2 on page 9 of this proxy statement. If approved, the aggregate number of shares of our common stock available for issuance under the Allergan, Inc. 2008 Incentive Award Plan will be 20,000,000 plus any shares of our common stock that as of the date of our 2008 annual meeting are subject to awards under the prior plans (i.e., the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time), which following such date are forfeited, cancelled, expire, settled in cash or lapse unexercised and are not issued under such prior plans. Under the Allergan, Inc. 2008 Incentive Award Plan, if approved, no more than 25,000,000 shares of our common stock may be issued upon the exercise of incentive stock options.

The following compensation plans under which our common stock may be issued upon the exercise of options, warrants and rights have not been approved by our stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000), or the SRSOS, is to enable our wholly-owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of our stockholders by providing for or increasing their proprietary interests in us. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees to apply for a grant of an option to acquire an estimated number of shares of our common stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of our common stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees may participate in the SRSOS on similar terms. No invitation may be made to an eligible employee after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by our board and Allergan Pharmaceuticals Ireland’s board in January 2000. Our board has reserved a total of 600,000 shares of our common stock for issuance to SRSOS participants. As of December 31, 2007, 41,336 shares of our common stock have been issued under the SRSOS and 558,664 shares remain available for issuance.

Allergan Irish Share Participation Scheme

The Allergan Irish Share Participation Scheme, or ISPS, enables eligible employees to elect to receive a portion of their bonuses in our common stock. Our eligible employees and eligible employees of our subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of our common stock. An eligible employee who has agreed to participate may invest an amount equal to up to 8% of their salary from his or her bonus and a further 7.5% of their basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of our common stock on behalf of all participants. Shares of our common stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of our common stock are held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of our common stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of our common stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of our common stock free of income tax. The ISPS was modified and readopted by the our board in November 1989 to reflect the effects of the spin-off of us from SmithKline Beckman Corporation in July 1989. Our board has reserved a total of 664,000 shares of our common stock for issuance to ISPS participants. As of December 31, 2007, 466,136 shares of our common stock have been issued under the ISPS and 197,864 shares remain available for issuance.

Allergan, Inc. Deferred Directors’ Fee Program

The purpose of the Allergan, Inc. Deferred Directors’ Fee Program, or the DDF Program, is to provide non-employee members of our board with a means to defer all or a portion of their retainer and meeting fees received from us until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the DDF Program. The DDF Program initially became effective as of March 1, 1994, was amended and restated effective as of November 15, 1999, and was amended and restated effective as of July 30, 2007, such that participants will receive shares of our common stock at the time deferred amounts are paid under the DDF Program. A total of 1,038,012 shares of our common stock have been authorized for issuance to DDF Program participants. As of December 31, 2007, 252,636 shares of our common stock have been issued and participants are entitled to receive an additional 51,539 shares of our common stock under the DDF Program upon termination of their status as director. Excluding the 51,539 shares that participants are entitled to receive under the DDF Program upon termination of their status as director, 733,837 shares remain available for issuance.

Allergan, Inc. Employee Recognition Stock Award Plan

The purpose of the Allergan, Inc. Employee Recognition Stock Award Plan is to provide for a grant of our common stock to non-executive employees as part of the Allergan, Inc. Award for Excellence Program, or the AAE Program. The AAE Program was approved by our board on July 27, 1993 and rewards exceptional service performed for us by the recipients of such grants. Our board administers and makes awards under the AAE Program. A total of 200,000 shares of our common stock have been authorized for issuance to AAE Program participants. As of December 31, 2007, 46,378 shares of our common stock have been issued under the AAE Program and 153,622 shares remain available for issuance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2007, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except with respect to two members of our board of directors, Mr. Michael R. Gallagher and Dr. Stephen J. Ryan. On December 18, 2006, Mr. Gallagher and Dr. Ryan were granted phantom stock units under our Deferred Director Fee Program in lieu of cash payable for meeting fees. Forms 4 reporting these grants were filed on January 29, 2007.

EXECUTIVE COMPENSATION

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of our Chairman of the Board and Chief Executive Officer, our Executive Vice President, Finance and Business Development, Chief Financial Officer and three other executive officers, as determined under the rules of the SEC.

The Compensation Committee administers the compensation policies and programs for our senior executives and our equity-based incentive compensation plans.

What are the objectives of our compensation programs?

The Compensation Committee’s philosophy is to provide a compensation package that attracts, motivates and retains executive talent, and delivers rewards for superior performance as well as consequences for underperformance. Specifically, the objectives of the Compensation Committee’s compensation practices are to:

•	provide a total compensation program that is competitive with companies in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent;

•	place a significant portion of executive compensation at risk by linking such compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within the executive’s area of responsibility;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value by aligning their interests with our stockholders; and

•	promote stability and retention of our management team.

In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among these elements, as discussed below.

The major compensation elements for our named executive officers are base salaries, annual performance-based bonuses payable in cash for target performance and in restricted shares for performance above target performance, stock options, retirement benefits, severance benefits, insurance benefits and perquisites. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries (other than increases), retirement benefits, insurance benefits and modest perquisites form stable parts of our named executive officers’ compensation packages that are not dependent on our performance during a particular year. We provide for these compensation elements so that we are able to attract, motivate and retain highly qualified executive officers. Consistent with our performance-based philosophy, we reserve the largest portion of potential compensation awards for performance- and incentive-based programs. These programs include awards that are based on our company’s financial and stock price performance and provide compensation in the form of both cash and equity incentives that are tied to both our short-term and long-term performance. Our performance-based bonus program rewards short-term and long-term performance, while our equity awards, commonly in the form of stock options, reward long-term performance and align the interests of management with our stockholders.

How does the Compensation Committee determine the forms and amounts of compensation?

The Compensation Committee structures our compensation programs and establishes compensation levels for our executive officers. The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities and our historical financial performance.

The Compensation Committee has retained a compensation consultant.

The Compensation Committee has engaged a compensation consultant, Mercer, to assist the Compensation Committee in its duties, including to provide advice regarding industry trends relating to the form and amount of compensation provided to executives by companies with which we compete for executive talent. The compensation consultant consists of a specific group within Mercer, assigned exclusively to the Compensation Committee, and reports directly to the Compensation Committee through its chairperson. The Compensation Committee retains the right to terminate or replace the compensation consultant at any time. A separate employee benefits group within Mercer provides other services to us, including global employee benefits consulting, as well as actuarial and administrative support for our retirement and other employee benefit plans.

In 2007, the compensation consultant provided the Compensation Committee with:

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites;

•	preparation of our annual stock-based compensation guidelines;

•	a comprehensive review of our executive compensation philosophy and strategy, including revisiting the peer group companies and the criteria for selecting peers;

•	tally sheets disclosing our executive officers’ total compensation (including severance benefits and the value of outstanding equity awards); and

•	support for the preparation of our disclosure in this proxy statement.

In addition, in 2007, the compensation consultant provided the Compensation Committee with market survey data regarding cash severance benefits and the treatment of unvested equity awards in the event of a “change of control” of the company, industry trends in defining “shares owned” for the purpose of executive stock ownership guidelines, and target performance and payout levels under our Management Bonus Plan and our Executive Bonus Plan as compared to our peer group and survey companies.

The compensation consultant also provided the Compensation Committee with a review of the terms of the compensation consultant’s current engagement and a proposal for services (and applicable fees) to be performed by the compensation consultant in 2008 as well as a description of the mechanisms used to ensure the compensation consultant’s objectivity in connection with advising the Compensation Committee. In 2007, we paid approximately $330,000 for the services provided by the compensation consultant to the Compensation Committee and approximately $2.27 million for the separate employee benefits services provided by Mercer to us.

At least annually, the Compensation Committee evaluates the scope of services to be provided by the compensation consultant to the Compensation Committee and the separate employee benefits services to be provided by Mercer to us. The Compensation Committee has determined that it is not in our best interests to place restrictions on the firms that our management may retain to provide consulting or other services, and that our management should retain the firm that they believe will provide us with the best advice and services available.

In order to ensure that the compensation consultant consistently provides objective and unbiased advice to the Compensation Committee and that the compensation consultant’s advice to the Compensation Committee is not influenced by our engagement of Mercer’s separate employee benefits group, certain controls have been put in place. Specifically, the Compensation Committee and Mercer have operated under an engagement letter that sets forth the terms of the compensation consultant’s engagement, its direct reporting relationship to the Compensation Committee, the ability of the Compensation Committee to replace the compensation consultant at any time and without reason, the services to be provided by the compensation consultant and its fees. In addition, Mercer has agreed with the Compensation Committee that:

•	the compensation consultant will take its instructions solely from the Compensation Committee;

•	the compensation consultant may not communicate with other members or employees of Mercer that are not engaged on behalf of the Compensation Committee regarding any business discussed with the Compensation Committee;

•	the compensation consultant must immediately report to the Compensation Committee any efforts by other Mercer consultants or by our management to influence or direct the compensation consultant’s advice to the Compensation Committee;

•	the compensation consultant may not solicit any business from us, other than the business that the compensation consultant conducts on behalf of the Compensation Committee; and

•	the compensation consultant may only receive payment for the compensation consulting services that it provides to the Compensation Committee.

The Compensation Committee believes that these steps will help ensure that the compensation consultant will provide the Compensation Committee with objective advice.

The Compensation Committee compares our compensation levels and elements to those provided by our competitors.

The Compensation Committee annually compares the levels and elements of compensation that we provide to our named executive officers with the levels and elements of compensation provided to their counterparts in the market. The Compensation Committee uses this comparison data as a guideline in its review and determination of base salaries, annual performance incentive awards and long-term incentive compensation. We strongly believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide compensation packages to one or more members of our senior executive management that may deviate from the general principle of targeting compensation at specific levels.

The market data used to compare the levels and elements of compensation that we provide generally consists of both published surveys and a specific peer group, but varies depending on the element of compensation that is being addressed. The survey company data and the peer group company data are complementary to one another. The survey company data provides a broader industry-wide component, while the peer group company data provides information regarding companies most directly comparable to us based on the factors discussed above. The market data used to compare the levels and elements of compensation that we provided to our named executive officers in 2007 is shown in the table below.

		Long-Term	Policies and Practices (e.g.,
	Base Salary and Cash	Incentive Multiples (% of Base	Change of Control Benefits and
	Compensation	Salary Midpoint)	Perquisites)

 David E.I. Pyott
Chairman of the Board and Chief Executive Officer

 Scott M. Whitcup, M.D.
Executive Vice President, Research and Development

 Jeffrey L. Edwards
Executive Vice President, Finance and Business Development, Chief Financial Officer

■ 50% weighting of peer group company proxy statement disclosure

■ 50% weighting of published surveys(1)

- Data from 60 biotechnology, pharmaceutical and medical device industry participants with revenue ranging from $2.3 billion to $54.6 billion

- Data regressed for size of company

■ 50% weighting of Mercer General Industry Long Term Incentive Survey

- Data regressed for size of company and to align with our salary ranges

■ 25% weighting of peer group company proxy statement disclosure

■ 25% weighting of pharmaceutical long term incentive data
■ Peer group company disclosure and industry-specific published surveys considered primary ■ General industry data used when pharmaceutical and biotechnology information were not available

All Other Named Executive Officers
■ 100% weighting of published surveys(1)

- Data from 60 biotechnology and pharmaceutical industry participants with revenue ranging from $2.3 billion to $54.6 billion

- Data regressed for size of company

■ Sufficient peer group company proxy statement disclosure not available for these named executive officers
- Data regressed for size of company and to align with our salary ranges(2)

(1)	Sources: 2006 Towers Perrin Pharmaceutical Industry data and 2006 Hewitt Pharmaceutical Industry data.

(2)	Source: 2006 Towers Perrin Pharmaceutical Long Term Incentive Survey.

The peer group used to compare the levels and elements of compensation that we provided to our named executive officers in 2007 consisted of the following companies:

Peer Group Companies(1)

			Market
		Revenue	Capitalization(2)
Company Name	Industry Description	($ millions)	($ millions)

Johnson & Johnson(3)	Pharmaceuticals	$53,194	$193,268
Wyeth	Pharmaceuticals	$20,351	$66,469
Eli Lilly and Company	Pharmaceuticals	$15,691	$59,081
Amgen Inc.	Biotechnology	$14,268	$82,051
Genentech, Inc.	Biotechnology	$9,284	$92,001
Alcon, Inc.	Health Care Supplies	$4,897	$35,598
Genzyme Corporation	Biotechnology	$3,187	$17,278
Gilead Sciences, Inc.	Biotechnology	$3,026	$29,659
Forest Laboratories, Inc.(4)	Pharmaceuticals	$2,912	$17,809
Biogen IDEC Inc.	Biotechnology	$2,683	$16,347
Cephalon, Inc.	Biotechnology	$1,751	$4,378
MedImmune, Inc.	Biotechnology	$1,277	$8,270
Sepracor Inc.(5)	Pharmaceuticals	$1,197	$5,992
Endo Pharmaceuticals Holdings Inc.(3)	Pharmaceuticals	$910	$4,098
Celgene Corporation(3)	Biotechnology	$899	$20,186
Medicis Pharmaceutical Corporation(5)	Pharmaceuticals	$377	$2,083
Mentor Corporation(3,4)	Health Care Equipment	$268	$2,163

75th Percentile		$9,284	$59,081
Median		$2,912	$17,809
25th Percentile		$1,197	$5,992

Allergan, Inc.	Pharmaceuticals	$3,063	$17,677

Source: Standard & Poors Research Insight

(1)	Financial data reflects the December 2006 fiscal year-end except where noted.

(2)	Market capitalization as of January 31, 2007.

(3)	New peer company added in September 2006.

(4)	Financial data for Forest Laboratories, Inc. and Mentor Corporation reflect data for the fiscal year ended March 2006.

(5)	Financial data for Medicis Pharmaceutical Corporation reflect data for the fiscal year ended June 2006.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. In September 2006, the Compensation Committee determined that this group of peer companies was representative of our executive talent pool and our product and market profile (pharmaceutical, biotech, specialty pharmaceutical and medical device), appropriate from a market capitalization and revenue size perspective and comparable in terms of performance and recognition in the marketplace, measured by: (i) growth, (ii) market capitalization multiples, (iii) strong stockholder returns and (iv) competition for stockholders’ investment.

Our pay mix emphasizes equity compensation and “at risk” compensation.

The Compensation Committee sets total compensation in a fashion that ensures a significant percentage of annual compensation will be delivered in the form of equity, rather than cash, and is oriented toward rewarding longer-term performance, as opposed to annual performance, thus promoting alignment with long-term stockholder interests. In addition, the pay mix for our named executive officers is weighted less on guaranteed base salary and more on “at risk” compensation in the form of bonus compensation and, to a greater extent, long-term incentives. In determining the 2007 target pay mix for our named executive officers, the Compensation Committee considered the average compensation mix of our peer group companies as reflected in the following graphs.

(1)	Peer group data reflects 2006 salary, three year average bonus and all long-term incentive values for the peer group companies’ four next most highly compensated executive officers after their chief executive officers.

(2)	Target pay reflects 2007 salary, target bonus and actual stock option grants. Our executive committee consists of our named executive officers and Raymond H. Diradoorian, our Executive Vice President, Global Technical Operations.

(3)	Actual pay reflects 2007 salary, actual bonus and actual stock option grants.

The Compensation Committee uses tally sheets.

At least annually, the Compensation Committee and our board of directors review tally sheets setting forth the expected value of annual compensation and benefits for each named executive officer, including base salaries, potential annual performance incentive award payouts at minimum and maximum levels, long-term incentive compensation, including the number of options granted and the fair value at grant, and the annualized cost of other benefits and perquisites. The tally sheets also set forth the accumulated value of benefits and compensation to each named executive officer, including the accumulated value of equity grants, the accumulated value of benefits under our retirement plans and the accumulated value of potential payouts under different separation scenarios, including under our severance and change of control arrangements. The tally sheets show the effect of compensation decisions made over time on the total annual compensation to each named executive officer, and allow the Compensation Committee to review the total accumulated value of compensation and benefits for comparative purposes. The Compensation Committee also reviews and updates the form of the tally sheets with the help of the compensation consultant at least annually. For 2007, the tally sheets served as a useful check on total annual compensation for each executive officer and relative compensation among the executive officers and provided a review of total historical compensation decisions, but did not affect any specific decision relating to the named executive officers’ annual compensation. In its 2007 review of the tally sheets, the Compensation Committee determined that the annual compensation amounts for our named executive officers remained consistent with the Compensation Committee’s policies and expectations.

What targets has the Compensation Committee established for each element of compensation?

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities.

In setting an executive’s base salary in a particular year, the Compensation Committee takes into account competitive salary practices, the executive’s scope of responsibilities, the results previously achieved by the individual, the executive’s development potential and the executive’s historical base salary level. In order to attract and retain highly qualified executives, base salaries paid to our executive officers are generally targeted at the 50th percentile of the base salaries being paid by the market.

The increases in base salaries for 2007 as compared to 2006 for each of our named executive officers, as well as the market position of the base salaries prior to and after the increases, are shown in the table below.

		% of 50th	2007 Annualized	% of 50th
	2006 Annualized	Percentile of	Salary	Percentile of
Named Executive Officer	Salary(1)	Market	(% Increase)(2)	Market

David E.I. Pyott	$1,240,000	114%	$1,300,000	119%
Chairman of the Board and Chief Executive Officer			(4.8)%
F. Michael Ball	$600,000	89%	$630,000	93%
President, Allergan			(5.0)%
Scott M. Whitcup, M.D.	$475,200	79%	$508,500	85%
Executive Vice President, Research and Development			(7.0)%
Douglas S. Ingram	$453,600	78%	$500,000	86%
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary			(10.2)%
Jeffrey L. Edwards	$436,000	79%	$457,800	83%
Executive Vice President, Finance and Business Development, Chief Financial Officer			(5.0)%

(1)	For all of the named executive officers, other than Mr. Ingram, represents base salary on December 31, 2006 annualized for fiscal 2006. Mr. Ingram’s base salary was increased on December 9, 2006, following the increased scope and complexity of his role as our Chief Administrative Officer, instead of on January 29, 2007, when the other named executive officers received base salary increases. Mr. Ingram’s 2006 Annualized Salary amount represents his base salary prior to the December 9, 2006 increase annualized for fiscal 2006.

(2)	Represents base salary on December 31, 2007 annualized for fiscal 2007.

The Compensation Committee has approved annual increases to Mr. Pyott’s base salary of between 4.4% and 7.5% in each of the past five years. These increases were given in recognition of the overall performance of our company over the past nine years, the time period during which Mr. Pyott had served as our Chief Executive Officer. The Compensation Committee approved the increase to Mr. Pyott’s base salary between 2006 and 2007 for these same reasons, even though his base salary was higher than the 50th percentile of the market. The Compensation Committee also considered that even though Mr. Pyott’s base salary was higher than the 50th percentile of the market, his total direct compensation was lower than the 50th percentile of the market. The 2007 base salary increases for the other named executive officers were based on the recommendations of our Vice President, Compensation and Benefits, which were based upon market data provided by the compensation consultant discussed above, and our Chief Executive Officer’s evaluations of the other named executive officers. At the beginning of 2006, the named executive officers identified a number of specific company performance objectives for their areas of responsibility for the year. These company performance objectives were subject to Mr. Pyott’s review and approval or modification. The objectives varied considerably in detail and subject matter depending on each executive officer’s area of responsibility. The objectives included, among other things, specific product approvals and development, financial objectives, successful completion of acquisitions and financings and regulatory compliance. No single objective was considered material to the determination of base salary increases for 2007. The increase to Mr. Ingram’s base salary was also based in large part on the increased scope and complexity of Mr. Ingram’s role as our Chief Administrative Officer, which included his assuming responsibility for our Human Resources and Information Technology departments, beginning in October 2006.

Annual Performance Incentive Awards

The primary purpose of our annual performance incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. We have two annual bonus programs, each designed to reward management-level employees for their contributions to corporate objectives. Our Chief Executive Officer and our President participate in our 2006 Executive Bonus Plan, while our other named executive officers and management employees participate in our Management Bonus Plan. Our Executive Bonus Plan was approved by our stockholders in 2006. Our two annual bonus programs generally have the same structure, as described below.

How were 2007 bonuses determined under our Management Bonus Plan?

At the beginning of 2007, the Compensation Committee established target bonuses for each participant in our Management Bonus Plan after review of the 50th percentile of the bonuses paid by the market, as a percentage of base salary, for that participant’s position. The Compensation Committee, in January 2008, also determined the size of the bonus pool to be paid to employees, based upon our performance in 2007. Our performance is measured by our achievement of three pre-established performance objectives. The performance objectives were based on our corporate strategies and objectives established as part of our annual operating plan process. For 2007, these performance objectives were as follows: (1) a pre-established target adjusted earnings per share of $4.31, or the EPS Target, (2) a pre-established target sales revenue growth in local currency of 20.1%, or the Revenue Target, and (3) a pre-established target research and development reinvestment rate of 16.56% of annual sales, or the R&D Reinvestment Target. As a result of the two-for-one stock split of our common stock in June 2007, the Compensation Committee determined that our actual adjusted earnings per share for 2007 would be multiplied by two for purposes of determining bonuses payable under our Management Bonus Plan. The Compensation Committee determined that the EPS Target, Revenue Target and R&D Reinvestment Target were appropriate performance objectives for the purpose of establishing bonus payments because the EPS Target and Revenue Target provide incentives for management to focus on increasing our revenues while meeting an earnings per share objective, balanced against our long-term objective of maintaining a significant research and development reinvestment rate to fuel our long-term growth.

Adjusted earnings, the underlying financial measure in the EPS Target performance objective, is not defined under U.S. generally accepted accounting principles, or GAAP. We have historically used, and intend in the future to use, the same projected adjusted EPS reported in our press releases commenting on quarterly and annual results for purposes of establishing the EPS Target under our Management Bonus Plan and our Executive Bonus Plan. We use adjusted earnings for planning and forecasting in future periods the core operating performance of our business. Despite the importance of adjusted earnings in analyzing our business and designing incentive compensation, adjusted earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does not reflect: cash expenditures or future requirements for expenditures relating to restructurings and certain acquisitions, including severance and facility transition costs associated with acquisitions; gains or losses on the disposition of assets associated with restructuring and business exit activities; the tax benefit or tax expense associated with the items indicated; and the impact on earnings of charges resulting from certain matters that we consider not to be indicative of our on-going operations.

Our Management Bonus Plan for 2007 provided that the bonus pool would be funded at 90% of the target bonus for achievement of the EPS Target, with an additional 10% of the target bonus funded for achievement of the

Revenue Target and 10% of the target bonus funded for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus would be funded upon achieving all three of the target pre-established corporate performance objectives. For any bonus to be payable under our Management Bonus Plan for 2007, however, 2007 adjusted earnings per share had to be greater than 96.5% of the EPS Target. Once this threshold earnings per share amount had been reached, the bonus pool would be funded based on linear interpolations for performance above and below the target amounts. A maximum of 160% of the target bonus would be funded upon achieving the maximum level of all three of the pre-established corporate performance objectives. The funding level of the bonus pool as determined by our results for each of the three company performance objectives is shown in the table below.

	Bonus Pool Funding	Bonus Pool Funding	Bonus Pool Funding
	at Below Threshold	at Target	at Maximum
Performance Metric	Performance	Performance(1)	Performance(1)

Earnings Per Share	0% of target pool	90%	110%
Revenue Growth	0%	10%	25%
R&D Reinvestment Rate	0%	10%	25%

Total	0%	110%	160%

(1)	No funding for the Revenue Growth or R&D Reinvestment Rate targets would be made unless adjusted earnings per share exceeded 96.5% of the EPS Target.

As a result of our achievement of 103.5% of the EPS Target, 128.5% of the Revenue Target and 99.1% of the R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2007, the Compensation Committee established the 2007 bonus pool for participants in our Management Bonus Plan at approximately 143.9% of the target bonus. As a result, the Compensation Committee approved an aggregate bonus pool of approximately $37.7 million for approximately 827 participants.

Once the aggregate bonus pool was established, our Chief Executive Officer allocated the bonus pool to our business functions based on each function’s performance versus defined objectives that contributed to the results in 2007 and the long-term performance of the company. For instance, a business function that exceeded its defined objectives typically received a greater share of the bonus pool than a business function that met its defined objectives. This allocation of the bonus pool among our business functions reinforced our pay-for-performance philosophy. For 2007, our Chief Executive Officer determined that the baseline bonus for non-executive employees would be set at 138% of their target bonuses and that our business functions (and the executive officers responsible for those business functions) would receive allocations within approximately three percentage points above or below 143.9% of the target bonus based on each function’s performance separate from our corporate financial performance.

Within each business function (including with respect to our named executive officer participants), each participant’s bonus could be further modified based upon the participant’s evaluation by his or her supervisor. Under our Management Bonus Plan, each participant’s bonus could potentially have been modified down to 0% or up to 150% based on his or her evaluation. In general, at the beginning of 2007, each participant identified (subject to his or her supervisor’s review and approval or modification) a number of objectives for 2007 and then received a performance evaluation against those objectives as a part of the year-end compensation review process. For the named executive officers, these objectives varied considerably in detail and subject matter depending on their areas of responsibility. The objectives included, among other things, product approvals and development milestones, financial objectives, successful integration and completion of acquisitions and financings and regulatory compliance. No single objective was considered material to the determination of the named executive officers’ 2007 bonuses. By accounting for each participant’s performance relative to these pre-established objectives, we are able to differentiate among executives and emphasize the link between an individual’s performance and his or her compensation.

For 2007, the target bonuses for the participating named executive officers were established at 60% of their year-end annualized base salaries, which would result in a bonus of 66% of their base salaries if each of the EPS Target, Revenue Target and R&D Reinvestment Rate Target were met and no changes were made to the bonus amounts based on the performance of their business functions or their individual performance evaluations. The 50th percentile of the market establishes target bonuses at a level of approximately 70% of base salaries for similarly situated executives. Based on this market data, the 2008 target bonuses for the participating named executive officers were increased to 65% of their year-end annualized base salaries, which would result in a bonus of 71.5% of their base salaries if all three corporate performance objectives were met and no changes were made to the bonus amounts based on the performance of their business functions or their individual performance evaluations.

The table below illustrates potential bonus payouts as a percentage of base salary based on company performance, prior to any adjustments for business function or individual performance, as follows: (i) potential bonus payouts if all three of the pre-established corporate performance objectives were met at the target level; and (ii) potential bonus payouts if all three of the pre-established corporate performance objectives were met at the maximum level.

			Objectives Met at
	2007	Objectives Met at	Maximum Level
	Annualized	Target Level (Bonus	(Bonus as % of
Named Executive Officer	Salary(1)	as % of Salary)(2)	Salary)(2)

Scott M. Whitcup, M.D. Executive Vice President, Research and Development	$508,500	66%	96%
Douglas S. Ingram Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	$500,000	66%	96%
Jeffrey L. Edwards Executive Vice President, Finance and Business Development, Chief Financial Officer	$457,800	66%	96%

(1)	Represents base salary on December 31, 2007 annualized for fiscal 2007.

(2)	Represents potential bonus payouts based solely on company performance, prior to any adjustments for business function or individual performance. Under our Management Bonus Plan, each participant’s bonus could potentially be modified down to 0% or up to 150% based on his or her individual performance.

For 2007, none of the named executive officers’ bonus payouts were modified based on the performance of their business functions or based on their individual performance evaluations. Each named executive officer’s bonus payout was based solely on our corporate performance which resulted in a payout of 143.9% of each named executive officer’s target bonus. The actual cash compensation (salary plus actual annual performance awards) for each of the named executive officers as compared to the 50th percentile of the market are shown in the table below.

			Actual	% of 50th
	2007 Actual	Actual	Total Cash	Percentile of
Named Executive Officer	Salary(1)	Bonus(2)	Compensation	Market

Scott M. Whitcup, M.D Executive Vice President, Research and Development	$505,298	$439,000	$944,298	90%
Douglas S. Ingram Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	$500,000	$431,700	$931,700	92%
Jeffrey L. Edwards Executive Vice President, Finance and Business Development, Chief Financial Officer	$455,704	$395,300	$851,004	88%

(1)	Represents base salary earned during 2007.

(2)	Amounts in excess of 100% of each named executive officer’s bonus target were paid in grants of restricted stock or restricted stock units, which vest two years following the grant date. Dr. Whitcup received approximately $133,859 of his actual bonus award in restricted stock. Mr. Ingram received approximately

$131,647 of his actual bonus award in restricted stock. Mr. Edwards received approximately $120,587 of his actual bonus award in restricted stock.

All awards paid under our Management Bonus Plan to our senior managers (including our participating named executive officers) for 2007 in excess of 100% of the participants’ bonus targets were paid in grants of restricted stock or restricted stock units, based on the average of the high and low prices of our common stock on February 1, 2008 and are subject to forfeiture prior to vesting in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting is accelerated on such date as the participant becomes eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. The restricted stock for 2007 performance was granted on February 14, 2008, under our 1989 Incentive Compensation Plan, as amended. Since these awards were granted after the 2007 fiscal year end, they are not reflected in the Grants of Plan Based Awards Table in this proxy statement, but their value is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement, as they were earned in 2007.

How were 2007 bonuses determined under our Executive Bonus Plan?

The primary purpose of our Executive Bonus Plan is to reward, retain and motivate our Chief Executive Officer and our President, and they are the only employees currently eligible for awards under our Executive Bonus Plan.

The bonuses payable to our Chief Executive Officer and our President under our Executive Bonus Plan for 2007 were based on attainment of the EPS Target, Revenue Target and R&D Reinvestment Target — consistent with the targets and adjusted earnings per share threshold established for the other named executive officers for 2007 under our Management Bonus Plan. Our Chief Executive Officer’s target bonus for 2007 was 120% of his year-end annualized base salary, and our President’s target bonus for 2007 was 70% of his year-end annualized base salary, after review of the 50th percentile of the market. Equivalent to our Management Bonus Plan, 90% of the target bonus was payable for achievement of the EPS Target, with an additional 10% of target bonus payable for achievement of the Revenue Target and 10% of target bonus payable for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus was payable upon achieving all three of the pre-established target corporate performance objectives. Also equivalent to our Management Bonus Plan, for any bonus to be payable for 2007 under our Executive Bonus Plan, 2007 adjusted earnings per share had to be greater than 96.5% of the EPS Target. Therefore, the actual bonus award payable was from 0% to 160% of the target bonus based on our relative attainment of the performance objectives, subject to the discretion of the Compensation Committee to reduce the amount payable. The table below illustrates potential bonus payouts as a percent of base salary if: (i) all three of the pre-established corporate performance objectives were met at the target level; and (ii) all three of the pre-established corporate performance objectives were met at the maximum level.

			Objectives Met at
	2007	Objectives Met at	Maximum Level
	Annualized	Target Level (Bonus	(Bonus as % of
Named Executive Officer	Salary(1)	as % of Salary)	Salary)

David E.I. Pyott Chairman of the Board and Chief Executive Officer	$1,300,000	132%	192%
F. Michael Ball President, Allergan	$630,000	77%	112%

(1)	Represents base salary on December 31, 2007 annualized for fiscal 2007.

Based upon our relative achievement of the pre-established performance objectives for 2007, and in accordance with the bonus structure approved at the beginning of 2007, the Compensation Committee approved bonus payouts to Messrs. Pyott and Ball of 143.9% of their target bonus. As a result, the Compensation Committee approved a bonus of $2.245 million for Mr. Pyott, or approximately 172.7% of his year-end annualized base salary, and a bonus of $634,600 for Mr. Ball, or approximately 100.7% of his year-end annualized base salary. These amounts include the value of the restricted shares granted for performance above target, described below. The actual cash compensation

(salary and actual annual performance awards) for these named executive officers as compared to the 50th percentile of the market are shown in the table below.

	2007		Actual Total Cash	% of 50th
Named Executive Officer	Actual Salary(1)	Actual Bonus(2)	Compensation	Percentile

David E.I. Pyott Chairman of the Board and Chief Executive Officer	$1,293,076	$2,244,800	$3,537,876	150%
F. Michael Ball President, Allergan	$627,115	$634,600	$1,261,715	93%

(1)	Represents base salary earned during fiscal 2007.

(2)	Amounts in excess of 100% of each named executive officer’s bonus target were paid in grants of restricted stock or restricted stock units, which vest two years following the grant date. Mr. Pyott received approximately $684,778 of his actual bonus award in restricted stock. Mr. Ball received approximately $193,583 of his actual bonus award in restricted stock.

Equivalent to our Management Bonus Plan, bonuses for 2007 under our Executive Bonus Plan were paid in cash up to a maximum bonus pool of 100% of the bonus targets, and the remainder was paid in shares of restricted stock, based on the average of the high and low prices of our common stock on February 1, 2008, and are subject to forfeiture prior to vesting in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date and accelerated vesting upon normal retirement or in the event of death or permanent disability. The restricted stock for 2007 performance was granted on February 14, 2008, under our 1989 Incentive Compensation Plan, as amended.

2008 Bonuses under our Management Bonus Plan and our Executive Bonus Plan.

For the payment of annual incentive awards to participants under our Management Bonus Plan and our Executive Bonus Plan for 2008, the Compensation Committee approved the same bonus program and structure as used in 2007, subject to a revised target value for each of the three performance measures and the increase in the target bonuses for the three named executive officers participating in our Management Bonus Plan to 65% of their year-end annualized base salaries.

Why do we grant equity awards and how does the Compensation Committee determine the amount of such awards?

Our employees, including our named executive officers, are eligible to participate in our annual award of stock option and restricted stock grants under our 1989 Incentive Compensation Plan, as amended. In addition, our employees are eligible to receive other awards of stock option and restricted stock grants under our 1989 Incentive Compensation Plan, as amended, throughout the fiscal year in connection with certain events, such as a new hire, retention of an employee, integration of acquisitions or outstanding performance against certain individual or departmental performance objectives. Our 1989 Incentive Compensation Plan, as amended, will terminate at our 2008 annual meeting of stockholders if our 2008 Incentive Award Plan is adopted by our stockholders (see Item No. 2 on page 9 of this proxy statement). If our 2008 Incentive Award Plan is not adopted by our stockholders, our 1989 Incentive Compensation Plan, as amended, will terminate in April 2009. During 2007, approximately 599 employees, including executive officers, received stock option grants and/or restricted stock awards in connection with our annual award and approximately 173 employees, including executive officers, received other option grants and/or restricted stock awards, primarily relating to new hire grants, exceptional sales performance or the achievement of research and development milestones. Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serving as a method for motivating and retaining our employees.

For 2007, the Compensation Committee determined that our named executive officers should receive long-term incentive awards in the form of stock options, with a limited pool of restricted stock awards being available for that portion of bonuses to be paid in shares of restricted stock under our Management Bonus Plan and our Executive Bonus Plan. In determining to provide long-term incentive awards in the form of stock options, the Compensation

Committee considered cost and dilution impact, market trends relating to long-term incentive compensation and other relevant factors. The Compensation Committee determined that an award of stock options more closely aligns the interests of the recipient with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, the Compensation Committee determined that awards of stock options align with our high growth strategy and provide significant leverage if our high growth objectives are achieved and place a significant portion of compensation at risk if our objectives are not achieved. This provides an effective balance of risk and reward. The Compensation Committee reviewed our stock option grant usage and overhang (options outstanding plus reserves), and noted that our overhang was below the 25th percentile of the peer group companies.

The Compensation Committee has structured our Management Bonus Plan and our Executive Bonus Plan so that amounts payable in excess of 100% of the target bonus are paid in restricted shares (as opposed to cash) to provide us with greater retention of the recipient over the two-year vesting term of the restricted stock following completion of the performance period. For 2008, the Compensation Committee has determined to retain its 2007 equity strategy such that 100% of management’s equity awards will be granted in the form of nonqualified stock options, except in circumstances where restricted stock is granted under our bonus plans or in limited cases such as for retaining current key employees or attracting key new hires. Mr. Pyott and Dr. Whitcup received grants of 30,000 and 4,000 shares of restricted stock, respectively, on February 14, 2008. These shares vest in full on the fourth anniversary of the grant date, subject to continued employment with us through such vesting date.

Each January, the Compensation Committee considers and approves a set of guidelines for long-term incentive awards for eligible participants based on the participant’s grade level in the organization. The guidelines for each employee grade level are set by the Compensation Committee based on input from the compensation consultant. The guidelines target the annual grants of long-term incentive awards at each grade level (as a multiple of the base salary midpoint for the grade level) at the 75th percentile of the market. The purpose of this higher market positioning for equity-based compensation is to provide a total compensation program that maintains a significant amount of at-risk compensation, places greater overall emphasis on long-term performance, encourages retention of key employees and more closely aligns executive compensation with the interests of our stockholders.

Actual 2007 long-term incentive compensation awards at the named executive officers’ grade levels (as a multiple of the base salary midpoint for the grade levels) were slightly below the 75th percentile of the market, as shown in the table below.

	Number of Stock	Value of Stock	Multiple (% of	Market Data 75th Percentile
	Options Granted in	Options Granted in	Base Salary	Multiple (% of Base Salary
Named Executive Officer	2007	2007(1)	Midpoint)	Midpoint)

David E.I. Pyott Chairman of the Board and Chief Executive Officer	386,800	$9,282,000	850%	860%
F. Michael Ball President, Allergan	124,200	$2,979,000	440%	470%
Scott M. Whitcup, M.D. Executive Vice President, Research and Development	89,200	$2,139,000	370%	380%
Douglas S. Ingram Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	89,200	$2,139,000	370%	380%
Jeffrey L. Edwards Executive Vice President, Finance and Business Development, Chief Financial Officer	89,200	$2,139,000	370%	380%

(1)	The numbers shown in this table, for purposes of determining our market positioning, are based on a Black-Scholes value of $24.00, at a $59.71 exercise price (our average 30-day closing price as of January 12, 2007).

The survey company data and the peer group company data showed that while the 75th percentile of the market had moved upwards since 2006 for the executive officer grade level participants, the 75th percentile of the market had moved downwards for the lower grade level participants. In consideration of the lower guidelines for some participants, the Compensation Committee determined to grant awards to the executive officers based on the same multiple used to determine 2006 awards and not increase the guideline to current market levels.

In addition, the Compensation Committee considered the rate of share usage for proposed equity awards, which for 2007 represented approximately 2.1 million shares, or 1.4% of the common shares outstanding. The Compensation Committee considered that our 2006 rate of share usage of 1.5% and our three-year (2003-2005) average rate of share usage of 1.7% of the common shares outstanding were at approximately the 25th percentile of our peer group companies’ three-year (2003-2005) average rate of share usage. In addition, our overhang (options outstanding plus reserves) was 10.7%, which was below the 25th percentile of the peer group companies based on their annual reports on Form 10-K for fiscal year 2005. Our reported stock option expense under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, or SFAS No. 123R, as a percent of our revenues for fiscal year 2005, was between the 25th percentile and 50th percentile of our peer group companies.

What policies do we have in place with respect to timing of equity compensation awards?

During 2007, options were granted to current executive officers on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on January 29, 2007, with a grant date of February 2, 2007. Our policy for the 2007 fiscal year and for prior years was to establish the number of options to be awarded at a regularly scheduled meeting of the Compensation Committee held prior to our full year earnings release with a grant date that was two business days after the full year earnings release. For the current year and on a going forward basis, we changed our policy so that the grant date would be 11 business days after the full year earnings release. Awards of bonus amounts payable under our Management Bonus Plan and our Executive Bonus Plan in excess of 100% of the target bonus issued in restricted shares are expressed in dollar valuations when approved by the Compensation Committee and the number of shares of restricted stock is determined on the grant date based on the average high and low prices of our common stock on the grant date. Other awards of stock options and restricted stock are expressed in a number of shares when approved by the Compensation Committee.

Beginning with the 2007 fiscal year, our policy has been that option grant dates for newly hired executive officers and other eligible employees will be two business days after the next quarterly or annual earnings release, as applicable, following the executive officer’s or other eligible employee’s commencement of employment.

Why did the Compensation Committee adopt a clawback policy?

In July 2007, the Compensation Committee adopted a clawback policy, whereby in the case of fraud or other intentional misconduct involving our executive officers or vice presidents that necessitates a restatement of our financial results, such executive officers or vice presidents are required to reimburse us for any bonus awards or other incentive compensation paid or issued to them in excess of the amount that would have been paid or issued based on the restated financial results. The Compensation Committee approved this policy after consideration of market practices and to further align the interests of our executive officers and vice presidents with our stockholders.

What equity ownership guidelines do we have in place for our officers and directors?

Our board has approved stock ownership guidelines for all corporate vice presidents (consisting primarily of our region/business heads) with five years in their position at a level of two times base salary, executive vice presidents with five years in their position at a level of three times base salary and for our Chief Executive Officer at a level of five times base salary. Ownership is determined based on the combined value of shares owned outright, restricted shares, shares held in benefit plans and one-half of the intrinsic value of vested, in-the-money stock options.

The Compensation Committee annually reviews our executive officers’ stock ownership status and the timeline for compliance in connection with our annual meeting of stockholders. In 2007, all such officers met the stock ownership guidelines. The Compensation Committee also annually reviews our stock ownership guidelines and their consistency with market practices. The tally sheets reviewed by the Compensation Committee also provide information about compliance with the stock ownership guidelines by each named executive officer.

Our board has also approved stock ownership guidelines for directors, which provide that each non-employee director is expected to own our common stock, including phantom shares accrued under our deferred directors’ fee program, equal in value to the number of years the director has served on our board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2007, all non-employee directors met the stock ownership guidelines.

What perquisites and other benefits do we provide and why do we provide these benefits?

In September 2006, the Compensation Committee determined that all major perquisite programs, other than a tax and financial planning allowance of $20,000 for our Chief Executive Officer and our President and $10,000 for each other named executive officer, would be eliminated. The Compensation Committee kept the tax and financial planning allowance in order to support effective use of our compensation programs and good financial management. In lieu of the terminated perquisites, the Compensation Committee determined to provide a flat annual perquisite payment of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer. The perquisite allowance is payable in 26 equal bi-weekly installments. The Compensation Committee eliminated all other major perquisite programs in order to provide greater flexibility to our executive officers and simplify the administration of the program. The new program was implemented in January 2007.

We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees. We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives.

What retirement plans do we have that are not generally available to all employees and why do we have these plans?

We have two supplemental retirement plans for certain employees, including the named executive officers. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code Sections 415 and 401(a)(17). Payments under our supplemental retirement plans are in the same form and will be paid at the same time as a participant’s benefits under our pension plan.

Under the Allergan, Inc. Executive Deferred Compensation Plan, eligible employees, including the named executive officers, are permitted to defer receipt of up to 100% of their base salary and bonus. Eligible employees, including the named executive officers, also receive contributions from us for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participant was limited by the Internal Revenue Code. A description of the material terms of these plans can be found beginning on page 69 of this proxy statement under “Pension Benefits Table” and on page 71 of this proxy statement under “Nonqualified Deferred Compensation Table.”

What severance and change of control benefits do we provide and why do we provide these benefits?

None of our U.S.-based employees, including our named executive officers, have an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such employee may be terminated at any time.

Since 1993, a severance pay policy has been in effect for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service, with the greatest benefits (approximating two years of total cash compensation and benefits) payable for executive vice presidents having 15 or more years of service, and the least benefits for service of less than seven years (approximately 14 months of base salary only). The severance policy was designed to further retain executives by providing security that increases over time with the executive’s service to us.

We have entered into change of control agreements with each of our named executive officers and other key employees. These agreements provide for severance payments to be made to the executive officers and other key employees if their employment is terminated under specified circumstances within two years following a change of control. The payments and benefit levels under the change of control agreements did not influence and were not influenced by other elements of compensation.

Our severance pay policy and change of control agreements were designed to help attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change of control. These benefits also allow executives to assess takeover bids objectively without regard to the potential impact on their own job security. In December 2006 and July 2007, the compensation consultant, at the direction of the Compensation Committee, provided a summary of industry practices with respect to cash severance payments and the treatment of unvested equity upon a change of control. The compensation consultant found that “salary plus bonus” was the most prevalent cash severance multiplier among our peer group companies and the general industry. Severance multipliers typically ranged from one times salary and bonus at lower tiers to three times salary and bonus at the top executive level. Our current severance multiples are in line with these findings. Additionally, the most prevalent treatment of unvested equity among our peer group companies was full vesting upon a change of control, a single trigger, which is in line with our change of control agreements. All of the other change of control benefits under our change of control agreements require a double trigger (a change of control followed by a qualifying termination). A description of the material terms of our change of control agreements and severance pay policy can be found beginning on page 72 of this proxy statement under “Potential Payments Upon Termination or Change of Control Table.”

What are our policies on deductibility of compensation?

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our board of directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of our common stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 1989 Incentive Compensation Plan, as amended, are intended to meet the criteria of Section 162(m) of the Internal Revenue Code.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests, such as time-vested grants of restricted stock, retention bonuses or grants of nonqualified stock options.

Our Executive Bonus Plan is designed and has generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code.

Tabular Compensation Disclosure

The following tables summarize our named executive officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table summarizes the compensation earned by, or awarded or paid to, our named executive officers, including salary earned during 2007, the cost to us of stock awards and option awards previously granted to our named executive officers, non-equity incentive plan awards earned by our named executive officers for 2007 performance, changes in the actuarial present value of our named executive officers’ accrued aggregate pension benefits and all other compensation paid to our named executive officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table summarizes all grants of plan-based awards made to our named executive officers in 2007, including cash and stock awards made under our Management Bonus Plan and our Executive Bonus Plan. For a discussion of cash and stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2007 performance, see the Summary Compensation Table.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table summarizes the unvested stock awards and all stock options held by our named executive officers as of December 31, 2007, as adjusted to account for our two-for-one stock split that was completed on June 22, 2007. Please note that our named executive officers’ ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

4.	Stock Exercises and Vesting Table. The Stock Exercises and Vesting Table summarizes our named executive officers’ option exercises and stock award vesting during 2007, as adjusted to account for our two-for-one stock split that was completed on June 22, 2007.

5.	Pension Benefits Table. The Pension Benefits Table summarizes the actuarial present value of our named executive officers’ accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans and any payments made under those plans to our named executive officers during 2007.

6.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table summarizes the contributions to and account balances under our Executive Deferred Compensation Plan during 2007, as adjusted to account for our two-for-one stock split that was completed on June 22, 2007.

7.	Potential Payments Upon Termination or Change of Control Table. The Potential Payments Upon Termination or Change of Control discussion and table summarize payments and benefits that would be made to our named executive officers in the event of certain employment terminations and/or a change of control.

8.	Director Compensation Table. The Director Compensation Table summarizes the compensation paid to our non-employee directors during 2007, including cash compensation, and the cost of to us of stock awards and option awards previously granted to our non-employee directors.

1.	Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2007 and 2006. Please note that ownership of vested stock awards is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement. Please also note that “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the following table consists of the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and nonqualified deferred compensation earnings that are above-market.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total

David E.I. Pyott	2007	$1,293,076	$0	$350,172	$6,816,879	$2,244,800	$475,494	$51,923	$11,232,344
Chairman of the Board	2006	$1,233,769	$16,500	$188,500	$6,438,058	$1,983,500	$447,332	$46,482	$10,354,141
and Chief Executive Officer
Jeffrey L. Edwards	2007	$455,704	$0	$154,608	$988,343	$395,300	$99,095	$31,604	$2,124,654
Executive Vice	2006	$432,262	$0	$124,877	$685,623	$355,800	$77,241	$22,523	$1,698,326
President, Finance and Business Development, Chief Financial Officer
F. Michael Ball	2007	$627,115	$0	$100,097	$1,906,895	$634,600	$186,809	$52,953	$3,508,469
President, Allergan	2006	$593,613	$11,300	$52,357	$1,605,531	$559,900	$159,124	$54,988	$3,036,813
Douglas S. Ingram	2007	$500,000	$0	$123,100	$1,287,672	$431,700	$86,917	$32,609	$2,461,998
Executive Vice	2006	$453,141	$0	$87,299	$1,041,419	$373,300	$87,501	$34,567	$2,077,227
President, Chief Administrative Officer, General Counsel and Secretary
Scott M. Whitcup, M.D.	2007	$505,298	$0	$129,345	$1,164,072	$439,000	$95,013	$36,985	$2,369,713
Executive Vice	2006	$470,714	$0	$173,161	$878,330	$365,000	$79,343	$23,997	$1,990,545
President, Research and Development

(1)	The amounts shown include amounts of salary earned but deferred at the election of the named executive officer under the Savings and Investment Plan and the Executive Deferred Compensation Plan. See footnote 7 below for a description of the Savings and Investment Plan and the Nonqualified Deferred Compensation Table for a description of the Executive Deferred Compensation Plan.

(2)	The amounts shown are discretionary bonuses provided to our Chief Executive Officer and President under our Executive Bonus Plan.

(3)	The amounts shown are the amounts of compensation cost recognized by us related to the grants of restricted stock, as prescribed under SFAS No. 123R. For a discussion of valuation assumptions used to determine the compensation cost in 2007, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007. The amounts consist of bonus performance awards earned by our named executive officers under our Management Bonus Plan or our Executive Bonus Plan, as applicable, in excess of 100% of the participants’ target bonus, paid in grants of service-vested restricted stock of Allergan, which vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service). Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. The goals employed for 2007 and 2006 included adjusted earnings per share, revenue growth and research and development reinvestment rate. See footnote 5 below and “Compensation Discussion and Analysis — What targets has the Compensation Committee established for each element of compensation?” in this proxy statement for a more complete description of these bonus plans. The table below shows how much of the overall amount of the compensation cost recognized by us in 2007 is attributable to each award.

		Number of Shares of	2007 Fiscal Year
Named Executive Officer	Grant Date	Stock Granted	Compensation Cost

Mr. Pyott	February 2, 2007	8,744	$161,672
	February 6, 2006	10,664	$188,500
Mr. Edwards	February 2, 2007	1,608	$29,731
	February 6, 2006	1,232	$21,777
	January 30, 2004	10,000	$103,100
Mr. Ball	February 2, 2007	2,582	$47,740
	February 6, 2006	2,962	$52,357
Mr. Ingram	February 2, 2007	1,684	$31,136
	February 6, 2006	2,036	$35,989
	February 6, 2006	4,000	$55,975
Dr. Whitcup	February 2, 2007	1,364	$25,220
	February 6, 2006	2,036	$35,989
	January 30, 2004	6,000	$61,860
	January 31, 2003	10,000	$6,276

(4)	The amounts shown are the compensation costs recognized by us related to the grants of stock options as prescribed under SFAS No. 123R. For a discussion of valuation assumptions used to determine the compensation cost in 2007, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007. The table below shows how much of the overall amount of the compensation cost recognized by us in 2007 is attributable to each award.

			Number of Shares of
			Stock Underlying	2007 Fiscal Year
Named Executive Officer	Grant Date	Exercise Price	Options Granted	Compensation Cost

Mr. Pyott	February 2, 2007	$58.55	386,800	$1,575,438
	February 6, 2006	$55.98	450,000	$2,020,219
	February 9, 2005	$36.15	452,000	$1,397,369
	January 30, 2004	$41.24	500,000	$1,703,446
	January 31, 2003	$30.13	600,000	$120,408
Mr. Edwards	February 2, 2007	$58.55	89,200	$363,312
	February 6, 2006	$55.98	84,000	$377,108
	February 9, 2005	$36.15	40,000	$123,661
	January 30, 2004	$41.24	34,000	$115,834
	January 31, 2003	$30.13	42,000	$8,429
Mr. Ball	February 2, 2007	$58.55	124,200	$505,867
	February 6, 2006	$55.98	128,000	$574,640
	February 9, 2005	$36.15	130,000	$401,898
	January 30, 2004	$41.24	118,000	$402,013
	January 31, 2003	$30.13	112,000	$22,476
Mr. Ingram	February 2, 2007	$58.55	89,200	$363,312
	February 6, 2006	$55.98	84,000	$377,108
	February 9, 2005	$36.15	100,000	$309,153
	January 30, 2004	$41.24	66,000	$224,855
	January 31, 2003	$30.13	66,000	$13,245

			Number of Shares of
			Stock Underlying	2007 Fiscal Year
Named Executive Officer	Grant Date	Exercise Price	Options Granted	Compensation Cost

Dr. Whitcup	February 2, 2007	$58.55	89,200	$363,312
	February 6, 2006	$55.98	84,000	$377,108
	February 9, 2005	$36.15	100,000	$309,153
	January 30, 2004	$41.24	32,000	$109,021
	January 31, 2003	$30.13	20,800	$4,174
	January 7, 2003	$28.92	30,000	$1,305

(5)	The amounts shown represent the bonus performance awards earned under our Executive Bonus Plan for Messrs. Pyott and Ball, and our Management Bonus Plan for all other named executive officers. Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. For 2007, payouts under our Management Bonus Plan and our Executive Bonus Plan were based on attainment of corporate performance objectives as follows: (1) a pre-established target adjusted earnings per share, (2) a pre-established target sales revenue growth, and (3) a pre-established target research and development reinvestment rate. In addition, for any bonus to be payable, 2007 adjusted earnings per share had to be greater than 96.5% of the target adjusted earnings per share. As a result of our achievement of 103.5% of our target adjusted earnings per share, 128.5% of our target sales revenue growth and 99.1% of our target research and development reinvestment rate, and in accordance with the bonus structure approved at the beginning of 2007 under our Executive Bonus Plan and our Management Bonus Plan, the Compensation Committee approved funding the 2007 bonus pool for plan participants at approximately 143.9% of the target bonus pool. See “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis — What targets has the Compensation Committee established for each element of compensation?” in this proxy statement for a more complete description of these plans. Awards payable under these plans in excess of 100% of the participant’s bonus target are payable in grants of service-vested restricted stock, the value of which are reflected in the payments shown. Such awards were issued on February 14, 2008 to Messrs. Pyott, Edwards, Ball and Ingram and Dr. Whitcup in the amounts of 10,216 ($684,778 value), 1,799 ($120,587 value), 2,888 ($193,583 value), 1,964 ($131,647 value), and 1,997 ($133,859 value), respectively. These shares vest on February 14, 2010, the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date.

(6)	This column includes the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and the nonqualified deferred compensation earnings that are above-market. For 2007, the change in the actuarial present value of the accrued aggregate pension benefit is based on the difference of the present value of the accrued benefit as of the September 30, 2007 measurement date and the present value of the accrued benefit as of the September 30, 2006 measurement date. The actuarial present value of accrued benefits is based on a discount rate of 5.90% as of September 30, 2006 and 6.25% as of September 30, 2007, and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. Participants are assumed to retire at age 62, the plan’s earliest termination date with unreduced benefits. No pre-retirement mortality, retirement or termination has been assumed for the valuation. The nonqualified deferred compensation earnings represent above-market interest accrued under the Executive Deferred Compensation Plan for the accounts of Mr. Pyott and Mr. Ball. Interest accrued under the Executive Deferred Compensation Plan during 2007 was at a rate of 5.876%, based on 120% of the ten-year Treasury Note 120 month rolling average determined on October 1 of each year for the following year. The value of the above-market interest for Mr. Pyott is $3,522; the value of the above-market interest for Mr. Ball is $6,409. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain above-market interest. See “Compensation Discussion and

Analysis — What retirement plans do we have that are not generally available to all employees and why do we have these plans?” in this proxy statement for a description of this plan.

(7)	The amounts shown include our incremental cost for the provision to our named executive officers of certain specified perquisites, contributions by us to the Savings and Investment Plan, the Employee Stock Ownership Plan and the Executive Deferred Compensation Plan, the cost of term life insurance and term executive post-retirement life insurance premiums, buybacks of accrued vacation (generally available to all employees) and, in the case of Dr. Whitcup, a nominal payment of $283 for his contributions to the development of a patent in line with our policy for patent development.

The table below shows our incremental cost for the provision to our named executive officers of certain specified perquisites. Effective January 2007, the Compensation Committee terminated all major perquisite programs other than a tax and financial planning allowance of $20,000 for our Chief Executive Officer and President and $10,000 for each other named executive officer. In lieu of the terminated perquisites, and in addition to the tax and financial planning allowance, the Compensation Committee determined to provide a flat annual perquisite payment of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer.

		Annual	Tax and
		Perquisite	Financial
Named Executive Officer	Year	Payment(1)	Planning	Other

Mr. Pyott	2007	$20,000	$20,000	$0
Mr. Edwards	2007	$10,000	$1,341	$0
Mr. Ball	2007	$15,000	$14,300	$11,400	(2)
Mr. Ingram	2007	$10,000	$930	$0
Dr. Whitcup	2007	$10,000	$5,860 (3)	$0

(1)	For 2007, includes a flat annual perquisite allowance of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer.

(2)	Amount represents reimbursements of Mr. Ball’s expenses related to his spouse accompanying him to a sales meeting of $7,701 and the associated tax gross up payments of $3,699.

(3)	Includes $2,770 for 2006 expenses paid in 2007.

In addition to the foregoing perquisites, prior to becoming our executive officer, on November 9, 2000, Dr. Whitcup entered into a Promissory Note secured by a Deed of Trust in which he borrowed $300,000, without interest, from us for the purchase of a home. On December 31, 2007, the outstanding principal amount of the note was $300,000. We incurred no incremental cost in connection with this loan in 2007. See “Certain Relationships and Related Party Transactions” in this proxy statement for additional information regarding this loan.

The table below shows contributions by us to the Savings and Investment Plan, the Employee Stock Ownership Plan, the Executive Deferred Compensation Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

		Savings and	Employee Stock
		Investment Plan	Ownership Plan	Executive Deferred	Insurance
Named Executive Officer	Year	Contributions	Contribution	Compensation Plan	Premiums(1)

Mr. Pyott	2007	$9,000	$673	$0	$2,250
Mr. Edwards	2007	$9,000	$628	$0	$2,250
Mr. Ball	2007	$9,000	$1,003	$0	$2,250
Mr. Ingram	2007	$9,000	$814	$0	$2,250
Dr. Whitcup	2007	$9,000	$454	$0	$2,250

(1)	We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives. Amounts shown reflect the cost of the premiums for our named executive officers.

Savings and Investment Plan.  The Allergan, Inc. Savings and Investment Plan is a defined contribution plan that qualifies as a 401(k) plan under the U.S. Internal Revenue Code of 1986, as amended, and also features a retirement contribution for eligible employees. The contributions to the plan are made by us for each of the named executive officers on the same terms as are applicable to all other employees. Under the 401(k) feature of the plan, we make a matching contribution to the plan equal to 100% of eligible participants’ before-tax contributions and after-tax contributions — up to a maximum of 4% of the participant’s base salary, normal bonus and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. A participant becomes vested in the Allergan matching contribution to the 401(k) after the participant completes three years of service or, if earlier, the participant reaches age 62, becomes permanently and totally disabled or dies, or in the case of an occurrence of a change of control. If a participant’s service terminates before he or she is vested, the participant will forfeit the Allergan match and any earnings thereon.

Under the retirement contribution feature of the plan, we make an annual contribution to the plan on behalf of eligible participants who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature (and forego participation in our pension plan), or who were hired on or after October 1, 2002, equal to 5% of the participant’s base salary, normal bonuses and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. None of our named executive officers participate in the retirement contribution feature of the plan. The participant receives the retirement contribution for a year only if he or she is employed by us on the last day of that year. A participant becomes vested in the Allergan retirement contribution at a rate of 20% for each completed year of service or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or in the case of an occurrence of a change of control.

Earnings on amounts contributed to the 401(k) plan and the retirement contribution feature of the plan are based on participant selection among the investment options selected by an investment subcommittee of our Executive Committee. Participants may select one or more investment options, however, matching contributions are initially invested in our common stock but may be immediately diversified by the participant. In addition, participants who have reached age 55 may elect to self-direct the initial investment of matching contributions to other investment options. No “above-market” crediting rates are offered under either feature of the plan.

Employee Stock Ownership Program.  The Employee Stock Ownership Program is a fully-funded defined contribution plan that qualifies as an employee stock ownership plan under the Internal Revenue Code. An employee’s account vests at 20% for each completed year of service. After five years of service, the employee’s account is 100% vested, at which time an employee can diversify up to 50% of their account by selling our common stock and reinvesting the proceeds in other investment funds in the program. Notwithstanding the foregoing, an employee’s account becomes fully vested upon attainment of age 62, permanent disability or death, or upon the occurrence of a change of control. If an employee leaves us before becoming 100% vested, he or she forfeits the unvested portion of the account. In 2002, the Compensation Committee determined that employees hired on or after July 1, 2002 would not be eligible to participate in the program. The last stock allocation was made in early 2003; the last forfeiture reallocation was made in 2007.

Executive Deferred Compensation Plan.  See “Compensation Discussion and Analysis — What retirement plans do we have that are not generally available to all employees and why do we have these plans?” in this proxy statement for a description of the Allergan, Inc. Executive Deferred Compensation Plan.

2.	Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2007. Please note that “All Other Stock Awards: Number of Shares of Stock or Units” in the following table consists of stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for performance in excess of 100% of the named executive officers’ bonus targets for 2006. For a discussion of stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2007, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

						All Other	All Other
						Stock	Option	Exercise
						Awards:	Awards:	or Base
						Number of	Number of	Price of	Grant Date Fair
			Estimated Future Payouts Under			Shares of	Securities	Option	Value of Stock
	Approval	Grant	Non-Equity Incentive Plan Awards(2)			Stock or	Underlying	Awards	and Option
Name	Date	Date(1)	Threshold	Target ($)	Maximum ($)	Units(3)	Options(4)	($/Share)	Awards ($)

David E.I. Pyott	1/29/07	1/29/07	(2)	$1,560,000	$2,496,000
	1/29/07	2/2/07					386,800	$58.55	$6,928,130	(5)
	1/29/07	2/2/07				8,744			$511,961	(6)
Jeffrey L. Edwards	1/29/07	1/29/07	(2)	$274,700	$659,300
	1/29/07	2/2/07					89,200	$58.55	$1,597,697	(5)
	1/29/07	2/2/07				1,608			$94,148	(6)
F. Michael Ball	1/29/07	1/29/07	(2)	$441,000	$705,600
	1/29/07	2/2/07					124,200	$58.55	$2,224,596	(5)
	1/29/07	2/2/07				2,582			$151,176	(6)
Douglas S. Ingram	1/29/07	1/29/07	(2)	$300,000	$720,000
	1/29/07	2/2/07					89,200	$58.55	$1,597,697	(5)
	1/29/07	2/2/07				1,684			$98,598	(6)
Scott M. Whitcup, M.D.	1/29/07	1/29/07	(2)	$305,100	$732,300
	1/29/07	2/2/07					89,200	$58.55	$1,597,697	(5)
	1/29/07	2/2/07				1,364			$79,862	(6)

(1)	The option and stock awards shown were approved at a regularly scheduled meeting of the Compensation Committee held on January 29, 2007, prior to our full year earnings release, and the grant date for such awards was February 2, 2007, two business days after the full year earnings release on January 31, 2007.

(2)	The amounts shown represent the potential value of performance bonus awards for 2007 under our Executive Bonus Plan for Messrs. Pyott and Ball and under our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus are payable in grants of restricted stock or restricted stock units that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. Accordingly, the amounts shown in the “Target” column reflect the maximum amounts payable in cash under our Executive Bonus Plan and our Management Bonus Plan. The additional value reflected in the “Maximum” column was payable solely in shares of restricted stock, based on the average of the high and low prices of our common stock on the grant date. Awards under the plans to our named executive officers are based on three performance objectives: (1) attainment of a target adjusted earnings per share, (2) attainment of a target sales revenue growth in local currency, and (3) attainment of a target research and development reinvestment rate. For any bonus to be payable under our Management Bonus Plan or our Executive Bonus Plan for 2007, our 2007 adjusted earnings per share had to be greater than the threshold adjusted earnings per share established by the Compensation Committee at the beginning of the year. The bonus payable, once the threshold adjusted earnings per share is exceeded by 96.5%, increases in proportion to the amount by which the threshold has been exceeded based on linear interpolations above and below the target amounts. The Compensation Committee established that the bonus pool under our Management Bonus Plan and our Executive Bonus Plan would be funded at 90% of target bonus if we achieved the earnings per share target, with an additional 10% of target bonus funded for achievement of the revenue target and 10% of target bonus funded for achievement of the research and development reinvestment target. As a result, 110% of the target bonus would be funded upon achieving all three of the pre-established targeted corporate performance objectives. The Compensation Committee also provided that the actual bonus pool payable under our Executive Bonus Plan and our Management Bonus Plan would be from 0% to 160% of the individual’s target bonus opportunity based on our relative attainment of these pre-established performance objectives. Under our Management Bonus Plan, each participant’s bonus could then potentially be modified down to 0% or up to 150% based on individual performance in relation to pre-established objectives. Mr. Pyott’s target bonus for 2007 was 120%, and maximum bonus was 192%, of his year-end annualized base salary; Mr. Ball’s target bonus for 2007 was 70%, and maximum bonus was 112%, of his year-end annualized base salary; and all other named executive officers’ target bonuses for 2007 were 60%, and maximum bonuses were up to 144%, of their year-end annualized base salaries. The maximum bonus potential for Messrs. Edwards and Ingram and Dr. Whitcup, who participate in our Management Bonus Plan, includes the additional potential increase of up to 150% based on individual performance. Similar discretion to increase bonuses based on individual performance was not permitted for Messrs. Pyott and Ball under our Executive Bonus Plan. Actual bonuses are based on our performance against target and are subject to the discretion of the Compensation Committee to reduce the amounts payable. The cash portion of the amounts paid under these bonus plans for 2007 performance are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan” column and the restricted stock will be reported in next year’s proxy statement. Please also see “Compensation Discussion and Analysis — What targets has the Compensation Committee established for each element of compensation?” in this proxy statement for a more complete description of these bonus plans.

(3)	Amounts represent performance awards earned under our Management Bonus Plan and our Executive Bonus Plan for performance in excess of 100% of the participants’ bonus targets for 2006. Such excess was paid, in accordance with the terms of our Management Bonus Plan and our Executive Bonus Plan, in restricted stock that vests in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. The restricted stock was issued under our 1989 Incentive Compensation Plan, as amended. Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. The goals employed for 2006 included adjusted earnings per share, revenue growth and research and development reinvestment rate.

This table excludes the restricted stock earned for performance under our Management Bonus Plan and our Executive Bonus Plan for 2007 that was issued on February 14, 2008 to Messrs. Pyott, Edwards, Ball and Ingram and Dr. Whitcup in the amounts of 10,216, 1,799, 2,888, 1,964 and 1,997 shares, respectively. These shares vest on February 14, 2010, the second anniversary of the grant date, generally subject to continued employment with us through such vesting date.

(4)	Amount represents the number of options that were granted pursuant to the 1989 Incentive Compensation Plan, as amended, and have an exercise price per share equal to the average high and low price of our common stock on the NYSE on February 2, 2007, the grant date, in accordance with the terms of the plan. This formula resulted in the exercise price ($58.55) being higher than the closing price on the date of grant ($58.30). The options have a term of ten years and became exercisable at a rate of 25% per year beginning on the first anniversary of the date of grant, or February 2, 2008.

(5)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under SFAS No. 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $58.30; exercise price of option, $58.55; expected stock volatility, 26.36%; risk-free interest rate, 4.53% (based on the five-year treasury bond rate); expected life, 5.0 years; and dividend yield, 0.50%.

(6)	The dollar value of the stock shown represents the grant date fair value as prescribed under SFAS No. 123R, based on the split-adjusted average high and low prices of our common stock on the grant date of $58.55.

3.	Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2007. Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this proxy statement. Please also note that historical equity award grants have been adjusted to account for our two-for-one stock split that was completed on June 22, 2007. In addition, please note that “Number of Shares of Stock or Units of Stock That Have Not Vested” in the following table excludes awards earned by the named executive officer under our Management Bonus Plan and our Executive Bonus Plan for 2007. For a discussion of stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2007, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of	Market Value of
	Unexercised	Unexercised		Option	Option	Stock That	Shares or Units of
	Options	Options		Exercise	Expiration	Have Not	Stock That Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested(1)	Vested(2)

David E.I. Pyott(8)	0	386,800	(3)	$58.55	2/2/17	19,408 (4)	$1,246,770
	112,500	337,500	(5)	$55.98	2/6/16
	226,000	226,000	(6)	$36.15	2/8/15
	375,000	125,000	(7)	$41.24	1/29/14
	600,000	0		$30.13	1/30/13
	566,754	0		$32.40	4/24/12
	307,458	0		$40.09	2/1/11

	2,187,712	1,075,300

Jeffrey L. Edwards(8)	0	89,200	(3)	$58.55	2/2/17	12,840 (4)	$824,842
	21,000	63,000	(5)	$55.98	2/6/16
	20,000	20,000	(6)	$36.15	2/8/15
	25,500	8,500	(7)	$41.24	1/29/14
	42,000	0		$30.13	1/30/13
	43,596	0		$32.40	4/24/12
	32,592	0		$40.09	2/1/11

	184,688	180,700

F. Michael Ball(8)	0	124,200	(3)	$58.55	2/2/17	5,544 (4)	$356,147
	32,000	96,000	(5)	$55.98	2/6/16
	65,000	65,000	(6)	$36.15	2/8/15
	88,500	29,500	(7)	$41.24	1/29/14
	28,000	0		$30.13	1/30/13
	104	0		$32.40	4/24/12

	213,604	314,700

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of	Market Value of
	Unexercised	Unexercised		Option	Option	Stock That	Shares or Units of
	Options	Options		Exercise	Expiration	Have Not	Stock That Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested(1)	Vested(2)

Douglas S. Ingram(8)	0	89,200	(3)	$58.55	2/2/17	7,720 (4)	$495,933
	21,000	63,000	(5)	$55.98	2/6/16
	50,000	50,000	(6)	$36.15	2/8/15
	49,500	16,500	(7)	$41.24	1/29/14
	66,000	0		$30.13	1/30/13
	68,508	0		$32.40	4/24/12
	26,988	0		$40.09	2/1/11
	18,684	0		$26.13	1/23/10
	41,520	0		$20.56	12/9/09
	22,420	0		$16.70	1/24/09

	364,620	218,700

Scott M. Whitcup, M.D.(8)	0	89,200	(3)	$58.55	2/2/17	9,400 (4)	$603,856
	21,000	63,000	(5)	$55.98	2/6/16
	50,000	50,000	(6)	$36.15	2/8/15
	24,000	8,000	(7)	$41.24	1/29/14
	20,800	0		$30.13	1/30/13
	7,500	0		$28.92	1/6/13
	22,212	0		$32.40	4/24/12
	22,420	0		$40.09	2/1/11

	167,932	210,200

(1)	Ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this proxy statement.

(2)	Represents the closing price of a share of our common stock on December 31, 2007 ($64.24) multiplied by the number of shares or units that have not vested.

(3)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 2, 2007, the date of the grant, and have a term of ten years.

(4)	Amounts include: (i) 8,744, 1,608, 2,582, 1,684 and 1,364 shares granted to Messrs. Pyott, Edwards, Ball and Ingram and Dr. Whitcup, respectively, on February 2, 2007, which cliff vest in full on February 2, 2009; and (ii) 10,664, 1,232, 2,962, 2,036 and 2,036 shares granted to Messrs. Pyott, Edwards, Ball and Ingram and Dr. Whitcup, respectively, on February 6, 2006, which vested in full on February 6, 2008. These shares were awarded under our Management Bonus Plan and our Executive Bonus Plan for 2006 and 2005 and represent the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. These stock awards cliff vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. Amounts also include 4,000 restricted shares of our common stock granted to Mr. Ingram that vest in full on February 6, 2010, the fourth anniversary of the grant date, 10,000 restricted shares of our common stock granted to Mr. Edwards that vested in full on January 30, 2008, the fourth anniversary of the grant date, and 6,000 restricted shares of our common stock granted to Dr. Whitcup that vested in full on January 30, 2008, the fourth anniversary of the grant date.

Excluded are performance awards paid under our Management Bonus Plan and our Executive Bonus Plan for 2007, as the grant date for such awards was February 14, 2008. See the Summary Compensation Table for more information regarding awards under our Management Bonus Plan and our Executive Bonus Plan for 2007 performance. Also excluded from the table are awards of 30,000 and 4,000 shares of restricted stock granted to Mr. Pyott and Dr. Whitcup, respectively, on February 14, 2008. These shares vest in full on the fourth anniversary of the grant date, subject to continued employment with us through such vesting date.

(5)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 6, 2006, the date of the grant, and have a term of ten years.

(6)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 8, 2005, the date of the grant, and have a term of ten years.

(7)	These options vested and were exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of January 29, 2004, the date of the grant, and have a term of ten years.

(8)	The aggregate number of option awards (consisting of both exercisable and unexercisable option awards) held by each of Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup at December 31, 2007, was 3,263,012, 365,388, 528,304, 583,320 and 378,132, respectively.

4.	Stock Exercises and Vesting Table

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Securities		Shares	Value
	Acquired on	Value Realized on	Acquired	Realized on
Name	Exercise	Exercise(1)	on Vesting	Vesting(2)

David E.I. Pyott	952,062	$42,598,789	0	$0
Jeffrey L. Edwards	31,346	$1,224,948	0	$0
F. Michael Ball	96,534	$1,811,575	0	$0
Douglas S. Ingram	14,994	$865,045	0	$0
Scott M. Whitcup, M.D.	14,532	$129,042	10,000	$579,000

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.

(2)	Represents the closing market price of a share of our common stock the date of vesting multiplied by the number of shares that have vested.

5.	Pension Benefits Table

The following table summarizes the actuarial present value of each of our named executive officer’s accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans as of the September 30, 2007 measurement date and any payments made during the year ended December 31, 2007.

		Number of	Present Value of	Payments During
		Years Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefits	Year

David E.I. Pyott	Defined Benefit Retirement Plan(1)	9.8	$213,492	$0
	Supplemental Executive Benefit Plan(2)	9.8	$2,501,243	$0
	Supplemental Retirement Income Plan(2)	9.8	$0	$0
Jeffrey L. Edwards	Defined Benefit Retirement Plan(1)	14.3	$205,556	$0
	Supplemental Executive Benefit Plan(2)	14.3	$309,605	$0
	Supplemental Retirement Income Plan(2)	14.3	$0	$0
F. Michael Ball	Defined Benefit Retirement Plan(1)	12.4	$240,617	$0
	Supplemental Executive Benefit Plan(2)	12.4	$832,240	$0
	Supplemental Retirement Income Plan(2)	12.4	$0	$0
Douglas S. Ingram	Defined Benefit Retirement Plan(1)	11.6	$144,981	$0
	Supplemental Executive Benefit Plan(2)	11.6	$324,072	$0
	Supplemental Retirement Income Plan(2)	11.6	$0	$0
Scott M. Whitcup, M.D.	Defined Benefit Retirement Plan(1)	7.7	$118,373	$0
	Supplemental Executive Benefit Plan(2)	7.7	$250,431	$0
	Supplemental Retirement Income Plan(2)	7.7	$0	$0

(1)	Defined Benefit Retirement Plan. Our pension plan is a defined benefit retirement plan that provides pension benefits to our U.S. employees, including our officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation as defined by the Social Security Administration. The annual benefit payable at the normal retirement age is as follows: 1.23% of average earnings not in excess of covered compensation times the number of years of service to 35 years, plus 1.73% of average earnings in excess of covered compensation times the number of years of service to 35 years, plus 0.50% of average earnings times service in excess of 35 years.

Eligibility to participate in our pension plan was terminated for employees that joined us after September 30, 2002.

Normal retirement age is 65, however, unreduced benefits are payable at the age of 62. Early retirement benefits are available at the age of 55 with five years of service. Benefits are reduced by 6% per year for commencement prior to the age of 62. A participant is fully vested in his pension benefit after five years of service.

None of our named executive officers listed above are currently eligible for early retirement under our defined benefit retirement plan or supplemental retirement plans. The number of years of credited service are based on elapsed time for the entire period of employment by us.

Eligible earnings include amounts paid to an employee by us for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the U.S., holiday pay, overtime earnings and other bonus amounts paid under certain programs.

Accrued benefits that are less than $5,000 are automatically paid out. A participant may elect to receive their benefit as a lump sum if the value is greater than $5,000 and less than $10,000. If their benefit as a lump sum is $10,000 or more, the benefit is paid as a monthly annuity. In this case, the participant can choose among several annuity payment options, most providing a survivor annuity to a named beneficiary commencing upon the participant’s death.

The present value of accumulated benefits is based on a 6.25% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, or SFAS No. 87, Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

In the event of a change of control, participants become fully vested in their accrued benefits on the date of the change of control and in any benefit accruals subsequent to the date of the change of control. If an employee leaves us before becoming fully vested in their accrued benefit, he or she forfeits his or her accrued benefit.

(2)	Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code, or IRC, Sections 401(a)(17) and 415, respectively. Payments under our supplemental retirement plans are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. No benefits have accrued in the Supplemental Retirement Income Plan for the named executive officers. The IRC Section 415 limit is $180,000 for 2007.

Eligible employees under the Supplemental Executive Benefit Plan include officers directly appointed by our board. Eligible employees under the Supplemental Retirement Income Plan include management employees whose benefits are limited by IRC Section 415.

The present value of accumulated benefits for the Supplemental Executive Benefit Plan is based on a 6.25% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the SFAS No. 87 Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

Under the supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. For additional information on payments in connection with a change of control, see “Potential Payments Upon Termination or Change of Control Table” in this proxy statement.

6.	Nonqualified Deferred Compensation Table

The following table sets forth a summary of contributions to and account balances under our Executive Deferred Compensation Plan, as more fully described below, for the year ended December 31, 2007.

	Executive	Registrant
	Contributions	Contributions in	Aggregate	Aggregate
	in Last Fiscal	Last Fiscal	Earnings in Last	Withdrawals/	Aggregate Balance at
Name	Year(1)	Year(2)	Fiscal Year(3)	Distributions	December 31, 2007(4)

David E.I. Pyott	$0	$0	$20,404	$0	$1,796,782
Jeffrey L. Edwards	$0	$0	$0	$0	$0
F. Michael Ball	$0	$0	$148,943	$0	$3,270,083
Douglas S. Ingram	$0	$0	$0	$0	$0
Scott M. Whitcup, M.D.	$100,000	$0	$2,387	$0	$503,444

(1)	All of the amounts reflected in this column have been included as “Salary” in the Summary Compensation Table. The amounts represented reflect salary election deferrals.

(2)	All of the amounts reflected in this column have been included as “All Other Compensation” in the Summary Compensation Table.

(3)	Includes $3,522 of interest for Mr. Pyott and $6,409 of interest for Mr. Ball that accrued under the Executive Deferred Compensation Plan, which amounts are reflected and described in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	For Messrs. Pyott and Ball and Dr. Whitcup, includes $6,771, $10,982, and $0, respectively, which amounts were reported as compensation to the named executive officers in the Summary Compensation Table for 2007 and 2006.

Executive Deferred Compensation Plan.  Under the Executive Deferred Compensation Plan, eligible employees, including our named executive officers, are permitted to defer receipt of up to 100% of their base salary and bonus. Eligible employees, including our named executive officers, receive contributions from us, or Employer Match Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions to our Savings and Investment Plan and if the amount of contributions made to the Executed Deferred Compensation Plan resulted in fewer matching contributions made to the Savings and Investment Plan. Similarly, eligible employees receive company contributions, or Retirement Contribution Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, the amount of contributions made pursuant to the retirement plan contribution feature of the Savings and Investment Plan were limited by the Internal Revenue Code. A participant is deemed 100% vested in the Employer Match Restoration Credits, regardless of the number of years of service with us. A participant becomes vested in the Retirement Contribution Restoration Credits at a rate of 20% for each completed year of service with us or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or at a change of control. Only employees who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature of our 401(k) plan (and forego participation in our pension plan), or who were hired on or after October 1, 2002, are eligible to receive Retirement Contribution Restoration Credits. None of our named executive officers are eligible to receive Retirement Contribution Restoration Credits.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Compensation Committee selects insurance and other investment vehicles, or the fund media, to which participants must make investment allocations for the purposes of providing the basis on which gains and losses shall be attributed to account balances under the Executive Deferred Compensation Plan. Under delegated authority from the Compensation Committee, the Investment Subcommittee of our Executive Committee may add or delete from the fund selection from time to time. The plan currently permits participants to choose from among ten investment funds that are available through a variable universal life insurance product. The rates of return of the funds for 2007 ranged from -15.18% to 8.22%.

The fund media and their annual rates of return for the calendar year ended December 31, 2007 are contained in the following table.

Rate of Return
Name of Investment Option	in 2007

BlackRock Money Market — Class A	4.55%
PIMCO Total Return — Admin Class	8.22%
BlackRock High Yield — Class A	2.22%
BlackRock Diversified — Class A	6.29%
FI Value Leaders — Class D	3.62%
Dreyfus VIF Appreciation — Initial Shares	6.65%
Legg Mason Partners Variable Equity Index — Class I	4.72%
Legg Mason Partners Variable Large Cap Growth	4.83%
Lord Abbett Mid Cap Value — Class B	n/a
Harris Oakmark International — Class A	(1.29)%
Neuberger Berman Real Estate — Class A	(15.18)%

In addition, Messrs. Pyott and Ball receive interest paid by us on amounts deferred prior to January 1, 2000. The company-paid interest rate for 2007 was 5.876%. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain this interest. Retirement benefit payments in connection with retirement under the Executive Deferred Compensation Plan commence upon termination of employment for any reason, at age 55 or later with at least five years of service, and are payable in either a lump sum or in 20, 40 or 60 quarterly installments (installment options are available only if the total account balance is more than $50,000). Benefit payments in connection with a termination (to those not eligible for retirement benefit payments) are in a single lump sum or in five annual installments (installment options are available only if the total account balance is more than $50,000). Death benefits are paid to the named beneficiary in a lump sum or in 20 or 40 quarterly installments (installment options are available only if the total account balance is more than $50,000). In addition, a participant may elect to receive benefit payments while still employed, payable as a lump sum or in two, three or four annual installments (installment options are available only if the total account balance is more than $50,000).

7.	Potential Payments Upon Termination or Change of Control Table

Change of Control Agreements.  We have entered into agreements with each of our named executive officers and certain other executives that provide certain benefits in the event of a change of control (as defined below). If a change of control had occurred on December 31, 2007, the last business day of fiscal year 2007, the agreements would have covered approximately 124 of our officers and key employees, including each of our named executive officers.

Under these agreements, if, within two years after a change of control, we terminate an executive’s employment other than for cause, death or disability or the executive terminates his or her employment in the case of a material reduction of executive compensation or a material reduction, modification or change of executive duties (each a “qualifying termination”), the executive is entitled to:

•	A cash payment equal to one-, two- or three- (depending on the executive) times (i) such executive’s highest annual salary rate within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable, payable in a lump sum within 30 days after such termination, unless the executive chooses to be paid over a longer period; provided, however, that if the executive’s severance payment under our Severance Pay Plan (described below) would be higher than the foregoing payment, then the executive’s payment would be equal to the amount determined in accordance with the Severance Pay Plan;

•	For an additional one-, two- or three-year period (depending on the executive), payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working;

•	Continuation of all employment benefits for a one-, two- or three-year period (depending on the executive) and outplacement benefits of a type and duration generally provided to employees at the executive’s level;

•	Vesting of all stock options, restricted stock and other incentive compensation awards; and

•	For certain executives, payment of an amount sufficient to offset the effect of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2007 were as follows: Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup, one other executive vice president and five corporate vice presidents — three years; 17 senior vice presidents — two years; and 96 other covered key employees — one year.

A “change of control” is generally defined as one of the following: (i) the acquisition by any person of beneficial ownership of 20% or more of our voting stock (unless our board approves the acquisition), or 33% or more of our voting stock (with or without board approval); (ii) certain business combinations involving us; (iii) a stockholder approved disposition of all or substantially all of our assets; or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members, subject to certain exceptions.

“Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our board that are consistent with the scope of the executive’s responsibilities prior to the change of control; (2) dishonesty of the executive that results in material financial loss to us or injury to our reputation; or (3) the executive’s conviction of any felony involving an act of moral turpitude.

We may, in our sole discretion, provide notice of termination of an executive no later than 60 days prior to the expiration of the agreement. If written notice is not provided, the agreement automatically extends for successive 12 month periods beyond its customary two year term.

Severance Pay Plan.  The Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service with us. For executive vice presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to tax and financial planning and a flat annual perquisite allowance over those two years, continued coverage in our life insurance and disability coverage in the two-year period and accelerated vesting of the employees’ stock options and restricted stock. For executive vice presidents and one corporate vice president having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For executive vice presidents having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

Acceleration of Benefits Under Certain Other Plans.  Our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans, as amended, and our Management Bonus Plan and our Executive Bonus Plan for 2007 also contain provisions for the accelerated vesting of benefits to our executives upon a change of control of us (using the same definition of “change of control” as the definition described above under “Change of Control Agreements”). Under our 1989 Incentive Compensation Plan, as amended, vesting of a participant’s options and restricted stock is accelerated in the event of a termination due to death, permanent disability or in the case of a change of control. In the case of a job elimination as a result of a reduction in force or transfer to a new organization outside of us as a result of a divestiture, vesting of a participant’s options is accelerated and vesting of a participant’s restricted stock is prorated based on the length of the participant’s service subsequent to the grant date. Awards under our 2008 Incentive Award Plan, if approved by our stockholders, will contain similar accelerated vesting provisions in the event of a change of control or a participant’s termination of employment due to death or disability. In addition, we currently anticipate that awards under our 2008 Incentive Award Plan will provide for accelerated vesting upon a participant’s job elimination, but only if he or she executes and does not revoke a general release of claims against us.

Under our supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. Termination under our supplemental retirement plans can be for any reason whatsoever, voluntary or involuntary.

Under our Management Bonus Plan and our Executive Bonus Plan, each as in effect, if a change of control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change of control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to-date performance. Payment is conditioned upon the recipient continuing to be employed by us or our successor on the effective date of the change of control and will be made within 30 days after the effective date of the change of control. No amounts are shown for these benefits in the table below, as the change of control occurs on the last day of the performance period and thus the payout would be the same as if the change of control had not occurred.

In accordance with the requirements of the SEC, the following table presents our reasonable estimate of the benefits payable to our named executive officers assuming that each of the following events occurred on December 31, 2007, the last business day of fiscal year 2007: (1) a change of control; (2) a change of control and qualifying termination of employment; (3) a job elimination as a result of a reduction in force, as described above; (4) a termination as a result of mutual resignation, as described above; (5) a termination as a result of a transfer to an organization outside of us as a result of a divestiture; and (6) a termination as a result of death or permanent disability. Excluded are benefits previously accrued under our Executive Deferred Compensation Plan, defined benefit retirement plan and two supplemental retirement plans. For information on such accrued benefits, see the Pension Benefits Table and the Nonqualified Deferred Compensation Table in this proxy statement. Also excluded are benefits provided to all employees, such as accrued vacation and benefits provided under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, our named executive officers will receive the amounts reflected below.

					Value of	Continuation
				Value of	Restricted	of
		Salary	Retirement	Option	Stock	Employment	280G Tax	Total
Name	Trigger	and Bonus(1)	Benefits(2)	Acceleration(3)	Acceleration(4)	Benefits(5)	Gross Up(6)	Value(7)

David E.I. Pyott	Change of Control	$0	$712,219	$14,213,670	$1,246,770	$0	$0	$16,172,659
	Change of Control and Qualifying Termination	$9,831,000	$3,217,696	$14,213,670	$1,246,770	$217,430	$0	$28,726,566
	Job Elimination — Reduction in Force	$2,491,667	$0	$14,213,670	$861,972	$22,321	$0	$17,589,630
	Mutual Resignation	$2,491,667	$0	$0	$0	$22,321	$0	$2,513,988
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$14,213,670	$861,972	$0	$0	$15,075,642
	Death or Disability	$0	$0	$14,213,670	$1,246,770	$0	$0	$15,460,440
Jeffrey L. Edwards	Change of Control	$0	$161,448	$1,785,543	$824,842	$0	$0	$2,771,833
	Change of Control and Qualifying Termination	$2,246,250	$819,172	$1,785,543	$824,842	$157,572	$0	$5,833,379
	Job Elimination — Reduction in Force	$991,900	$0	$1,785,543	$757,968	$25,233	$0	$3,560,644
	Mutual Resignation	$991,900	$0	$0	$0	$25,233	$0	$1,017,133
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$1,785,543	$757,968	$0	$0	$2,543,511
	Death or Disability	$0	$0	$1,785,543	$824,842	$0	$0	$2,610,385
F. Michael Ball	Change of Control	$0	$286,327	$4,004,488	$356,147	$0	$0	$4,646,962
	Change of Control and Qualifying Termination	$3,561,000	$1,273,375	$4,004,488	$356,147	$202,410	$0	$9,397,420
	Job Elimination — Reduction in Force	$1,286,250	$0	$4,004,488	$243,470	$23,777	$0	$5,557,985
	Mutual Resignation	$1,286,250	$0	$0	$0	$23,777	$0	$1,310,027
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$4,004,488	$243,470	$0	$0	$4,247,958
	Death or Disability	$0	$0	$4,004,488	$356,147	$0	$0	$4,360,635
Douglas S. Ingram	Change of Control	$0	$197,000	$2,812,243	$495,933	$0	$0	$3,505,176
	Change of Control and Qualifying Termination	$2,619,750	$743,935	$2,812,243	$495,933	$157,997	$1,805,655	$8,635,513
	Job Elimination — Reduction in Force	$1,000,000	$0	$2,812,243	$282,656	$23,292	$0	$4,118,191
	Mutual Resignation	$1,000,000	$0	$0	$0	$23,292	$0	$1,023,292
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$2,812,243	$282,656	$0	$0	$3,094,899
	Death or Disability	$0	$0	$2,812,243	$495,933	$0	$0	$3,308,176

					Value of	Continuation
				Value of	Restricted	of
		Salary	Retirement	Option	Stock	Employment	280G Tax	Total
Name	Trigger	and Bonus(1)	Benefits(2)	Acceleration(3)	Acceleration(4)	Benefits(5)	Gross Up(6)	Value(7)

Scott M. Whitcup, M.D.(8)	Change of Control	$0	$122,265	$2,616,743	$603,856	$0	$0	$3,342,864
	Change of Control and Qualifying Termination	$2,632,800	$672,354	$2,616,743	$603,856	$125,841	$1,560,397	$8,211,991
	Job Elimination — Reduction in Force	$656,813	$0	$2,616,743	$541,800	$5,686	$0	$3,821,042
	Mutual Resignation	$656,813	$0	$0	$0	$5,686	$0	$662,499
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$2,616,743	$541,800	$0	$0	$3,158,543
	Death or Disability	$0	$0	$2,616,743	$603,856	$0	$0	$3,220,599

(1)	In the case of a change of control and qualifying termination, represents three-times (reflecting the executive’s benefits multiple) (i) the highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable. In the case of a termination of employment under our severance plan, represents, for Messrs. Pyott, Ball, Edwards and Ingram, between 23 and 26 months of base salary, and for Dr. Whitcup, 15.5 months of base salary.

(2)	In the case of a change of control and a change of control and a qualifying termination, represents the present value of the incremental non-qualified pension benefit payable based on a 3.6% discount rate and the 1983 group mortality table (male). In the case of a change of control and qualifying termination, also represents the present value of payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working for an additional three-year period (reflecting the executive’s benefits multiple).

(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the spread between the closing price of our common stock on December 31, 2007 and the exercise price of the stock options.

(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 31, 2007.

(5)	In the case of a change of control and qualifying termination, represents the estimated payments for continued medical, dental, vision and life insurance coverage, access to tax and financial planning and a flat annual perquisite allowance, each for a period of three years after termination of employment. In the case of a termination of employment under our severance plan, represents medical, dental and vision coverage during the severance pay period.

(6)	Represents payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

(7)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors’ and officers’ liability insurance (if applicable).

(8)	Excludes amounts borrowed from us prior to becoming an executive officer, on November 9, 2000, which may offset any severance payable if Dr. Whitcup is terminated with or without cause. See “Certain Relationships and Related Party Transactions” in this proxy statement for additional information.

8.	Director Compensation Table

The following table summarizes the cash compensation paid to our non-employee directors for the year ended December 31, 2007, as well as the costs we incurred during 2007 for stock options and stock awards granted in 2007 and prior years to our non-employee directors. Please note that ownership of vested stock by our non-employee directors is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

	Fees Earned
	or Paid in	Stock	Option	Other
Director	Cash(1)	Awards(2)(4)	Awards(3)(4)	Compensation(5)	Total

Herbert W. Boyer, Ph.D.	$123,000	$186,174	$151,325	$2,653	$463,152
Deborah Dunsire, M.D.	$63,000	$484,800	$99,868	$128	$647,796
Handel E. Evans(6)	$36,000	$18,234	$51,457	$2,902	$108,593
Michael R. Gallagher	$70,000	$212,154	$151,325	$2,395	$435,874
Gavin S. Herbert	$59,000	$212,154	$151,325	$0	$422,479
Dawn Hudson(7)	$0	$0	$0	$0	$0
Robert A. Ingram	$68,000	$186,174	$151,325	$350	$405,849
Trevor M. Jones, Ph.D.	$63,000	$65,709	$151,325	$593	$280,627
Louis J. Lavigne, Jr.	$67,000	$124,116	$151,325	$0	$342,441
Russell T. Ray	$89,000	$186,174	$151,325	$0	$426,499
Stephen J. Ryan, M.D.	$79,000	$212,154	$151,325	$648	$443,127
Leonard D. Schaeffer	$71,000	$65,709	$151,325	$3,119	$291,153

(1)	In 2007, each non-employee director received an annual retainer of $40,000 for services as a director, except that Dr. Boyer, the Vice Chairman of our board, received an annual retainer of $100,000. The retainer paid to the Vice Chairman reflects the Vice Chairman’s critical role in aiding and assisting the Chairman of our board and the remainder of our board in assuring effective corporate governance and in managing the affairs of our board including: (1) presiding over executive sessions of our board and over board meetings when the Chairman of our board is not in attendance; (2) consulting with the Chairman of our board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of our board to assume such leadership; (3) meeting informally with other outside directors between board meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of our board in preparing our board agenda so that the agenda includes items requested by non-management members of our board; (5) administering the annual board evaluation and reporting the results to the Corporate Governance Committee; and (6) assuming other responsibilities that the non-management directors might designate from time to time.

Prof. Jones, Messrs. Gallagher and Ingram, and Drs. Dunsire and Ryan, each deferred $63,592, $72,394, $68,350, $63,128 and $40,148, respectively, of their retainer and meeting fees paid in 2007 under our deferred directors’ fee program. Prof. Jones, Messrs. Gallagher and Ingram, and Drs. Dunsire and Ryan each held 3,385, 12,455, 2,219, 1,056 and 3,504 phantom shares, respectively, under our deferred directors’ fee program at December 31, 2007. Mr. Evans held 58,436 phantom shares under our deferred directors’ fee program at the time that his term as a director expired.

The Chairman of each board committee received a $2,500 quarterly retainer fee for committee meetings presided over in 2007, except that the Chairman of the Audit and Finance Committee received a $5,000 quarterly retainer fee for regular committee meetings presided over in 2007. In addition, all non-employee directors, including our board committee chairs, received $2,000 for each board meeting attended in 2007 and an additional $1,000 for each board committee meeting attended in 2007.

(2)	The amounts shown are the compensation cost recognized by us in fiscal year 2007 related to grants of restricted stock in fiscal year 2007 and prior fiscal years, as prescribed under SFAS No. 123R. The variation in the compensation cost amounts among our directors is primarily a result of the different grant dates and resulting vesting schedules for the shares received by each respective director, as described below. For a discussion of valuation assumptions, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007. The table below shows how much of the overall amount of the compensation cost is attributable to each award. Please note that each award has been adjusted to account for our two-for-one stock split that was completed on June 22, 2007.

		Number of	2007 Fiscal Year
Director	Grant Date	Shares of Stock	Compensation Cost

Herbert W. Boyer, Ph.D.	May 2, 2006	10,800	$186,174
Deborah Dunsire, M.D.	May 1, 2007	9,600	$484,800
Handel E. Evans	April 28, 2004	10,800	$18,234
Michael R. Gallagher	May 1, 2007	14,400	$193,920
	April 28, 2004	10,800	$18,234
Gavin S. Herbert	May 1, 2007	14,400	$193,920
	April 28, 2004	10,800	$18,234
Robert A. Ingram	May 2, 2006	10,800	$186,174
Trevor M. Jones, Ph.D.	April 26, 2005	10,800	$65,709
Louis J. Lavigne, Jr.	May 2, 2006	10,800	$124,116
Russell T. Ray	May 2, 2006	10,800	$186,174
Stephen J. Ryan, M.D.	May 1, 2007	14,400	$193,920
	April 28, 2004	10,800	$18,234
Leonard D. Schaeffer	April 26, 2005	10,800	$65,709

The grant date fair value of the 14,400 shares of restricted stock granted on May 1, 2007, the date of our 2007 annual meeting of stockholders, to Messrs. Gallagher and Herbert and Dr. Ryan was $872,640 and the grant date fair value of the 9,600 shares of restricted stock granted on May 1, 2007 to Dr. Dunsire was $581,760, in each case, as prescribed under SFAS No. 123R, based on the split-adjusted closing price of our common stock on April 30, 2007 of $60.60, the day before our 2007 annual meeting of stockholders.

Under our 2003 Non-employee Director Equity Incentive Plan, as amended, each non-employee director was automatically granted upon appointment (and effective at the next annual meeting of stockholders), election or reelection to our board 3,600 shares of restricted stock multiplied by the number of years in that non-employee director’s remaining term of service on our board. Effective as of the 2007 annual meeting of stockholders, our board increased the grant of shares of restricted stock automatically made to each non-employee director upon appointment, election or re-election to our board to 4,800 shares of restricted stock multiplied by the number of years in that non-employee director’s remaining term of service on our board. The restrictions on the restricted stock lapse at a rate of 3,600 shares (4,800 shares for grants made at and after the 2007 annual meeting of stockholders) of common stock per year on the date of each annual meeting of stockholders at which directors are elected, subject to continued service on our board through that date. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, the shares not then vested are returned to us without payment of any consideration to the director.

(3)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to grants of stock options in fiscal year 2007 and prior fiscal years, as prescribed under SFAS No. 123R. For a discussion of valuation assumptions, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007. The table below shows how much of the overall amount of the compensation cost is attributable to each award. Please note that each award has been adjusted to account for our two-for-one stock split that was completed on June 22, 2007.

			Number of	2007
			Shares of	Fiscal Year
			Stock Underlying	Compensation
Director	Grant Date	Exercise Price	Options	Cost

Herbert W. Boyer, Ph.D.	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Deborah Dunsire, M.D.	May 1, 2007	$60.60	11,400	$99,868
Handel E. Evans	May 2, 2006	$51.72	9,000	$51,457
Michael R. Gallagher	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Gavin S. Herbert	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Robert A. Ingram	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Trevor M. Jones, Ph.D.	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Louis J. Lavigne, Jr.	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Russell T. Ray	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Stephen J. Ryan, M.D.	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457
Leonard D. Schaeffer	May 1, 2007	$60.60	11,400	$99,868
	May 2, 2006	$51.72	9,000	$51,457

The grant date fair value of the options to purchase 11,400 shares of our common stock on May 1, 2007, the date of our 2007 annual meeting of stockholders, was $13.14 per share, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under SFAS No. 123R. The actual value, if any, that a director may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $60.60; exercise price of option, $60.60; expected stock volatility, 22.63%; risk-free interest rate, 4.51% (based on the three-year treasury bond rate); expected life, 3.25 years; and dividend yield, 0.50%.

With respect to stock options, in accordance with our non-employee director plan, each non-employee director was automatically granted options covering 11,400 shares on the date of each regular annual meeting of stockholders at which directors are to be elected, which vest in full on the date of the next annual meeting of stockholders at which directors are to be elected following the grant of the option, in each case, subject to accelerated vesting upon death or total disability. No option may be exercised after the first to occur of: (1) three months after voluntary resignation or removal for cause; (2) 12 months after termination of service as director for any other reason; or (3) ten years from the date of grant.

(4)	The table below shows the aggregate numbers of unvested stock awards and option awards outstanding for each non-employee director as of December 31, 2007.

	Unvested	Vested and Unvested
Director	Stock Awards	Option Awards

Herbert W. Boyer, Ph.D.	7,200	35,400
Deborah Dunsire, M.D.	4,800	11,400
Handel E. Evans	0	0
Michael R. Gallagher	14,400	35,400
Gavin S. Herbert	14,400	35,400
Robert A. Ingram	7,200	25,400
Trevor M. Jones, Ph.D.	3,600	25,400
Louis J. Lavigne, Jr.	3,600	20,400
Russell T. Ray	7,200	35,400
Stephen J. Ryan, M.D.	14,400	35,400
Leonard D. Schaeffer	3,600	35,400

Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

(5)	Under our deferred directors’ fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the deferred directors’ fee program. The amounts shown represent dividend equivalents earned on the phantom shares during 2007.

(6)	Mr. Evans’ term as a director expired at our 2007 annual meeting of stockholders. Mr. Evans did not stand for re-election to our board.

(7)	Ms. Hudson was appointed to our board effective January 28, 2008. Ms. Hudson receives an annual retainer of $40,000 for services as a director beginning upon her appointment, $2,000 for each board meeting attended and $1,000 for each board committee meeting attended. At our 2008 annual meeting of stockholders, Ms. Hudson will receive a grant of 14,400 shares of restricted stock, which vest at a rate of 4,800 shares per year, and an option to purchase 11,400 shares of our common stock, which will vest on the date of the next annual meeting of stockholders at which directors are to be elected following the grant of the option, in each case, subject to accelerated vesting upon death or total disability.

In addition to the foregoing, we reimburse our non-employee directors for the costs of attending up to two continuing education programs for directors per year. We do not believe these to be perquisites as the directors are expected to attend such programs and continuing education programs are integrally and directly related to their service as our directors.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Organization and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2007 Annual Report on Form 10-K and in this proxy statement for the 2008 annual meeting of stockholders.

ORGANIZATION AND COMPENSATION
COMMITTEE,

Leonard D. Schaeffer, Chairperson
Michael R. Gallagher
Dawn Hudson
Robert A. Ingram
Russell T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Organization and Compensation Committee is a current or former officer or employee of us or any of our subsidiaries. None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or on the Organization and Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

Our Audit and Finance Committee issued the following report for inclusion in this proxy statement in connection with the 2008 annual meeting.

1.	The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2007 with management of Allergan and with Allergan’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit and Finance Committee has discussed those matters required by Statement on Auditing Standards No. 61 with Ernst & Young LLP.

3.	The Audit and Finance Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and has discussed with Ernst & Young LLP its independence from Allergan and its management.

4.	After the discussions referenced in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2007 be included or incorporated by reference in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Russell T. Ray, Chairperson
Michael R. Gallagher
Dawn Hudson
Louis J. Lavigne, Jr.
Stephen J. Ryan, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit and Finance Committee requires that it review and discuss with management and our independent registered public accounting firm any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit and Finance Committee and our board at least annually. We are not aware of any transactions between us and any stockholder owning five percent or greater of our outstanding common stock but if any such transaction were to arise, it would, pursuant to the terms of the Audit and Finance Committee’s charter, be reviewed by that committee. In addition, transactions involving our directors are disclosed and reviewed by our Corporate Governance Committee in its assessment of our directors’ independence. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit and Finance Committee intends to approve only those related party transactions that are in the best interests of our stockholders.

Prior to becoming our executive officer, on November 9, 2000, Dr. Scott Whitcup, our Executive Vice President, Research and Development, entered into a Promissory Note secured by a Deed of Trust, or the Note, in which he borrowed $300,000, without interest, from us for the purchase of a home, which was subsequently amended on January 8, 2003. Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000 to be made on November 9, 2009, November 9, 2010 and November 9, 2011. The balance of the Note on December 31, 2007 was $300,000.

ANNUAL REPORT

Our 2007 Annual Report to Stockholders, which includes our 2007 Annual Report on Form 10-K, accompanies the proxy materials being mailed to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2007 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2009 proxy statement, a stockholder’s proposal must be received by us no later than November 28, 2008 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Stockholder Proposals for Annual Meeting

Our Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our proxy statement. Pursuant to our Restated Certificate of Incorporation, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to our secretary. To be timely, written notice must be received by our secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by our secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure. Any notice to our secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business or other stockholders supporting such proposal; (c) the class and number of shares of common stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business. While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2009 proxy statement stockholder proposals that we are not required to include under the Securities Exchange Act of 1934, as amended, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to our secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock beneficially owned by the person, (iv) the consent of the proposed nominee, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on our books, of the stockholder, and (ii) the class and number of shares of our capital stock that are beneficially owned by the stockholder on the date of such stockholder notice. We may require any proposed nominee to furnish such other information as may be reasonably required by us to determine the eligibility of such proposed nominee to serve as our director.

In the alternative, stockholders can at any time recommend for consideration by our Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this proxy statement under the heading “Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this proxy statement, with the SEC, in whole or in part, the Audit and Finance Committee Report and the Report of the Organization and Compensation Committee contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary

Irvine, California
March 20, 2008

APPENDIX A

ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Allergan, Inc. (the “Company”) by linking the personal interests of the members of the Board and Employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and Employees upon whose judgment, interest, and special effort, the successful conduct of the Company’s operation is largely dependent. The Plan succeeds the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1   “Administrator”  means the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the administration of the Plan with respect to Awards granted to Non-Employee Directors, the term “Administrator” shall refer to the Corporate Governance Committee of the Board. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless and until the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2   “Award”  means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.3   “Award Notice”  means any written notice, agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.4   “Board”  means the Board of Directors of the Company.

2.5   “Change in Control”  means and includes each of the following:

  (a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”), becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act or any successor rule (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board; or

  (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be considered as though such person were a member of the Incumbent Board of the Company; or

  (c) The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

 (i) A merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company’s voting securities immediately before such merger, consolidation or reorganization, and

 (ii) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

  (d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the preceding provisions of this Section 2.5, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 2.5 is (i) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (ii) the Company or any subsidiary of the Company or (iii) an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its affiliated companies) that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Section 2.5, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 2.5 becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the grant or issuance of securities pursuant to an award (e.g., stock option grant, restricted stock award, restricted stock unit award) granted by the Company or through a stock dividend or stock split), then a Change in Control shall occur.

The Administrator shall have full and final authority, which shall be exercised in its sole and absolute discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.6   “Code”  means the Internal Revenue Code of 1986, as amended.

2.7   “Committee”  means the Organization and Compensation Committee of the Board, the Corporate Governance Committee of the Board, or other committee or subcommittee of the Board, serving as the Administrator of the Plan as provided in Section 12.1.

2.8   “Covered Employee”  means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code or any successor provision.

2.9   “Deferred Stock”  means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.4.

2.10  “Director”  means a member of the Board, or as applicable, a member of the board of directors of a Subsidiary.

2.11  “Dividend Equivalents”  means a right granted to a Participant pursuant to Section 8.2 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.12  “Effective Date”  shall have the meaning set forth in Section 13.1.

2.13  “Eligible Individual”  means any person who is an Employee or a Non-Employee Director, as determined by the Administrator.

2.14  “Employee”  means any officer or other employee (as defined in accordance with Section 3401(c) of the Code or any successor provision) of the Company or any Subsidiary.

2.15  “Exchange Act”  means the Securities Exchange Act of 1934, as amended.

2.16  “Fair Market Value”  means, as of any given date, the value of a share of Stock determined as follows:

  (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in The Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred;

  (b) if Stock is not traded on an established stock exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or

  (c) if Stock is not traded on an established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator acting in good faith.

2.17  “Full Value Award”  means any Award other than an Option, SAR or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

2.18  “Incentive Stock Option”  means an Option that meets the requirements of Section 422 of the Code or any successor provision.

2.19  “Non-Employee Director”  means a Director of the Company who is not an Employee.

2.20  “Non-Qualified Stock Option”  means an Option that is not an Incentive Stock Option.

2.21  “Normal Retirement Eligibility Date”  means, with respect to any Participant, the later of (a) the date on which such Participant attains age 55 and (b) the date such Participant completes five years of continuous employment with the Company or its Subsidiaries.

2.22  “Option”  means a right granted to a Participant pursuant to Article 5 to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.23  “Participant”  means any Eligible Individual who has been granted an Award pursuant to the Plan.

2.24  “Performance-Based Award”  means an Award other than an Option or SAR granted pursuant to Article 6 or 8, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Performance-Based Compensation.

2.25  “Performance-Based Compensation”  means any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code or any successor provision.

2.26  “Performance Bonus Award”  has the meaning set forth in Section 8.6.

2.27  “Performance Criteria”  means the criteria (and adjustments) that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period determined as follows:

  (a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: (i) operating earnings or net earnings (either before or after any one or more of the following: (A) interest, (B) taxes, (C) depreciation, and (D) amortization), (ii) economic value-added, (iii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses or any other expenses or interest), (iv) income or net income (either before or after taxes), (v) operating income or net operating income, (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) return on equity, (viii) total stockholder return, (ix) return on assets or net assets, (x) return on capital, (xi) return on sales, (xii) operating profit or net operating profit, (xiii) operating margin, (xiv) gross or net profit margin, (xv) cost reductions or savings, (xvi) research and development expenses (including research and development expenses as a percentage of sales or revenues), (xvii) productivity, (xviii) expenses, (xix) operating efficiency, (xx) customer satisfaction, (xxi) working capital, (xxii) earnings per share (either before or after any one or more of the following: (A) interest, (B) taxes, (C) depreciation, and (D) amortization), (xxiii) price per share of Stock, (xxiv) market share and (xxv) regulatory body approval for commercialization of a product, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

  (b) The Committee may, in its sole and absolute discretion, at the time of grant, specify in the Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to extraordinary, unusual or non-recurring items; (ii) items related to accounting changes; (iii) items relating to financing activities; (iv) expenses for restructuring or productivity initiatives; (v) non-operating items; (vi) items related to acquisitions; (vii) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (viii) items related to divestitures or disposal of a business or segment of a business; (ix) items related to amortization of acquired intangible assets; (x) items that are outside the scope of the Company’s core, on-going business activities; (xi) items related to changes in foreign exchange rates; (xii) items related to discontinued operations that do not qualify as a segment of a business under the United States generally accepted accounting principles (“GAAP”); (xiii) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (xiv) any other items of significant income or expense which are determined to be appropriate adjustments.

2.28  “Performance Goals”  means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable.

2.29  “Performance Period”  means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.30  “Performance Share”  means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Administrator.

2.31  “Plan”  means this Allergan, Inc. 2008 Incentive Award Plan, as amended from time to time.

2.32  “Prior Plans”  means, collectively, the following plans of the Company: the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time.

2.33  “Restricted Stock”  means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to a substantial risk of forfeiture.

2.34  “Restricted Stock Unit”  means an Award granted pursuant to Section 8.5.

2.35  “Securities Act”  shall mean the Securities Act of 1933, as amended.

2.36  “Stock”  means the common stock of the Company, par value $0.01 per share, and such other securities that may be substituted for Stock pursuant to Article 11.

2.37  “Stock Appreciation Right” or “SAR”  means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Notice.

2.38  “Stock Payment”  means a grant made pursuant to Section 8.3 in the form of shares of Stock or an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, in each case, made in lieu of all or any portion of any earned bonus or other compensation; provided, that the intrinsic value of the Stock Payment award on the date of grant shall not exceed the amount of compensation forgone.

2.39  “Subsidiary”  means any Subsidiary Corporation or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

2.40  “Subsidiary Corporation”  shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1   Number of Shares.

  (a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is the sum of: (i) 20,000,000 and (ii) any shares of Stock that as of the Effective Date are subject to awards under the Prior Plans, which following the Effective Date are forfeited, cancelled, expire, settled in cash, or lapse unexercised and are not issued under the Prior Plans; provided, however, no more than 25,000,000 shares of Stock may be issued upon the exercise of Incentive Stock Options. Notwithstanding the foregoing, the aggregate number of shares of Stock available for issuance under the Plan shall be reduced by 1.4 shares for each share of Stock delivered in settlement of any Full Value Award.

  (b) Notwithstanding Section 3.1(a): (i) the Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award; (ii) shares of Stock that are potentially deliverable under any Award (or any stock option or other award granted pursuant to the Prior Plans) that expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the holder thereof will not be counted as delivered under the Plan; (iii) shares of Stock that have been issued in connection with any Award (e.g., Restricted Stock) or Prior Plan award that is canceled or forfeited such that those shares are returned to the Company will again be available for Awards; provided, however, that the number of shares that shall again be available for the grant of an Award pursuant to the Plan shall be increased by 1.4 shares for each share of Stock subject to a Full Value Award at the time such Full Value Award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the holder thereof. To the extent exercised, the full number of shares subject to an Option or Stock Appreciation Right shall be counted for purposes of calculating the aggregate number of shares of Stock available for issuance under the Plan as set forth in Section 3.1(a) and for purposes of calculating the share limitation set forth in Section 3.3, regardless of the actual number of shares issued or transferred upon any net exercise of an Option (in which Common Stock is withheld to satisfy the exercise price or taxes) or upon exercise of any Stock Appreciation Right for Common Stock or cash. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares of Stock issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. This Section 3.1(b) shall apply to the share limit imposed to conform to the regulations promulgated under the Code with respect to Incentive Stock Options only to the extent consistent with applicable regulations relating to Incentive Stock Options under the Code. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. No shares shall again become available pursuant to this Section 3.1(b) to the extent that such return of shares would constitute a “material revision” of the Plan subject to stockholder approval under then applicable rules of the New York Stock Exchange (or any other applicable exchange or quotation system).

3.2   Stock Distributed.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market in management’s sole and absolute discretion in compliance with the Plan and applicable law.

3.3   Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum aggregate number of shares of Stock with respect to all Awards that may be granted to any one Participant during any calendar year shall be 1,500,000 and the maximum aggregate amount that may become payable pursuant to all Performance-Based Awards (including, without limitation, all Performance Bonus Awards) that may be granted to any one Participant during any calendar year shall be $5,000,000. For purposes of this Section 3.3, each share of Common Stock subject to an Award (including a Full Value Award) shall be counted as one share against the specified limit.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1   Eligibility.  Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2   Participation.  Subject to the provisions of the Plan, the Administrator may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.3   Foreign Participants.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole and absolute discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1   General.  The Administrator is authorized to grant Options to Eligible Individuals selected by the Administrator in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine, including the following terms and conditions:

  (a) Exercise Price.  The exercise price per share of Stock subject to an Option shall be determined by the Administrator and set forth in the Award Notice; provided, that the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

  (b) Time and Conditions of Exercise.  The Administrator shall determine the time or times at which an Option may be exercised in whole or in part; provided, that the term of any Option granted under the Plan shall not exceed 10 years. The Administrator shall also determine any Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, that must be satisfied before all or part of an Option may be exercised.

5.2   Incentive Stock Options.  Incentive Stock Options shall be granted only to Employees of the Company or any then existing Subsidiary Corporation or “parent corporation” (as defined in Section 424(e) of the Code) and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

  (a) Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options (including incentive stock options granted outside of the Plan) are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be Non-Qualified Stock Options.

  (b) Ten Percent Owners.  An Incentive Stock Option may be granted to any individual who, at the date of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary Corporation or “parent corporation” (as defined in Section 424(e) of the Code) only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

  (c) Notice of Disposition.  The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

  (d) Right to Exercise.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

  (e) Failure to Meet Requirements.  Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code or any successor provision shall be a Non-Qualified Stock Option.

5.3   Substitution of Stock Appreciation Rights.  The Administrator may provide in the Award Notice evidencing the grant of an Option that the Administrator, in its sole and absolute discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4   Automatic Grant of Options to Non-Employee Directors.

  (a) During the term of the Plan, commencing on the Effective Date, each Non-Employee Director of the Company automatically shall be granted, effective as of the date of each annual meeting of stockholders, an Option to purchase shares of Stock covering 11,400 shares, as the same may be adjusted pursuant to Article 11 or by the Administrator from time to time (an “Annual Option”); provided, the Non-Employee Director continues to serve as a member of the Board as of such date. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board as Non-Employee Directors, to the extent they are otherwise eligible, will receive, at each annual meeting of stockholders after his or her retirement from employment with the Company, an Annual Option grant.

  (b) Annual Options granted to Non-Employee Directors shall be Non-Qualified Stock Options. The exercise price per share of Stock subject to each Annual Option granted to a Non-Employee Director shall equal 100% of the Fair Market Value of a share of Stock on the date the Annual Option is granted. The term of each Annual Option granted to a Non-Employee Director shall be 10 years from the date the Annual Option is granted. Unless otherwise specified by the Administrator prior to the date the Annual Option is granted, each Annual Option shall vest and become exercisable for all of the shares of Stock subject to such Annual Option upon the earlier of (i) the one-year anniversary of the grant date of such Annual Option or (ii) the next annual meeting at which one or more members of the Board are standing for re-election; provided, that unless otherwise determined by the

Administrator prior to a Non-Employee Director’s termination of service as a Director of the Company, in no event shall a Non-Employee Director’s Annual Option vest and become exercisable for any additional shares of Stock following his or her termination of service as a Director of the Company. No Annual Option granted to a Non-Employee Director under this Section 5.4 may be exercised after the first to occur of the following events:

 (i) the expiration of three months from the date of the Non-Employee Director’s termination of service as a Director of the Company by reason of voluntary resignation or removal for cause;

 (ii) the expiration of 12 months from the date of the Non-Employee Director’s termination of service as a Director of the Company for any reason other than voluntary resignation or removal for cause; or

 (iii) the expiration of 10 years from the date the Annual Option was granted.

No portion of an Annual Option granted under Section 5.4(a) which is unexercisable at the time of a Director’s termination of membership on the Board shall thereafter become exercisable, except as may otherwise be provided in the Award Notice or by action of the Administrator on or after the date of grant of such Annual Option, subject to Section 10.7(b). Notwithstanding the forgoing, in the event that a Director’s service as a director of the Company terminates by reason of such Director’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), as of the date of such termination of service, each Annual Option granted under Section 5.4(a) shall become immediately exercisable as to all shares covered by such Annual Option.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1   Grant of Restricted Stock.  The Administrator is authorized to make awards of Restricted Stock to Eligible Individuals selected by the Administrator in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

6.2   Issuance and Restrictions.  Subject to Section 10.7, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances or based on the Performance Criteria or such other specific criteria, including service to the Company or Subsidiaries, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award.

6.3   Forfeiture.  Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, except as otherwise provided by Section 10.7, the Administrator may (a) provide in any Restricted Stock Award Notice that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes or upon any other enumerated events or circumstances, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4   Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole and absolute discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

6.5   Automatic Grant of Restricted Stock to Non-Employee Directors.

  (a) Subject to adjustment pursuant to Article 11 or by the Administrator from time to time, any individual who first becomes a Non-Employee Director or is re-elected as a Non-Employee Director during the term of the Plan shall automatically be granted a Restricted Stock award (an “Automatic Restricted Stock Award”) covering 14,400 shares of Restricted Stock; provided, that if such individual’s initial appointment or election to be a Non-Employee Director occurs at any time other than an annual meeting at which members of the class of directors to which such individual becomes a member are standing for re-election, such individual shall instead receive a

Restricted Stock award covering 14,400 shares, less 4,800 shares for each calendar year ended since the last annual meeting at which members of the class of directors to which such individual is elected were standing for re-election.

  (b) Each Automatic Restricted Stock Award shall be made on the date of the first regular annual meeting of stockholders of the Company to occur on or after the date of the recipient’s election, reelection or appointment, as applicable; provided, the recipient continues to serve as a member of the Board as of such date.

  (c) All of the shares of Stock subject to each Automatic Restricted Stock Award shall initially be subject to forfeiture upon the Non-Employee Director’s termination of service as a Director of the Company. Until the Automatic Restricted Stock Award becomes fully vested, the shares of Stock subject to each such Automatic Restricted Stock Award shall vest, and the forfeiture restrictions shall lapse, with respect to 4,800 of the shares of Stock each calendar year upon the earlier to occur of (i) the anniversary of the grant date of such Automatic Restricted Stock Award occurring during such calendar year or (ii) the annual meeting held during such calendar year at which one or more members of the Board are standing for re-election. In no event shall a Non-Employee Director vest in any additional shares of Stock following his or her termination of service as a Director of the Company, except as may otherwise be provided in the Award Notice or by action of the Administrator on or after the date of grant of such Annual Option, subject to Section 10.7(b). In the event that a Non-Employee Director’s service as a director of the Company terminates by reason of such Non-Employee Director’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), as of the date of such termination of service, the vesting restrictions imposed on all shares subject to such Non-Employee Director’s Automatic Restricted Stock Award shall lapse and be removed (and the Non-Employee Director shall be fully vested in such Award).

  (d) Notwithstanding anything to the contrary in this Section 6.5, the grant of Automatic Restricted Stock Awards to be made on the date of the annual meeting at which the Plan is submitted for stockholder approval will be delayed, if necessary, until the later of the date upon which (i) the Company has in place an effective registration statement on Form S-8 and (ii) the Company has received notification from the New York Stock Exchange that the shares of Stock available for issuance under the Plan have been approved for listing.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1   Grant of Stock Appreciation Rights.

  (a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals selected by the Administrator in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

  (b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Administrator may impose.

  (c) The Administrator shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part; provided, that the term of any Stock Appreciation Right granted under the Plan shall not exceed 10 years. The Administrator shall also determine any Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, that must be satisfied before all or part of Stock Appreciation Right may be exercised.

7.2   Payment on Exercise.

  (a) Subject to Section 7.2(b), payment of the amounts determined under Section 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator.

  (b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all provisions of Section 10.9 below.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1   Performance Share Awards.  The Administrator is authorized to grant one or more Performance Share awards to Eligible Individuals selected by the Administrator in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. Performance Share awards shall be denominated in a number of shares of Stock or in unit equivalents of shares of Stock and/or units of value including dollar value of shares of Stock and may be linked to any one or more of the Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2   Dividend Equivalents.

  (a) The Administrator is authorized to grant Dividend Equivalents to Eligible Individuals selected by the Administrator based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

  (b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or SARs.

8.3   Stock Payments.  The Administrator is authorized to grant one or more Stock Payment awards to Eligible Individuals selected by the Administrator in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. Such Stock Payments may, but are not required to be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator on the date such Stock Payment is made or on any date thereafter.

8.4   Deferred Stock.  The Administrator is authorized to grant one or more Deferred Stock awards to Eligible Individuals selected by the Administrator in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The number of shares of Deferred Stock shall be determined by the Administrator and may be linked to the Performance Criteria or other specific criteria determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator, subject to Section 10.7. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, based on Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, set by the Administrator. Unless otherwise provided by the Administrator, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.5   Restricted Stock Units.  The Administrator is authorized to grant one or more Restricted Stock Units to Eligible Individuals selected by the Administrator in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and non-forfeitable, pursuant to such circumstances or based on the Performance Criteria or such other specific criteria, including service to the Company or Subsidiaries, in such installments, or otherwise, as it deems appropriate, subject to Section 10.7. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to the terms and conditions of the Plan, transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.6   Performance Bonus Awards.  The Administrator is authorized to grant one or more Performance Bonus Awards to Eligible Individuals in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. Awards granted under this Section 8.6 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator, subject to Section 10.7. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.7   Term.  Except as otherwise provided herein, the term of any award of Performance Shares, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Administrator in its sole and absolute discretion.

8.8   Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price, if any, of any award of Performance Shares, Deferred Stock, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.9   Exercise upon Termination of Employment or Service.  An Award granted under this Article 8 shall only be exercisable or payable while the Participant is an Employee or Director, as applicable; provided, however, that the Administrator in its sole and absolute discretion may provide, at the time of grant or thereafter, that an Award of Performance Shares, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or Performance Bonus Award may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise, subject to Section 10.7(b).

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1   Purpose.  The purpose of this Article 9 is to provide the Committee the ability to qualify Awards that are granted pursuant to Articles 6 and 8 as Performance-Based Compensation. If the Committee, in its sole and absolute discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its sole and absolute discretion grant Awards to Covered Employees and other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2   Applicability.  This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3   Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code or any successor provision, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code or any successor provision), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period (including any applicable adjustments), (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under a Performance-Based Award, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4   Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Notice, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

9.5   Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any successor provision or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code or any successor provision, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1   Acceleration Upon Qualifying Terminations of Employment Due to Death or Disability.  Notwithstanding anything to the contrary in Section 10.7, and except as may otherwise be provided in any applicable Award Notice or other written agreement entered into between the Company and a Participant, if a Participant’s employment or service is terminated by reason of Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), then such Participant’s Awards shall become fully vested and exercisable (if applicable) and all forfeiture restrictions applicable to such Awards shall lapse immediately prior to the Participant’s termination of employment or service.

10.2   Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole and absolute discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.3   Award Notice.  All Awards under the Plan shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by Award Notices that set forth the terms, conditions and limitations for each Award. Such terms and conditions may include the term of an Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof, including the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.4   Limits on Transfer.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Administrator, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Administrator; provided, however, that in no event may an Award be assigned, transferred or otherwise disposed of for consideration. The Administrator by express provision in the

Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.5   Beneficiaries.  Notwithstanding Section 10.4, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Notice applicable to the Participant, except to the extent the Plan and Award Notice otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator.

10.6   Stock Certificates; Book Entry Procedures.

  (a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Administrator may place legends on any Stock certificate or book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its sole and absolute discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the sole and absolute discretion of the Administrator.

  (b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Company or required by any applicable law, rule or regulation, the Company may not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.7   Vesting Limitations.

  (a) Notwithstanding any other provision of the Plan to the contrary (other than Sections 10.1 and 11.2), Full Value Awards made to Employees shall vest over a period of not less than three years (or, in the case of issuance or vesting of Full Value Awards based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the maximum number of shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Employees without respect to such minimum vesting provisions.

  (b) Following the grant of an Award, the Administrator, in its discretion and on whatever terms and conditions it selects, may provide that the period during which an Award vests or becomes exercisable will accelerate, in whole or in part, in connection with a change in ownership or control of the Company or a holder’s termination of employment or service by reason of the holder’s retirement, death or disability. In addition, the Administrator may accelerate the vesting or exercisability of an aggregate number of shares of Stock not to exceed 5% of the maximum aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan at any time and for any reason. Except as permitted under this Section 10.7(b), the Administrator shall not exercise any discretion to accelerate the vesting or exercisability of any Award after the grant date of such Award. Nothing in this Section 10.7(b) shall be construed to limit or restrict the Administrator’s authority to establish the terms of an Award at the time of grant, including the events or conditions upon which the vesting or exercisability of an Award may accelerate.

10.8   Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

10.9   Payment.  The Administrator shall determine the methods by which payments with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Stock (including, in the case of payment of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) or shares of Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate exercise or purchase price thereof), or (c) other lawful consideration acceptable to the Administrator (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise or purchase price, provided, that payment of such proceeds is then made to the Company upon settlement of such sale). The Administrator shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

ARTICLE 11.

CHANGES IN CAPITAL STRUCTURE

11.1   Adjustments.

  (a) In the event of any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event that affects the Stock, then the Administrator shall make equitable adjustments to any or all of the following in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award: (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); (iii) the number and kind of shares for which grants are to be made pursuant to the automatic grant provisions of Sections 5.4 and 6.5; and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code or any successor provision.

  (b) In the event of any transaction or event described in Section 11.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.1 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole and absolute discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Notice; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

11.2   Acceleration Upon a Change in Control.  Notwithstanding Section 11.1, and except as may otherwise be provided in any applicable Award Notice or other written agreement entered into between the Company and a Participant, if a Change in Control occurs, then immediately prior to the Change in Control each Participant’s Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine.

11.3   No Other Rights.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

11.4   Restrictions on Exercise.  In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, for reasons of administrative convenience, the Company in its sole and absolute discretion may refuse to permit the exercise of any Award during a period of 30 days prior to the consummation of any such transaction.

ARTICLE 12.

ADMINISTRATION

12.1   Administrator.  Except as otherwise permitted herein, the Corporate Governance Committee of the Board (or other committee or a subcommittee of the Board assuming the functions of the such committee under the Plan) shall administer the Plan with respect to Awards granted to Non-Employee Directors and the Organization and Compensation Committee of the Board (or other committee or a subcommittee of the Board assuming the functions of such committee under the Plan) shall administer the Plan with respect to all other Awards. The Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code or any successor provision and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Stock are traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board. The Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2   Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Notices, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Notice provided that the rights or obligations of the holder of the Award that is the subject of any such Award Notice are not affected adversely. Any Award need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code or any successor provision. In its sole and absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to (a) matters relating to Awards granted to Non-Employee Directors and (b) matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code or any successor provision, or any regulations or rules issued thereunder, are required to be determined in the sole and absolute discretion of the Committee.

12.3   Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts unanimously approved in writing by the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4   Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and discretion to:

  (a) Designate Participants to receive Awards;

  (b) Determine the type or types of Awards to be granted to each Participant;

  (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

  (d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole and absolute discretion determines; provided, however, that the Administrator shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

  (e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

  (f) Prescribe the form of each Award Notice, which need not be identical for each Participant;

  (g) Decide all other matters that must be determined in connection with an Award;

  (h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

  (i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Notice; and

  (j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5   Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Notice and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6   Delegation of Authority.  To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

EFFECTIVE AND EXPIRATION DATE AND AMENDMENT

13.1   Effective Date.  The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”).

13.2   Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date. Any Awards that are outstanding upon the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Notice.

13.3   Amendment, Modification, and Termination.  Subject to Section 14.14, with the approval of the Board, at any time and from time to time, the Administrator may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Administrator to grant Options with an exercise price that is below Fair Market Value on the date of grant, or

(iii) permits the Administrator to extend the exercise period for an Option beyond 10 years from the date of grant or (iv) results in a material change in eligibility requirements. Notwithstanding any provision in the Plan to the contrary, absent approval of the stockholders of the Company, no Award may be amended to reduce the per share exercise price of the shares subject to such Award below the per share exercise price as of the date the Award is granted and, except as permitted by Article 11, no Award may be granted in exchange for, or in connection with, the cancellation or surrender of an Award having a higher per share exercise price.

13.4   Awards Previously Granted.  Except with respect to amendments made pursuant to Section 14.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 14.

GENERAL PROVISIONS

14.1   No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

14.2   No Stockholders Rights.  Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

14.3   Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole and absolute discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award or allow the surrender of shares of Stock having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld or surrendered with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Participant of such Award in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless option exercise involving the sale of shares to pay the option exercise price or tax withholding obligation.

14.4   No Right to Employment or Services.  Nothing in the Plan or any Award Notice shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

14.5   Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Notice shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

14.6   Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.7   Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.8   Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

14.9   Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.10  Fractional Shares.  No fractional shares of Stock shall be issued and the Administrator shall determine, in its sole and absolute discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

14.11  Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act or any successor rule) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.12  Government and Other Regulations.  The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.13  Governing Law.  The Plan and all Award Notices shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of laws thereof.

14.14  Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Notice evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Notices shall be interpreted in accordance with Section 409A of the Code or any successor provision and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

ALLERGAN, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 6, 2008
10:00 A.M.
Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, CA
[GRAPHIC]
Allergan, Inc.
2525 Dupont Drive
Irvine, CA 92612
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 6, 2008.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items No. 1, 2 and 3 and “AGAINST” each of the stockholder proposals under Item No. 4.
By signing the proxy, you revoke all prior proxies and appoint Douglas S. Ingram and Matthew J. Maletta, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CT) on May 5, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/agn/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CT) on May 5, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Allergan, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here
The Board of Directors Recommends a Vote FOR Items No. 1, 2 and 3 and AGAINST Each of the Stockholder Proposals
Under Item No. 4.
1. To elect four Class I directors to serve for three-year terms until the annual meeting of stockholders in 2011 and until their successors are elected and qualified:

01 Deborah Dunsire, M.D 02 Trevor M. Jones, Ph.D.	03 Louis J. Lavigne, Jr. 04 Leonard D. Schaeffer	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Allergan, Inc. 2008 Incentive Award Plan	☐ For	☐ Against	☐ Abstain
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008	☐ For	☐ Against	☐ Abstain
4.	Stockholder Proposals
	(a) To approve Stockholder Proposal No. 1 regarding the adoption of a pay-for-superior-performance executive compensation plan	☐ For	☐ Against	☐ Abstain
	(b) To approve Stockholder Proposal No. 2 regarding additional animal testing disclosure	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS NO. 1, 2 AND 3 AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS UNDER ITEM NO. 4.

Address Change? Mark Box ☐	Indicate changes below:	☐ Will attend the meeting

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.